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As filed with the Securities and Exchange Commission on March 22, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VALUECLICK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7319	77-0495335
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(818) 575-4500

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

James R. Zarley
Chairman and Chief Executive Officer
ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
(818) 575-4500
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Kenneth R. Bender Brobeck, Phleger & Harrison LLP 550 South Hope Street Los Angeles, CA 90071 (213) 489-4060	Jay E. Bothwick Hale and Dorr LLP 60 State Street Boston, MA 02109 (617) 526-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable following consummation of the merger described in this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share	45,188,527 shares(3)	N/A	$118,317,916(2)	$10,886(2)

(1)
This Registration Statement relates to common stock, par value $0.001 per share, of ValueClick, Inc. ("ValueClick") issuable to holders of common stock, par value $0.01 per share, of Be Free, Inc. ("Be Free") in the proposed merger of Bravo Acquisition I Corp., a wholly-owned subsidiary of ValueClick, with and into Be Free.
(2)
The registration fee was calculated pursuant to Rule 457(f)(1) as $1.725 (the average of the high and low prices of Be Free common stock on the Nasdaq National Market on March 19, 2002), multiplied by 68,590,096 fully diluted shares.
(3)
This Registration Statement shall cover any additional shares of ValueClick common stock that become issuable to Be Free stockholders by reason of an adjustment in the exchange ratio as a result of any stock dividend, stock split, recapitalization or other similar transaction.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

JOINT PROXY STATEMENT-PROSPECTUS

To the stockholders of ValueClick, Inc. and Be Free, Inc.

        The boards of directors of ValueClick, Inc. and Be Free, Inc. have agreed to a merger pursuant to which Be Free will merge with ValueClick. If the merger is completed, holders of Be Free common stock will receive 0.65882 of a share of ValueClick common stock for each share of Be Free common stock that they own. As a result, Be Free stockholders will hold approximately 45% of the ValueClick common stock outstanding on a fully-diluted basis immediately after the merger. ValueClick has registered 45,188,527 million shares in connection with this transaction.

        Be Free common stock trades on the Nasdaq National Market under the symbol "BFRE." On                  2002, the closing price of Be Free common stock was $        per share. ValueClick common stock trades on the Nasdaq National Market under the symbol "VCLK." On                   2002, the closing price of ValueClick common stock was $        per share.

        The boards of directors of both ValueClick and Be Free have approved the merger and recommend that their respective stockholders vote "FOR" the merger proposal. We strongly urge you to read and consider carefully this document in its entirety.

        For a discussion of significant matters that should be considered before voting at your annual meeting, see "Risk Factors" beginning on page 18.

        Completion of the merger requires the approval of both the Be Free stockholders and the ValueClick stockholders. Officers, directors and stockholders of Be Free and ValueClick who hold approximately        % of ValueClick's common stock and        % of Be Free's common stock as of the record date for the annual meetings have agreed to vote for the merger proposal. ValueClick and Be Free stockholders will be asked to vote on proposals for the merger at their respective annual stockholders meetings. The dates, times and places of the annual meetings are as follows:

ValueClick Annual Stockholders Meeting , 2002 10:00 a.m., local time 4360 Park Terrace Drive, Suite 100 Westlake Village, California 91361	Be Free Annual Stockholders Meeting , 2002 10:00 a.m., local time Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109

        Your vote is very important. Whether or not you expect to attend your annual meeting, please complete, date, sign and return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at your annual meeting. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person. In addition, Be Free stockholders may also vote over the Internet by following the instructions on the accompanying proxy card.

James R. Zarley	Gordon B. Hoffstein
Chairman of the Board, Chief Executive Officer and President of ValueClick	Chairman of the Board, Chief Executive Officer and President of Be Free

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This joint proxy statement/prospectus is dated                        , 2002 and is first being mailed to our stockholders on or about                        , 2002.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about ValueClick and Be Free from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at one of the following address:

ValueClick, Inc. Investor Relations 4360 Park Terrace Drive, Suite 100 Westlake Village, CA 91361 Tel: (818) 575-4500 Fax: (818) 575-4501	Be Free, Inc. Investor Relations 154 Crane Meadow Road, Suite 100 Marlborough, MA 01752 Tel: (508) 480-4000 Fax: (508) 357-8889
email: investor@valueclick.com	email: invest@befree.com

        If you would like to request any documents, please do so by                        , 2002 to receive them before the annual meetings.

        See "Where You Can Find More Information" that begins on page 125.

        ValueClick has supplied all information contained in this joint proxy statement/prospectus relating to ValueClick, and Be Free has supplied all information contained in this joint proxy statement/prospectus relating to Be Free.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
VALUECLICK, INC.
             , 2002

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of ValueClick, Inc., a Delaware corporation, will be held at 4360 Park Terrace Drive, Suite 100, Westlake Village, California, on             , 2002, beginning at 10:00 a.m. local time for the purpose of considering and voting on the following matters:

  1.
  To approve the issuance of shares of ValueClick common stock pursuant to the Agreement and Plan of Merger, dated as of March 10, 2002, by and among ValueClick, Inc., Bravo Acquisition I Corp. and Be Free, Inc.;
  2.
  To approve a proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 shares;
  3.
  To elect nine members of the board of directors of ValueClick to serve until the next annual meeting of ValueClick stockholders and until their successors have been elected and qualified;
  4.
  To permit ValueClick's board of directors or its chairman, in their discretion, to adjourn or postpone the annual meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the annual meeting to approve each proposal; and
  5.
  To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

        The business to be conducted at the meeting is more fully described in the rest of this document. As of the date of this notice, ValueClick's board of directors knows of no other business to be conducted at the annual meeting.

        ValueClick's board of directors has fixed the close of business on           , 2002 as the record date for the determination of ValueClick stockholders entitled to notice of, and to vote at, the annual meeting and at any continuation or adjournment of the meeting.

By Order of the Board of Directors
James R. Zarley Chairman of the Board, Chief Executive Officer and President of ValueClick
Westlake Village, California , 2002

        All ValueClick stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the annual meeting. A postage prepaid envelope is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the annual meeting.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
BE FREE, INC.
                        , 2002

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Be Free, Inc., a Delaware corporation, will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on                        , 2002, beginning at 10:00 a.m. local time for the purpose of considering and voting on the following matters:

  1.
  To adopt the Agreement and Plan of Merger, dated as of March 10, 2002, by and among ValueClick, Inc., Bravo Acquisition I Corp. and Be Free, Inc. and approve the merger;

  2.
  To elect two Class II directors to the board of directors of Be Free to serve until the next annual meeting of Be Free stockholders and until their successors have been elected and qualified;

  3.
  To ratify the appointment of PricewaterhouseCoopers LLP as Be Free's independent auditors for the current fiscal year;

  4.
  To permit Be Free's board of directors or its chairman, in their discretion, to adjourn or postpone the annual meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the annual meeting to adopt the merger agreement; and

  5.
  To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

        The business to be conducted at the meeting is more fully described in the rest of this document. As of the date of this notice, Be Free's board of directors knows of no other business to be conducted at the annual meeting.

        Be Free's board of directors has fixed the close of business on                        , 2002 as the record date for the determination of Be Free stockholders entitled to notice of, and to vote at, the annual meeting and at any continuation or adjournment of the meeting.

By Order of the Board of Directors
Gordon B. Hoffstein Chairman of the Board, Chief Executive Officer and President of Be Free
Marlborough, Massachusetts , 2002

        All Be Free stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the annual meeting. A postage prepaid envelope is enclosed for that purpose. You may also vote over the Internet by following the instructions on the enclosed proxy card. Even if you have given your proxy or voted over the Internet, you may still vote in person if you attend the annual meeting.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	iii
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS	1
The Companies	1
The Merger (see page )	1
Recommendations of the Boards of Directors (see page )	1
Opinions of Financial Advisors (see page )	2
The Annual Meetings (see page )	2
Record Dates; Votes Required	2
Voting Agreements	3
Appraisal Rights (see page )	3
Conflicts of Interests of Directors and Executive Officers in the Merger (see page )	3
Treatment of Be Free Stock Options and Restricted Stock (see page )	4
Tax Consequences (see page )	4
Overview of the Merger Agreement (see page )	5
Termination of the Merger Agreement (see page )	5
Termination Fees and Expenses (see page )	6
"No Solicitation" Provision	6
Regulatory Matters	6
Accounting Treatment	7
Completion and Effectiveness of the Merger	7
Market Price Information	7
SELECTED HISTORICAL SUMMARY FINANCIAL DATA	8
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA	11
RISK FACTORS	18
Risks Associated with the Merger	18
Risks Related to the Combined Operations of ValueClick and Be Free Following the Merger	20
Risks Related to the ValueClick Business	33
Risks Related to the Be Free Business	33
THE VALUECLICK ANNUAL MEETING	34
Joint Proxy Statement/Prospectus	34
Date, Time and Place of the Annual Meeting	34
Purpose of the Annual Meeting	34
Stockholder Record Date for the Annual Meeting	34
Quorum; Vote Required for Each Proposal	34
Proxies	35
Solicitation of Proxies	36
THE BE FREE ANNUAL MEETING	37
Joint Proxy Statement/Prospectus	37
Date, Time and Place of the Annual Meeting	37
Purpose of the Annual Meeting	37
Stockholder Record Date for the Annual Meeting	37
Quorum; Vote Required for Each Proposal	37
Proxies	38
Appraisal Rights	39
Solicitation of Proxies	39
PROPOSAL NUMBER ONE VALUECLICK STOCKHOLDER APPROVAL OF THE ISSUANCE OF SHARES OF VALUECLICK COMMON STOCK PURSUANT TO THE MERGER AGREEMENT BE FREE STOCKHOLDER ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER	40
General Description of the Merger	40
Background of the Merger	40
ValueClick's Reasons for the Merger	44
Recommendation of the ValueClick Board Of Directors	45
Opinion of Salomon Smith Barney Inc.	46
Be Free's Reasons for the Merger	50
Recommendation of the Be Free Board of Directors	52
Opinion of Credit Suisse First Boston Corporation	52
Conflicts of Interests of ValueClick Directors and Executive Officers in the Merger	58
Conflicts of Interests of Be Free Directors and Executive Officers in the Merger	58
Completion and Effectiveness of the Merger	59
Material United States Federal Income Tax Consequences of the Merger	60
Accounting Treatment of the Merger	61
Regulatory Matters	61
Restrictions on Sales of Shares by Affiliates of Be Free	62
Appraisal Rights	62
Delisting and Deregistration of Be Free Common Stock after the Merger	62
THE MERGER AGREEMENT	63
Effective Time	63
Conversion and Exchange of Be Free Stock	63
Exchange of Certificates	63
Be Free Stock Options	63
Representations and Warranties	64
Covenants	65
Conditions to the Merger	74
Termination	76
Expenses	78
Amendment, Extension and Waiver	78
RELATED AGREEMENTS	78
Voting Agreements	78
VALUECLICK DESCRIPTION OF CAPITAL STOCK	79
Authorized Capital Stock	79
ValueClick Common Stock	79
ValueClick Preferred Stock	80
Registration Rights	80

i

Anti-Takeover Effects of Provisions of Delaware Law and ValueClick's Amended and Restated Certificate of Incorporation and Restated Bylaws	80
Transfer Agent and Registrar	81
Listing	81
COMPARISON OF RIGHTS OF VALUECLICK STOCKHOLDERS AND BE FREE STOCKHOLDERS	82
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF VALUECLICK STOCKHOLDERS ONLY—VALUECLICK PROPOSAL NUMBER TWO: AMEND AND RESTATE VALUECLICK, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	86
Purpose and Effect of Second Amended and Restated Certificate of Incorporation	86
Vote Required	86
Recommendation of the Board of Directors	86
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF VALUECLICK STOCKHOLDERS ONLY—VALUECLICK PROPOSAL NUMBER THREE: ELECTION OF DIRECTORS	87
Board of Directors	90
Board Committees and Meetings	90
Compensation Committee Interlocks and Insider Participation	91
Director Compensation	91
Vote Required	91
Recommendation of the Board of Directors	91
VALUECLICK MANAGEMENT	92
ValueClick Executive Officers, Directors and Other Key Employees	92
Relationships Among Executive Officers and Directors	93
VALUECLICK SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	93
VALUECLICK EXECUTIVE COMPENSATION AND RELATED INFORMATION	94
Summary Compensation Table	94
Stock Option Grants in Last Fiscal Year	95
Aggregate Option Exercises and Year-End Values at December 31, 2001	95
VALUECLICK EMPLOYMENT AGREEMENTS	96
Options Granted Under Employment Agreements	96
VALUECLICK CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	96
VALUECLICK PRINCIPAL STOCKHOLDERS	98
VALUECLICK REPORT ON EXECUTIVE COMPENSATION	100
VALUECLICK AUDIT COMMITTEE REPORT	103
VALUECLICK AUDIT AND NON-AUDIT FEES	104
VALUECLICK STOCK PERFORMANCE GRAPH	105
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF BE FREE STOCKHOLDERS ONLY—BE FREE PROPOSAL NUMBER TWO: ELECTION OF DIRECTORS	106
Board of Directors	107
Board Committees and Meetings	108
Compensation Committee Interlocks and Insider Participation	108
Director Compensation	108
Vote Required	108
Recommendation of the Board of Directors	108
BE FREE MANAGEMENT	109
Be Free Executive Officers, Directors and Other Key Employees	109
Relationships Among Executive Officers and Directors	110
BE FREE SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	110
BE FREE EXECUTIVE COMPENSATION AND RELATED INFORMATION	110
Summary Compensation Table	111
Stock Option Grants in Last Fiscal Year	111
Aggregate Option Exercises and Year-End Values at December 31, 2001	113
BE FREE EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT	113
AND CHANGE IN CONTROL ARRANGEMENTS	113
BE FREE PRINCIPAL STOCKHOLDERS	114
BE FREE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	116
BE FREE AUDIT COMMITTEE REPORT	118
BE FREE AUDIT AND NON-AUDIT FEES	119
BE FREE STOCK PERFORMANCE GRAPH	120
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF BE FREE STOCKHOLDERS ONLY—BE FREE PROPOSAL NUMBER THREE: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	121
FUTURE STOCKHOLDER PROPOSALS	122
OTHER MATTERS	123
LEGAL MATTERS	123
EXPERTS	124
WHERE YOU CAN FIND MORE INFORMATION	125
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	127
ANNEX A—Agreement and Plan of Merger
ANNEX B—Opinion of Salomon Smith Barney Inc.
ANNEX C—Opinion of Credit Suisse First Boston Corporation
ANNEX D—Second Amended and Restated Certificate of Incorporation of ValueClick, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will I receive in the merger?
A:	•
If the merger is completed, Be Free stockholders will receive 0.65882 of a share of ValueClick common stock for each share of Be Free common stock that they own. Be Free stockholders will receive a cash payment for any fractional share. For example, a Be Free stockholder owning 100 shares of Be Free common stock will receive 65 shares of ValueClick common stock and a cash payment equal to the value of 0.882 of one share of ValueClick common stock.
•
If the merger is completed, ValueClick stockholders will continue to hold their existing ValueClick common stock. ValueClick stockholders immediately prior to the merger will hold approximately 55% of ValueClick's common stock when the merger is completed.
Q:	What do I need to do now?
A:
After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at your stockholder meeting. In addition, Be Free stockholders may also vote over the Internet by following the instructions on the proxy card.

If your shares are held in "street name" by your broker, you should follow the directions provided by your broker. Your broker will vote your shares only if you provide instructions on how you would like your shares to be voted.
Q:	What if I don't vote?
A:	•
If you are a ValueClick stockholder and fail to respond, it will have no effect on the vote to approve the merger proposal; however, it will have the same effect as a vote against the proposal to amend ValueClick's certificate of incorporation to increase the authorized number of shares of common stock ValueClick may issue. If the merger proposal is approved by ValueClick's stockholders but there are insufficient votes to approve the amendment of ValueClick's certificate of incorporation, ValueClick will not have enough shares of common stock to issue to Be Free stockholders in the merger and ValueClick will not be able to complete the merger.
	•	If you are a Be Free stockholder and fail to respond, it will have the same effect as a vote against the merger proposal.
	•	If you are a stockholder of either ValueClick or Be Free and respond but do not indicate how you want to vote, your proxy will be counted as a vote for the merger proposal.
•
If you are a ValueClick stockholder and respond and abstain from voting, your proxy will have no effect on the vote to approve the merger proposal; however, it will have the same effect as a vote against the proposal to amend ValueClick's certificate of incorporation to increase the authorized number of shares of common stock ValueClick may issue. If the merger proposal is approved by ValueClick's stockholders but there are insufficient votes to approve the amendment of ValueClick's certificate of incorporation, ValueClick will not have enough shares of common stock to issue to Be Free stockholders in the merger and ValueClick will not be able to complete the merger.

• If you are a Be Free stockholder and respond and abstain from voting, your proxy will have the same effect as a vote against the merger proposal.
Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. You can change your vote at any time before your proxy is voted at your annual meeting. You can do this in one of three ways:
• First, you can revoke your proxy.
• Second, you can submit a new proxy.

If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of ValueClick or Be Free, as appropriate, before your annual meeting. You can submit your notice of revocation by U.S. mail or by facsimile. However, if you are submitting a new proxy, the new proxy must be submitted by U.S. mail or other delivery service. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.
•
Third, if you are a holder of record, you can attend your annual meeting and vote in person. Your attendance at your annual meeting alone will not revoke your proxy. Only your vote at your annual meeting will revoke your proxy.
Q:	Should I send in my Be Free stock certificates now?
A:
No. After the merger is completed, Be Free stockholders will receive written instructions from the exchange agent on how to exchange Be Free stock certificates for shares of ValueClick. Please do not send in your Be Free stock certificates with your proxy.
Q:	When do you expect the merger to be completed?
A:
ValueClick and Be Free are working to complete the merger as quickly as possible. ValueClick and Be Free anticipate completing the merger shortly after the ValueClick and Be Free stockholders have approved the merger proposal. ValueClick and Be Free hope to complete the merger before the end of the second quarter of 2002.
Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:
• if you are a ValueClick stockholder:
Investor Relations ValueClick, Inc. 4360 Park Terrace Drive, Suite 100 Westlake Village, California 91361 Telephone: (818) 575-4500 Facsimile: (818) 575-4508 e-mail: investor@valueclick.com
• if you are a Be Free stockholder:
Investor Relations Be Free, Inc. 154 Crane Meadow Road Marlborough, Massachusetts 01752 Telephone: (508) 480-4000 Facsimile: (508) 357-8889 e-mail: invest@befree.com

SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Statements Regarding Forward-Looking Information" at page 127 of this document.

The Companies

ValueClick, Inc.

4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361
Telephone: (818) 575-4500
Facsimile: (818) 575-4508
http://www.valueclick.com

        ValueClick is a leading global provider of digital marketing solutions for advertisers and Web publishers. Through a combination of digital advertising, digital marketing and digital retention marketing, ValueClick provides marketers with custom media solutions to both build brand value and attract targeted, high-quality customers. To accomplish this, ValueClick employs rigorous network quality control, advanced targeting capabilities and an integrated product line. For Web site publishers of all sizes, ValueClick offers the ability to create reliable new revenue opportunities from their advertising inventory. ValueClick offers marketers and advertisers a wide spectrum of custom media and technology solutions such as real-time third party and publisher ad-serving, CPM, CPC and CPA advertising, agency management software and both customer acquisition and customer retention email technology. You should not consider the information on ValueClick's Web site to be part of this document.

Be Free, Inc.
154 Crane Meadow Road, Suite 100
Marlborough, Massachusetts 01752
Telephone: (508) 480-4000
Facsimile: (508) 357-8889
http://www.befree.com

        Be Free is a prominent provider of performance-based marketing technology and services. Specifically, Be Free provides a marketing platform that allows online businesses to attract, convert and retain customers easily and cost effectively. The marketing platform includes technology and services to manage, track and analyze a variety of online marketing programs. It is offered on a hosted basis to enable businesses to execute marketing programs without the expense of building and maintaining their own in-house technical infrastructure and resources. Two services are offered on this platform, BFAST® partner marketing service and BSELECTSM Onsite site personalization service. You should not consider the information on Be Free's Web site to be part of this document.

The Merger (see page 63)

        Under the merger agreement, a wholly-owned subsidiary of ValueClick will merge with and into Be Free. The merger will result in each share of Be Free common stock being converted into 0.65882 of a share of ValueClick common stock and will make Be Free a wholly-owned subsidiary of ValueClick. The merger agreement is attached as Annex A to this document. Stockholders of ValueClick and Be Free should carefully read the merger agreement in its entirety.

Recommendation of the Boards of Directors (see pages 45 and 52)

        To ValueClick Stockholders:    The ValueClick board of directors believes that the merger is advisable and in the best interests of ValueClick stockholders and has voted to approve the merger agreement and recommends that ValueClick stockholders vote "FOR" the merger proposal and each of the other proposals being put before the ValueClick stockholders.

        To Be Free Stockholders:    The Be Free board of directors believes that the merger is advisable and in the best interests of Be Free stockholders, and has unanimously voted to adopt the merger agreement and approve the merger and unanimously recommends that Be Free stockholders vote "FOR" the approval of the merger proposal and each of the other proposals being put before the Be Free stockholders.

Opinions of Financial Advisors (see pages 46 and 52)

        Opinion of the ValueClick Financial Advisor.    In deciding to approve the issuance of shares of ValueClick common stock, the ValueClick board of directors considered the opinion of its financial advisor, Salomon Smith Barney Inc., that, as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the exchange ratio of 0.65882 a share of ValueClick common stock for a share of Be Free common stock is fair, from a financial point of view, to the holders of ValueClick common stock. The fairness opinion is not a recommendation to any stockholder to approve the issuance of shares of ValueClick common stock. The full text of this opinion is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

        Opinion of the Be Free Financial Advisor.    In connection with the proposed merger, the Be Free financial advisor, Credit Suisse First Boston Corporation, delivered a written opinion to the Be Free board of directors as to the fairness, from a financial point of view, to the holders of Be Free common stock of the exchange ratio provided for in the merger. The full text of Credit Suisse First Boston's written opinion, dated March 10, 2002, is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is addressed to the Be Free board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

The Annual Meetings (see pages 34 and 37)

        ValueClick.    The annual meeting of ValueClick stockholders will be held at 4360 Park Terrace Drive, Suite 100, Westlake Village, California on             , 2002, beginning at 10:00 a.m., local time.

        Be Free.    The annual meeting of Be Free stockholders will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on                        , 2002, beginning at 10:00 a.m., local time.

Record Dates

        ValueClick.    If you owned shares of ValueClick on           , 2002, the record date for the ValueClick annual meeting, you are entitled to receive this document and to vote in connection with the merger. On that date, there were                        shares of ValueClick common stock outstanding, approximately                        of which, or            percent, were owned by ValueClick's directors and executive officers. You can cast one vote for each share of ValueClick common stock you own.

        Be Free.    If you owned shares of Be Free on            , 2002, the record date for the Be Free annual meeting, you are entitled to receive this document and to vote in connection with the merger. On that date, there were                        shares of Be Free common stock outstanding, approximately            of which, or            percent, were owned by Be Free's directors and executive officers. You can cast one vote for each share of Be Free common stock you own.

Votes Required (see pages 34 and 37)

        ValueClick.    The affirmative vote of the holders of a majority of the shares of ValueClick common stock voting on the proposal is required to approve the merger proposal and to grant discretionary authority to ValueClick's board of directors or its chairman to adjourn or postpone the annual meeting to solicit additional votes to approve the proposals presented at the annual meeting.

        The affirmative vote of the holders of a majority of the shares of ValueClick common stock outstanding as of the record date is required to approve the proposal to amend and restate ValueClick's amended and restated certificate of incorporation.

        Even though the merger proposal and the proposal to amend the certificate of incorporation are independent proposals and approval of one is not conditioned on approval of the other, ValueClick cannot consummate the merger without approval of the proposal to amend its certificate of incorporation. Therefore, if the merger proposal is approved, but the amendment to the certificate of incorporation is not approved, the merger will not be completed. Conversely, if the amendment to the certificate of incorporation is approved but the merger proposal is not approved, ValueClick's authorized shares will be increased, even though ValueClick will not be able to consummate the merger and, therefore, will not be issuing any shares pursuant to the merger agreement.

        In addition, the nine director nominees receiving the highest number of affirmative votes of the shares of ValueClick common stock present in person or represented by proxy at the annual meeting and entitled to vote, shall be elected as directors of ValueClick.

        Be Free.    The affirmative vote of the holders of a majority of the shares of Be Free common stock outstanding as of the record date is required to approve the merger proposal. The affirmative vote of the holders of a majority of shares of Be Free common stock voting on the proposal is required to grant discretionary authority to Be Free's board of directors or its chairman to adjourn or postpone the annual meeting to solicit additional votes to adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares of Be Free common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as Be Free's independent auditors for the 2002 fiscal year. In addition, the two director nominees receiving the highest number of affirmative votes of the shares of Be Free common stock present in person or represented by proxy at the annual meeting and entitled to vote, shall be elected as directors of Be Free.

Voting Agreements

        ValueClick.    ValueClick entered into voting agreements with ten directors, officers and stockholders of Be Free, which require those persons to vote an aggregate of 11,245,652 shares of Be Free common stock held by them in favor of the adoption of the merger agreement and approval of the merger. As of the record date, these shares represented approximately        % of the voting power of Be Free capital stock subject to the voting agreements.

        Be Free.    Be Free entered into voting agreements with seven directors, officers and stockholders of ValueClick which require those persons to vote an aggregate of 8,467,548 shares of ValueClick common stock held by them in favor of the issuance of shares of ValueClick common stock pursuant to the merger agreement. As of the record date, these shares represented approximately        % of the voting power of ValueClick capital stock subject to the voting agreements.

Appraisal Rights (see page 62)

        Under Delaware law, Be Free stockholders are not entitled to appraisal rights in connection with the merger.

Conflicts of Interests of Directors and Executive Officers in the Merger (see page 58)

        Some of the directors and executive officers of ValueClick and Be Free will receive benefits if the merger is completed, which results in those persons having interests in the merger that are different from, or are in addition to, the interests of their company's stockholders. Each board of directors took into account these interests prior to making its decision. Specifically, as a result of or in connection with the merger:

  •
  Three Be Free directors,                              ,                               and                               , will become directors of ValueClick;

  •
  During a transition period, Gordon B. Hoffstein is expected to serve as the chief executive of ValueClick's Be Free business reporting to James R. Zarley, ValueClick's Chairman of the Board, Chief Executive Officer and President;

  •
  Stock options issued to Be Free executive officers and directors to purchase an aggregate of            shares of Be Free common stock at a weighted-average exercise price of $    per share, and that would be exercisable on the first anniversary of the merger, will become fully vested;

  •
  Be Free's repurchase right will lapse for 25% (the equivalent of one year accelerated vesting) of the shares of restricted stock issued to Be Free executive officers and directors in an aggregate amount of                        at a weighted-average stock price of $    per share; and

  •
  Be Free directors and executive officers will have the right to continued indemnification and insurance coverage by ValueClick for acts and omissions occurring prior to the merger.

Treatment of Be Free Stock Options and Restricted Stock (see page 63)

        When the merger is completed, each outstanding Be Free stock option will be assumed by ValueClick and will be converted into an option to purchase that number of shares of ValueClick common stock equal to the product of 0.65882 multiplied by the number of shares of Be Free common stock underlying the option. The exercise price will also be adjusted to give effect to the exchange ratio.

        Most Be Free option agreements provide that the optionee will be entitled to one year of vesting credit upon the effectiveness of the merger. If the optionee is involuntarily terminated prior to the two-year anniversary of the merger, then the vesting of the option will accelerate in full.

        Most Be Free restricted stock agreements provide that the number of shares subject to Be Free's repurchase right shall be reduced by 25% (the equivalent of one year of accelerated vesting) upon the effectiveness of the merger. If the holder is involuntarily terminated prior to the two-year anniversary of the merger, then vesting will accelerate in full and all repurchase rights will terminate.

Tax Consequences (see page 60)

        The merger has been structured with the intent that it qualify as a tax-deferred "reorganization" for federal income tax purposes. Qualification of the merger as a reorganization will result in the following federal income tax consequences to the Be Free stockholders:

  •
  A Be Free stockholder's exchange of shares of Be Free common stock for shares of ValueClick common stock will not result in recognition of any taxable income by the Be Free stockholder. However, any cash received for any fractional share will result in the recognition of gain or loss as if a Be Free stockholder sold its fractional share.

  •
  A Be Free stockholder's tax basis in the shares of ValueClick common stock received in the merger will equal the Be Free stockholder's current tax basis in the Be Free common stock, reduced by the basis allocable to any fractional share interest for which it receives cash, and the holding period of the ValueClick common stock received will include the holding period of the stockholder's Be Free common stock that is exchanged, provided that such Be Free common stock is held as a capital asset.

        Brobeck, Phleger & Harrison LLP, counsel to ValueClick, has rendered an opinion to ValueClick and Hale and Dorr LLP, counsel to Be Free, has rendered an opinion to Be Free, that the merger will constitute a "reorganization" for federal income tax purposes and that the material federal income tax consequences to the Be Free stockholders of the exchange of their shares of Be Free common stock for shares of ValueClick common stock in the merger will be as described above. The discussion above constitutes the opinion of both Brobeck, Phleger & Harrison LLP and Hale and Dorr LLP. The merger will not be completed unless ValueClick and Be Free receive opinions of their respective counsel confirming their opinions as to the qualification of the merger as a reorganization. In rendering such opinions, counsel will base their opinions on certain assumptions and will rely upon representations received by counsel from ValueClick and Be Free.

Overview of the Merger Agreement (see page 63)

        Conditions to the Completion of the Merger.    Each of ValueClick's and Be Free's obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including, among others:

  •
  the approval of the merger proposal by the ValueClick and Be Free stockholders;

  •
  no law, order or injunction preventing the completion of the merger may be in effect;

  •
  expiration or termination of the applicable waiting period under the U.S. antitrust laws;

  •
  the registration statement of which this document is a part must have become effective;

  •
  approval for listing on the Nasdaq National Market of the ValueClick shares to be received by the Be Free stockholders;

  •
  ValueClick and Be Free must have complied with their respective obligations in the merger agreement;

  •
  ValueClick's and Be Free's respective representations and warranties in the merger agreement must be true and correct when made and, except for representations and warranties that speak only as of a specified date, at the effective time of the merger except where the failure to be true and correct does not constitute a material adverse effect on the applicable company;

  •
  ValueClick and Be Free must each receive an opinion of its respective tax counsel to the effect that the merger will qualify as a "reorganization" for federal income tax purposes; and

  •
  No material adverse change will have occurred with respect to either ValueClick or Be Free.

Termination of the Merger Agreement (see page 76)

        ValueClick and Be Free may jointly agree to terminate the merger agreement at any time. Either party may also terminate the merger agreement if:

  •
  the merger is not completed on or before September 1, 2002, so long as the failure to complete the merger is not the result of the failure by the terminating company to fulfill any of its obligations under the merger agreement;

  •
  government actions do not permit the completion of the merger; or

  •
  ValueClick's or Be Free's stockholders do not vote to approve the merger proposal, as applicable, at a duly held meeting of that company's stockholders.

        ValueClick may terminate the merger agreement if Be Free's board of directors fails to recommend the adoption of the merger agreement or effects a change in its recommendation of the merger agreement, if Be Free breaches its representations and warranties or covenants in the merger agreement in a manner that would cause the conditions to ValueClick's obligations to complete the merger to not be satisfied, or if ValueClick's board of directors, after complying with the terms of the merger agreement, decides to accept a superior proposal from a third party so long as ValueClick has given Be Free five business days notice (and negotiated in good faith with Be Free) and ValueClick has paid Be Free a termination fee.

        Be Free may terminate the merger agreement if ValueClick's board of directors fails to recommend the merger proposal or effects a change in its recommendation in favor of the merger, if ValueClick breaches its representations and warranties or covenants in the merger agreement in a manner that would cause the conditions to Be Free's obligations to complete the merger to not be satisfied, or if Be Free's board of directors, after complying with the terms of the merger agreement, decides to accept a superior proposal from a third party so long as Be Free has given ValueClick five business days notice (and negotiated in good faith with ValueClick) and Be Free has paid ValueClick a termination fee.

Termination Fees and Expenses (see page 78)

  Be Free Termination Fees and Expenses

        The merger agreement provides that Be Free will be required to pay a termination fee of $5,133,126 to ValueClick and to reimburse ValueClick for up to $1,283,282 of its out-of-pocket fees and expenses incurred in connection with the merger if:

  •
  ValueClick terminates the merger agreement as a result of Be Free's board of directors changing its recommendation in favor of the merger; or

  •
  Be Free enters into an agreement which accepts a superior proposal from a third party.

        The merger agreement provides that if Be Free stockholders do not approve the merger proposal, it will be required to reimburse ValueClick for up to $1,283,282 of its out-of-pocket fees and expenses incurred in connection with the merger.

        In addition, the merger agreement provides that if Be Free stockholders do not approve the merger proposal, Be Free will also be required to pay ValueClick the termination fee of $5,133,126 if Be Free enters into an acquisition agreement with a third party within nine months after termination of the merger agreement if the third-party proposal was publicly announced prior to the Be Free annual meeting.

  ValueClick Termination Fees and Expenses

        The merger agreement provides that ValueClick will be required to pay a termination fee of $5,133,126 to Be Free and to reimburse Be Free for up to $1,283,282 of its out-of-pocket fees and expenses incurred in connection with the merger if:

  •
  Be Free terminates the merger agreement as a result of ValueClick's board of directors changing its recommendation in favor of the merger; or

  •
  ValueClick enters into an agreement which accepts a superior proposal from a third party.

        The merger agreement provides that if ValueClick stockholders fail to approve the merger proposal, it will be required to reimburse Be Free for up to $1,283,282 of its out-of-pocket fees and expenses incurred in connection with the merger.

        In addition, the merger agreement provides that if ValueClick stockholders do not approve the merger proposal, ValueClick will also be required to pay Be Free the termination fee of $5,133,126 if ValueClick enters into an acquisition agreement with a third party within nine months of termination of the merger agreement, if the third-party proposal was publicly announced prior to the ValueClick annual meeting.

"No Solicitation" Provision

        The merger agreement contains detailed provisions prohibiting either party from seeking a competing takeover proposal, as described on pages 69 and 71.

Regulatory Matters

        Under U.S. antitrust laws, the merger may not be completed until ValueClick and Be Free have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and have filed the necessary report forms, and until a required waiting period has ended. ValueClick and Be Free have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger. The waiting period under U.S. antitrust laws will expire on April 17, 2002, unless the government extends that date or grants us early termination of the waiting period.

Accounting Treatment

        ValueClick will account for the merger under the purchase method of accounting for business combinations.

Completion and Effectiveness of the Merger

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement, as long as the ValueClick stockholders approve the increase in the authorized shares set forth in Proposal Number Two. The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware, which will occur as soon as possible after the stockholders of ValueClick and Be Free have approved the proposals at their respective annual meetings. ValueClick and Be Free hope to complete the merger by the end of the second quarter of 2002.

Market Price Information

        Shares of each of ValueClick and Be Free common stock are traded on the Nasdaq National Market. The following table sets forth the closing sales prices of the common stock of ValueClick and Be Free on the last trading day before the public announcement of the execution and delivery of the merger agreement, a recent date prior to the printing of this document and on a pro forma equivalent share basis. The market price of shares of ValueClick common stock and Be Free common stock fluctuates. As a result, you should obtain current market quotations before you vote at the annual meetings.

	ValueClick	Be Free
Exchange Ratio	—		0.65882
Closing price on March 8, 2002	$2.96		$1.55
Pro forma equivalent	—		$2.35
Closing price on March 21, 2002	$2.75		$1.78
Pro forma equivalent	—	$

SELECTED HISTORICAL SUMMARY FINANCIAL DATA

        The following tables present selected historical financial data of ValueClick, selected historical financial data of Be Free and selected unaudited pro forma financial data of ValueClick, which reflect the merger.

ValueClick Selected Historical Financial Data

        The following selected historical financial data of ValueClick are derived from the audited historical financial statements of ValueClick contained in ValueClick's Annual Report on Form 10-K for the years ended December 31, 2000 and 2001. The consolidated balance sheet data of ValueClick as of December 31, 1998 was derived from the audited historical financial statements included in ValueClick's Form S-1 dated March 30, 2000. The historical data is only a summary, and should be read in conjunction with the historical financial statements and related notes contained in each of the filings listed above. You should read this financial information in conjunction with the information in the ValueClick reports and other information incorporated by reference in this document. See "Where You Can Find More Information" on page 125.

	Period From May 1, 1998 (Inception) Through December 31, 1998
		Year Ended December 31,
		1999	2000	2001
Consolidated Statement of Operations Data:
(In Thousands, Except Per Share Data)
Revenues	$2,059	$25,971	$64,332	$44,873
Cost of revenues	1,107	12,465	31,930	20,370

Gross profit	952	13,506	32,402	24,503
Operating expenses:
Sales and marketing (1)	523	2,989	11,436	11,976
General and administrative (1)	410	4,706	12,896	13,301
Product development (1)	155	1,100	4,846	5,313
Stock-based compensation	61	3,506	5,058	2,699
Amortization of intangible assets	33	401	1,069	1,875
Merger-related costs	—	—	353	1,787
Restructuring charge	—	—	—	515

Total operating expenses	1,182	12,702	35,658	37,466

Income (loss) from operations	(230)	804	(3,256)	(12,963)
Equity in loss of ValueClick Japan	(9)	(64)	—
Interest income, net	7	45	4,120	5,051
Gain (loss) on sale of marketable securities	—	—	(9,006)	701
Impairment write-down of marketable securities	—	—	(60,233)	—
Gain from consolidated subsidiary stock issuance	—	—	13,656	—
Gain on the sale of consolidated subsidiary stock	—	—	2,344	—
Other loss	—	—	—	(5)

Income (loss) before income taxes and minority interests	(232)	785	(52,375)	(7,216)
Provision for income taxes	—	1,853	2,539	34

Net loss before minority interest	(232)	(1,068)	(54,914)	(7,250)
Minority share of (loss) in consolidated subsidiary	—	(6)	(419)	32

Net loss	$(232)	$(1,074)	$(55,333)	$(7,218)

Net loss per common share:
Basic and diluted	$(0.02)	$(0.06)	$(1.72)	$(0.20)

Shares used to calculate basic and diluted net loss per common share	12,640	17,683	32,151	37,058

(1)
Excludes stock-based compensation for the following periods (In thousands):

		Year Ended December 31,
	Period from May 1, 1998 (inception) through December 31, 1998
		1999	2000	2001
Sales and marketing	$—	$1,122	$1,610	$864
General and administrative	61	1,893	2,718	1,376
Product development	—	491	730	459

	$61	$3,506	$5,058	$2,699

	December 31,
	1998	1999	2000	2001
Consolidated Balance Sheet Data:
(In Thousands)
Cash, cash equivalents and marketable securities	$262	$3,681	$127,450	$163,355
Working capital	454	6,828	129,036	161,928
Total assets	1,323	18,737	154,050	190,626
Total stockholders' equity	755	11,593	127,493	165,507

Be Free Selected Historical Financial Data

        The following selected historical financial data of Be Free are derived from the audited historical financial statements of Be Free contained in Be Free's Annual Report on Form 10-K for the years ended December 31, 1999, 2000 and 2001. The balance sheet data of Be Free as of December 31, 1997 was derived from the audited historical financial statements of Be Free contained in Be Free's Form S-1 dated November 3, 1999. The historical data is only a summary, and should be read in conjunction with the historical financial statements and related notes contained in each of the filings listed above. You should read this financial information in conjunction with the information in the Be Free reports and other information incorporated by reference in this document. See "Where You Can Find More Information" on page 125.

	Year Ended December 31,
	1997	1998	1999	2000	2001
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$276	$1,327	$5,329	$19,685	$23,414
Operating expenses:
Network costs	273	424	845	3,627	5,297
Sales and marketing (exclusive of equity related compensation of $0, $56, $525, $588 and $751, respectively)	180	1,154	9,329	17,873	15,515
Client services (exclusive of equity related compensation of $0, $14, $238, $156 and $130, respectively)	—	300	3,474	6,918	6,589
Development and engineering (exclusive of equity related compensation of $0, $1,865, $146, $197 and $283, respectively)	426	729	4,767	10,540	10,466
General and administrative (exclusive of equity related compensation of $0, $450, $1,033 $718, and $1,122, respectively)	332	875	2,824	6,374	8,567
Equity related compensation	—	2,385	1,942	1,659	2,286
Restructuring charges	—	—	—	—	5,050
Intangible amortization, merger related expenses and charge for the impairment of assets	—	—	—	46,482	118,393

Total operating expenses	1,211	5,867	23,181	93,473	172,163

Operating loss	(935)	(4,540)	(17,852)	(73,788)	(148,749)
Interest income (expense), net	(99)	(224)	348	8,876	6,734

Net loss before extraordinary item	(1,034)	(4,764)	(17,504)	(64,912)	(142,015)
Extraordinary item—loss on early extinguishment of debt	—	—	(330)	—	—

Net loss	(1,034)	(4,764)	(17,834)	(64,912)	(142,015)
Accretion of preferred stock to redemption value	—	(130)	(1,517)	—	—

Net loss attributable to common stockholders	$(1,034)	$(4,894)	$(19,351)	$(64,912)	$(142,015)

Basic and diluted net loss per share (1)	$(0.04)	$(0.31)	$(1.02)	$(1.07)	$(2.22)
Shares used in computing basic and diluted net loss per share (1)	27,139	16,018	18,951	60,759	64,086

	As of December 31,
	1997	1998	1999	2000	2001
	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$76	$4,327	$79,692	$153,881	$133,146
Working capital (deficit)	(502)	3,422	68,579	147,941	131,405
Total assets	254	5,971	90,837	300,375	156,096
Long-term debt, net of current portion	333	4,949	2,507	2,781	604
Convertible preferred stock	—	8,786	—	—	—
Total stockholders' equity (deficit)	(1,897)	(9,496)	82,561	286,957	145,969

(1)
All share and per share amounts for all periods presented have been restated to reflect the common stock split on March 8, 2000, effected as a 100% stock dividend.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

  Introduction

        On March 10, 2002, ValueClick signed a definitive merger agreement with Be Free. The following unaudited pro forma combined consolidated financial statements present the effects of the proposed merger between ValueClick and Be Free under the purchase method of accounting. Upon closing of the merger, Be Free stockholders will receive 0.65882 of a share of ValueClick stock for each share of Be Free.

        The accompanying unaudited pro forma combined consolidated balance sheet assumes that the merger took place as of December 31, 2001. The unaudited pro forma combined consolidated balance sheet combines the audited consolidated balance sheet of ValueClick as of December 31, 2001 and the audited consolidated balance sheet of Be Free as of December 31, 2001.

        The unaudited pro forma combined consolidated statements of operations give effect to the merger with Be Free as if it occurred as of January 1, 2001. The accompanying pro forma combined consolidated statement of operations for the year ended December 31, 2001 presents ValueClick's pro forma consolidated statement of operations for the year ended December 31, 2001 combined with Be Free's consolidated statement of operations for the year ended December 31, 2001. The pro forma ValueClick consolidated statement of operations reflects the historical results of ValueClick for the year ended December 31, 2001, adjustments to reflect the 2001 operating results of Mediaplex prior to the acquisition in October 2001 and additional acquisition related pro forma adjustments.

        The unaudited pro forma combined consolidated financial statements have been prepared in accordance with the rules and regulations of the SEC, are provided for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position that actually would have occurred if the merger had been consummated as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The combined company will focus on the growing Internet advertising solutions market. The pro forma adjustments are based on the information available at the date of this joint proxy statement-prospectus and are subject to change based upon completion of the transaction and final purchase price allocation.

        The unaudited pro forma combined consolidated financial statements and accompanying notes should be read in conjunction with the ValueClick historical consolidated financial statements and notes thereto included in ValueClick's Annual Report on Form 10-K for the year ended December 31, 2001 and the Be Free historical consolidated financial statements and notes thereto included in Be Free's Annual Report on Form 10-K for the year ended December 31, 2001, as well as the "Risk Factors" included elsewhere in this joint proxy statement/prospectus.

ValueClick, Inc.

Unaudited Pro Forma Combined Consolidated Balance Sheet

December 31, 2001

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	ValueClick	Be Free
	(In thousands)
Assets
Cash and cash equivalents	$26,891	$59,030	$—		$85,921
Marketable securities	136,464	74,116	—		210,580
Accounts receivable, net	9,026	2,736	—		11,762
Income tax receivable	257	—	—		257
Deferred tax assets	1,066	—	—		1,066
Prepaid expenses and other current assets	933	4,567	—		5,500

Current assets	174,637	140,449	—		315,086
Property and equipment, net	7,125	11,962	(9,725	)(a)	9,362
Intangible assets, net	7,500	2,960	(2,960	)(a)	7,500
Other assets	1,364	725	—		2,089

Total assets	$190,626	$156,096	$(12,685)		$334,037

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$11,925	$5,724	$4,675	(b)	$22,324
Income taxes payable	148	—	—		148
Deferred revenue	93	1,210	—		1,303
Note payable	266	—	—		266
Capital lease obligation	277	2,110	—		2,387

Current liabilities	12,709	9,044	4,675		26,428
Note payable, less current portion	869	—	—		869
Capital lease obligation, less current portion	123	604	—		727
Other liabilities	33	479	—		512
Minority interest in consolidated subsidiary	11,385	—	—		11,385
Preferred stock	—	—	—		—
Common stock	53	670	(627	)(c)	96
Additional paid-in capital	238,522	380,660	(252,094	)(c)	368,092
			1,004	(g)
Treasury stock	(2,959)	(1,313)	1,313	(c)	(2,959)
Deferred stock compensation	(1,453)	(2,309)	2,309	(g)	(2,457)
			(1,004	)(g)
Accumulated deficit	(63,634)	(231,944)	231,944	(c)	(63,634)
Cumulative other comprehensive gain (loss)	(5,022)	205	(205	)(c)	(5,022)

Total stockholders' equity	165,507	145,969	(17,360)		294,116

Total liabilities and stockholders' equity	$190,626	$156,096	$(12,685)		$334,037

See Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

ValueClick, Inc.

Unaudited Pro Forma Combined Consolidated Statement of Operations

for the year ended

December 31, 2001

	Historical
	Pro Forma ValueClick (Note 2)	Be Free	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Revenues	$59,199	$23,414	$—		$82,613
Cost of revenues	24,690	—	5,862	(d)	28,103
			(2,449	)(e)

Gross profit	34,509	23,414	(3,413)		54,510
Operating expenses:
Network costs	—	5,297	(5,297	)(d)	—
Sales and marketing	19,785	15,515	2,943	(d)	38,243
General and administrative	17,967	8,567	3,081	(d)	28,145
			(1,470	)(e)
Research, product development and engineering	12,211	10,466	(1,056	)(e)	21,621
Client services	—	6,589	(6,589	)(d)	—
Stock-based compensation	3,901	2,286	(1,784	)(g)	4,403
Amortization of intangible assets and charge for impairment of assets	1,875	118,393	(118,393	)(e)	1,875
Merger-related costs	1,787	—	—		1,787
Restructuring charge	2,764	5,050	—		7,814

Total operating expenses	60,290	172,163	(128,565)		103,888

Income (loss) from operations	(25,781)	(148,749)	125,152		(49,378)
Interest income, net	7,226	6,734	—		13,960
Gain on sale of marketable securities	701	—	—		701
Foreign currency transaction loss	(5)	—	—		(5)

Income (loss) before income taxes and minority interests	(17,859)	(142,015)	125,152		(34,722)
Provision for income taxes	34	—	—		34

Income (loss) before minority interest	(17,893)	(142,015)	125,152		(34,756)
Minority share of loss in consolidated subsidiary	32	—	—		32

Net income (loss)	$(17,861)	$(142,015)	$125,152		$(34,724)

Pro forma ValueClick and Historical Be Free basic and diluted net loss per share	$(0.35)	$(2.22)

Shares used in the calculation of Pro forma ValueClick and Historical Be Free basic and diluted net loss per common share	51,665	64,086

Pro forma basic and diluted net loss per common share					$(0.37	)(f)

Pro forma shares used to calculate net loss per common share					95,025	(f)

See Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements

ValueClick, Inc.

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

1. Purchase Price

        The total purchase price of Be Free was calculated as follows:

(All figures in thousands, except per share data)
Stock issued—
Shares	43,360
Fair value per share	$2.90

	125,744
Less: Costs to register and issue shares	(300)	$125,444
Fair value of options assumed		3,165
Estimated direct transaction costs		2,025

Total purchase price		130,634
Estimated net book value of assets acquired (less $2,650 of estimated Be Free direct transaction costs)		143,319

Difference		(12,685)
Adjustments to non-current assets
Intangible assets, net		2,960
Property and equipment, net		9,725

Total adjustments to non-current assets		$12,685

        The fair value per share of the stock issued in the merger represents the average market price of ValueClick common stock, as quoted on The Nasdaq National Market for the 5 days immediately prior to, the day of and the 5 days immediately after, the announcement of the acquisition. The fair value of options assumed was estimated using the Black-Scholes option pricing model using the following assumptions: 52% of expected volatility; 3.66% risk free interest rate; 4 year expected term; and a zero dividend yield. The intrinsic value allocable to unvested stock options assumed was reflected as deferred stock compensation.

        The net book value of the assets acquired exceeded the total purchase price. The amounts of the non-current assets written off are presented as if the transaction occurred on December 31, 2001.

2. Pro Forma ValueClick Statement of Operations

        The pro forma ValueClick statement of operations column reflects the historical results of ValueClick for the year ended December 31, 2001 which includes the results for Mediaplex for the periods subsequent to the October 2001 acquisition date and adjustments to reflect the 2001 pro forma operating results of Mediaplex prior to the acquisition date and pro forma adjustments to reflect the acquisition as follows:

	Historical ValueClick	Historical MediaPlex Prior to Acquisition	Pro Forma Adjustments		Pro Forma ValueClick
	(In thousands)
Revenues	$44,873	$20,626	$(6,300	)(i)	$59,199
Cost of revenues	20,370	8,908	(4,588	)(i)	24,690

Gross profit	24,503	11,718	(1,712)		34,509
Operating expenses:
Sales and marketing	11,976	8,503	(694	)(ii)	19,785
General and administrative	13,301	7,659	(2,993	)(ii)	17,967
Research and product development	5,313	6,898	—		12,211
Stock-based compensation	2,699	1,202	—		3,901
Amortization of intangible assets	1,875	7,636	(7,636	)(ii)	1,875
Merger-related costs	1,787	—	—		1,787
Restructuring charge	515	2,249	—		2,764

Total operating expenses	37,466	34,147	(11,323)		60,290

Income (loss) from operations	(12,963)	(22,429)	9,611		(25,781)
Interest income, net	5,051	2,175	—		7,226
Gain on sale of marketable securities	701	—	—		701
Foreign currency transaction loss	(5)	—	—		(5)

Income (loss) before income taxes and minority interests	(7,216)	(20,254)	9,611		(17,859)
Provision for income taxes	34	—	—		34

Income (loss) before minority interest	(7,250)	(20,254)	9,611		(17,893)
Minority share of loss in consolidated subsidiary	32	—	—		32

Net income (loss)	$(7,218)	$(20,254)	$9,611		$(17,861)

  (i)
  The adjustments to operations is to reflect the revenue and related cost of revenues for the online media planning, buying and account management services transitioned to Exile on Seventh.

  (ii)
  The adjustment to depreciation and amortization of intangibles reflects the elimination of the Mediaplex property and equipment, intangible assets, and other non-current asset balances. Depreciation expense was included in sales and marketing and general and administrative expense.

3. Pro Forma Adjustments:

        The pro forma adjustments to the unaudited pro forma combined condensed consolidated financial statements reflect the following:

  (a)
  PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS—The elimination of a portion of the Be Free property and equipment and intangible assets is a result of applying purchase accounting to the transaction considering that the net book value of the assets acquired was in excess of the purchase price. As of December 31, 2001, Be Free performed an impairment assessment of its long-lived assets and determined that no impairment existed based on Be Free's undiscounted cash flows.

  (b)
  ACCOUNTS PAYABLE AND ACCRUED EXPENSES—To record an accrual for the estimated direct merger-related costs of $2,650 to be incurred by Be Free and $2,025 to be incurred by ValueClick.

  (c)
  STOCKHOLDERS' EQUITY ACCOUNTS—The adjustments to stockholders' equity to reflect the elimination of Be Free stockholders' equity accounts and the issuance of ValueClick common stock.

  (d)
  COST OF REVENUES, SALES AND MARKETING, GENERAL AND ADMINISTRATIVE, RESEARCH, PRODUCT DEVELOPMENT AND ENGINEERING—To reclassify certain Be Free expenses to conform to ValueClick's financial presentation.

  (e)
  COST OF SALES, GENERAL AND ADMINISTRATIVE, RESEARCH, PRODUCT DEVELOPMENT AND ENGINEERING, AND AMORTIZATION OF INTANGIBLES AND CHARGE FOR IMPAIRMENT OF ASSETS—The adjustment to depreciation, amortization of intangible assets and charge for impairment of assets reflects the elimination of a significant portion of the Be Free property and equipment and intangible assets as of January 1, 2001, as a result of applying purchase accounting to the transaction considering that the net book value of assets acquired was in excess of the purchase price.

  (f)
  PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE—Reflects the issuance of approximately 43.4 million shares of our common stock, excluding shares to be issued upon exercise of options to purchase shares of Be Free common stock assumed in the acquisition and after giving effect to the exchange ratio as contemplated in the merger agreement.

  (g)
  DEFERRED STOCK COMPENSATION AND STOCK-BASED COMPENSATION—The adjustments reflect the effects of allocating deferred stock compensation for the intrinsic value of Be Free's unvested in-the-money stock options assumed and the related amortization of stock-based compensation related to these options and the elimination of the historical Be Free stock-based compensation.

UNAUDITED COMPARATIVE PER SHARE DATA

        Presented below is per share data regarding the income and book value of ValueClick and Be Free on both a historical and a per share equivalent unaudited pro forma basis. The unaudited pro forma consolidated per share information is derived from the unaudited pro forma combined consolidated financial statements included elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes of each of ValueClick and Be Free incorporated by reference herein and with the unaudited pro forma combined consolidated financial statements included herein. The Be Free equivalent pro forma per share data is calculated by multiplying the pro forma ValueClick per share amounts by the exchange ratio of 0.65882 for each share of Be Free.

Year Ended December 31, 2001
ValueClick Historical Per Common Share:
Net loss per common share—basic and diluted	$(0.20)
Book value per share	3.14
Cash dividends	—
Be Free Historical Per Common Share:
Net loss per common share—basic and diluted	$(2.22)
Book value per share	2.28
Cash dividends	—
Pro Forma Consolidated Per Common Share:
Net loss per ValueClick share—basic and diluted	$(0.37)
Net loss per equivalent Be Free share—basic and diluted	(0.24)
Book value per ValueClick share	3.10
Book value per equivalent Be Free share	2.04
Cash dividends	—

RISK FACTORS

        Before you vote for adoption or approval of the merger agreement, you should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this document, including the section entitled "Statements Regarding Forward-Looking Information." The risks and uncertainties described below are not the only ones facing ValueClick and Be Free. Additional risks and uncertainties not presently known to either of ValueClick or Be Free or that we believe are now immaterial may also impair our business. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Associated With the Merger

Decreases in the trading price of ValueClick will reduce the value of what Be Free stockholders receive in the merger.

        Upon completion of the merger, shares of Be Free capital stock will be converted into shares of ValueClick capital stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either Be Free common stock or ValueClick common stock. Any change in the price of ValueClick common stock will affect the value that Be Free stockholders receive in the merger. Be Free's common stock and ValueClick's common stock have historically experienced significant volatility, and the value of the shares of ValueClick's common stock received in the merger may fluctuate. Stock price changes may result from a variety of factors that are beyond the control of Be Free and ValueClick. Neither party is permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of either party's common stock.

        The prices of Be Free common stock and ValueClick common stock at the closing of the merger may vary from their respective prices on the date of this document and on the date of the annual meetings. Because the date the merger is completed may be later than the date of the annual meetings, the prices of Be Free's common stock and ValueClick's common stock on the date of the annual meetings may not be indicative of their respective prices on the date the merger is completed.

The purchase price that Be Free stockholders will receive in the merger is less than the cash per share value of Be Free, and the exchange ratio in the merger may not equal or exceed the cash per share value of Be Free.

        Be Free agreed to a purchase price that is less than its cash per share value because it believed that the stock market was currently over-discounting the Internet advertising companies such as ValueClick that trade on the Nasdaq National Market. This over-discount of ValueClick's stock was evidenced by the fact that its stock was trading at a price less than its cash per share value. Additionally, the Be Free board believed that upon any liquidation it would be required to settle customer obligations that, along with greater losses anticipated to be realized once any decision to liquidate was announced, would reduce significantly the amount of cash that could be available for distribution to its stockholders upon any liquidation. If the price of ValueClick's stock does not rise in the future from its current trading levels, however, the exchange ratio will result in Be Free stockholders receiving an amount of ValueClick stock that constitutes a purchase price less than the cash per share value of Be Free.

ValueClick and Be Free may not realize the intended benefits of the merger if ValueClick is unable to integrate Be Free's operations, products and personnel in a timely and efficient manner.

        Achieving the benefits of the merger will depend in part on the integration of ValueClick's and Be Free's operations, products and personnel in a timely and efficient manner. For ValueClick to provide enhanced and more valuable products to its customers after the merger, ValueClick will need to integrate Be Free's development operations and product lines. This integration may be difficult and unpredictable because Be Free's products are highly complex, have been developed independently and were designed without regard to integration. Successful integration of Be Free product development operations and product lines also requires coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This, too, may be difficult and unpredictable because of possible cultural conflicts between the companies, the different geographical locations of the companies, and different opinions on product and technology decisions. If ValueClick cannot successfully integrate Be Free's operations, products and personnel, ValueClick and Be Free may not realize the expected benefits of the merger which could adversely affect the combined company's business.

The merger will result in significant costs to ValueClick and Be Free, whether or not the merger is completed.

        The merger will result in significant costs to ValueClick and Be Free. Transaction costs are estimated at approximately $4.5 million. These costs are expected to consist primarily of fees for investment bankers, attorneys, accountants, filing fees and financial printers. All of these costs will be incurred whether or not the merger is completed. If the merger agreement is terminated under specified circumstances, Be Free and ValueClick may be obligated to pay the other party a $5,133,126 termination fee. In addition, Be Free and ValueClick may be obligated under some circumstances to reimburse the other company's costs up to a maximum of $1,283,282.

Directors of ValueClick and Be Free have potential conflicts of interest in recommending that you vote in favor of approval of the merger agreement.

        Some of the directors of ValueClick and some of the directors of Be Free who recommend that you vote in favor of the merger agreement have employment or severance agreements or benefits arrangements that provide them with interests in the merger that differ from yours. Following completion of the merger, Gordon B. Hoffstein, President and Chief Executive Officer of Be Free is expected to serve, for a transition period, in a similar position with ValueClicks's Be Free subsidiary; and Samuel P. Gerace, Jr. and Stephen M. Joseph, Chief Technology Officer and Chief Financial Officer, respectively, of Be Free are expected to serve in similar capacities with ValueClick's Be Free subsidiary, in each case reporting to James R. Zarley, Chairman of the Board, Chief Executive Officer and President of ValueClick. In addition, three current Be Free directors will become directors of ValueClick after completion of the merger. The receipt of compensation or other benefits in the merger, including the vesting of stock options, or the continuation of indemnification arrangements for current directors of Be Free following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the merger agreement.

Failure to complete the merger could cause ValueClick's or Be Free's stock price to decline.

        If the merger is not completed for any reason, ValueClick's or Be Free's stock price may decline because costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed. In addition, if the merger is not completed, ValueClick's or Be Free's stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the conditions to the merger are not met, the merger will not occur.

        Specified conditions must be satisfied or waived to complete the merger. These conditions are described in detail in the merger agreement. ValueClick and Be Free cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and ValueClick and Be Free each may lose some or all of the intended benefits of the merger. For example, if either party suffers a material adverse change prior to closing, the other party will not be required to close.

ValueClick and Be Free may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

        Each of the conditions to ValueClick's and Be Free's obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable laws, by agreement of ValueClick and Be Free. The boards of directors of ValueClick and Be Free will evaluate the materiality of any such waiver to determine whether amendment of this document and resolicitation of proxies is warranted. However, ValueClick and Be Free generally do not expect any such waiver to be sufficiently material to warrant resolicitation of stockholders. In the event that the board of directors of ValueClick or Be Free determines any such waiver is not sufficiently material to warrant resolicitation of stockholders, the applicable company will have the discretion to complete the merger without seeking further stockholder approval.

Sales of ValueClick's and Be Free's products and services could decline if customer relationships are disrupted by the merger.

        The merger may disrupt customer relationships. ValueClick's and Be Free's customers may not continue their current buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of ValueClick's and Be Free's products and services and the combined company's future product strategy. ValueClick's or Be Free's customers may instead purchase products and services of competitors. In addition, by increasing the breadth of ValueClick's and Be Free's business, the merger may make it more difficult for the combined company to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more-direct competitor than either ValueClick or Be Free as independent companies. Any significant delay or reduction in orders for ValueClick's or Be Free's products could cause sales of the combined company's products to decline.

Risks Related to the Combined Operations of ValueClick and Be Free Following the Merger

Integrating ValueClick's and Be Free's operations may divert management's attention away from its day-to-day operations.

        Integration of ValueClick's and Be Free's operations, products and personnel may place a significant burden on management and its internal resources. The diversion of management's attention and any difficulties encountered in the transition and integration process could harm the combined company's business.

If the combined company fails to manage its growth effectively, its expenses could increase and its management's time and attention could be diverted.

        As the combined company continues to increase the scope of its operations, it will need an effective planning and management process to implement its business plan successfully in the rapidly evolving Internet advertising market. The combined company's business, results of operations and financial condition will be substantially harmed if the combined company is unable to manage its expanding operations effectively. The combined company plans to continue to expand its sales and marketing, customer support and research and development organizations. Past growth has placed, and any future growth will continue to place, a significant strain on its management systems and resources. ValueClick has recently implemented a new financial reporting system, and the combined company will likely need to continue to improve its financial and managerial controls and its reporting systems and procedures. In addition, the combined company will need to expand, train and manage its work force.

The combined company's failure to manage the combined company's growth effectively could increase its expenses and divert management's time and attention.

Unexpected significant costs to integrate ValueClick and Be Free into a single business may negatively impact the financial condition of the combined company and the market price of ValueClick's stock.

        ValueClick and Be Free will incur costs from integrating Be Free's operations, products and personnel. These costs may be significant and may include expenses and other liabilities for:

  •
  employee redeployment, relocation or severance;

  •
  conversion of information systems;

  •
  combining teams and processes in various functional areas;

  •
  reorganization or closures of facilities; and

  •
  relocation or disposition of excess equipment.

        The integration costs that ValueClick and Be Free incur may negatively impact the financial condition of the combined company and the market price of ValueClick's stock.

Be Free and ValueClick have limited operating histories, a history of losses, an accumulated deficit and may continue to experience losses.

        For the year ended December 31, 2001, Be Free incurred a net loss of approximately $142.0 million and had an accumulated deficit of approximately $231.9 million. For the year ended December 31, 2001, ValueClick incurred a net loss of approximately $7.2 million and had an accumulated deficit of approximately $63.6 million. Be Free's current business has never achieved profitability and it expects to continue to incur losses for the foreseeable future in light of the level of its amortization of intangible assets and planned operating and capital expenditures. These losses will be substantial, and ValueClick and Be Free may never become profitable.

        Because ValueClick and Be Free have limited operating histories, it may be difficult to evaluate business and prospects of the combined company. You should consider the combined company's prospects in light of the risks, expenses and difficulties frequently encountered by early-stage companies in the rapidly-changing Internet market. These risks include the combined company's ability to:

  •
  maintain and increase its inventory of advertising space on Web sites;

  •
  maintain and increase the number of advertisers that use its products and services and offer banner advertisements that generate significant response rates;

  •
  continue to expand the number of products and services it offers and the capacity of its systems;

  •
  continue to increase the acceptance of the cost-per-click, or CPC, pricing model; and

  •
  adapt to changes in Web advertisers' promotional needs and policies, and the technologies used to generate Web advertisements.

        If the combined company is unsuccessful in addressing these risks and uncertainties, its business, results of operations, cash flows and financial condition could be materially and adversely affected.

If the Internet fails to grow as an advertising, marketing and sales medium, the combined company's future revenue and business prospects would be materially and adversely affected.

        The combined company's future revenue and business prospects depend in part on a significant increase in the use of the Internet as an advertising, marketing and sales medium. Internet advertising and marketing is new and rapidly evolving, and it cannot yet be compared with traditional advertising media or marketing programs to gauge its effectiveness. As a result, demand for, and market acceptance of, Internet advertising and marketing solutions are uncertain. Further, the Internet is still emerging as a significant channel for selling goods and services to consumers. The combined company's business and prospects will be materially and adversely affected if the Internet does not become further accepted as an advertising and marketing medium or if consumers do not increasingly purchase goods and services online. The adoption of Internet advertising and marketing services, particularly by entities that have historically relied upon more traditional methods, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising and marketing to be less effective for meeting their business needs than other methods of advertising and marketing.

The combined company may face intellectual property disputes that are costly or could hinder or prevent its ability to deliver its products and services.

        The combined company may be subject to disputes and legal actions alleging intellectual property infringement, unfair competition or similar claims against it. One of the combined company's principal competitors, DoubleClick, was awarded a patent on certain aspects of ad-delivery technology, including the ability to target the delivery of ads over a network such as the Internet and the ability to compile statistics on individual Web users and the use of those statistics to target ads. DoubleClick has previously brought lawsuits against other companies in the combined company's industry on the basis of this patent. ValueClick has, however, entered into an agreement with DoubleClick whereby DoubleClick has agreed to not sue or threaten to sue ValueClick or any of its customers, affiliates or licensees, in connection with its patent, so long as DoubleClick or any of its subsidiaries hold at least five percent of ValueClick's capital stock on a fully-diluted basis. DoubleClick has agreed that if it no longer owns at least five percent of ValueClick's capital stock, it will in good faith negotiate with ValueClick for a license to use its technology under commercially reasonable terms. However, there can be no assurance that ValueClick or the combined company will be able to secure such a license.

        Other companies may apply for or be awarded patents or have other intellectual property rights covering aspects of the combined company's technology or business. In 2000, 24/7 Real Media was awarded a patent relating to its technology for delivering content and advertising information over the Internet. ValueClick is currently involved in a patent infringement lawsuit with 24/7 Real Media related to its ad-serving technology. The combined company cannot assure you that its patents or any future patents or service mark registrations it receives will not be successfully challenged by others or invalidated. In addition, the combined company cannot assure you that it does not infringe any intellectual property rights of third parties or that it will be able to prevent misappropriation of the combined company's technologies, particularly in foreign countries where laws or law enforcement practices may not protect the combined company's rights as fully as in the United States. The combined company's failure to prevail in any litigation with any party asserting intellectual property infringement, including ValueClick's current lawsuit with 24/7 Real Media, could result in substantial monetary damages, including: damages for past infringement, which could be tripled if a court determines that the infringement was willful; an injunction requiring the combined company to stop offering its services in their current form; the need to redesign ValueClick's or Be Free's systems; or the need to pay significant license fees to use technology belonging to third parties. See "Risk Factors—If the combined company is unsuccessful in defending against 24/7 Real Media's lawsuit for patent infringement, it may be required to pay significant monetary damages to 24/7 Real Media and may be enjoined from utilizing its ad-serving technology in its business."

If the combined company is unsuccessful in defending against 24/7 Real Media's lawsuit for patent infringement, it may be required to pay significant monetary damages to 24/7 Real Media and may be enjoined from utilizing its ad-serving technology in its business.

        In February 2002, 24/7 Real Media, Inc. filed a lawsuit against ValueClick and its wholly-owned subsidiary, Mediaplex, Inc., in the District Court for the Southern District of New York seeking unspecified damages and injunctive relief arising from their alleged infringement of 24/7 Real Media's

'368 patent. ValueClick filed a Declaratory Judgment action in the District Court for the Northern District of California in February 2002 seeking to move the case to California.

        This lawsuit is in the early stages. The combined company intends to defend itself vigorously in this lawsuit. Although ValueClick believes 24/7 Real Media's patent infringement allegations are without merit, the outcome of this lawsuit is uncertain. ValueClick's expenses and other resources expended on this lawsuit have not been material to date. However, as this lawsuit progresses, the combined company will likely incur greater legal fees and expenses. In addition, the combined company's defense of this lawsuit is expected to divert the efforts and attention of its management and technical personnel. As a result, the combined company's defense of this lawsuit, regardless of its eventual outcome, will likely be costly and time consuming. If 24/7 Real Media's patent is found to be valid and enforceable and the combined company's ad-serving technology is found to infringe, the combined company may be enjoined from utilizing this technology in its business, it may be liable for significant monetary damages and/or it may be required to obtain a license from 24/7 Real Media to use its patented technology, any of which could disrupt the combined company's ability to offer its products and services. An injunction preventing the combined company from using its ad-serving technology would have a material adverse effect on its business, operating results, cash flow, and financial condition. If the combined company is required to obtain a license to 24/7 Real Media's patent, such license may not be available from 24/7 Real Media on commercially reasonable terms, if at all.

If the technology that ValueClick or Be Free currently uses to target the delivery of banners, track the effectiveness of online promotions or prevent fraud on their networks is restricted or becomes subject to regulation, the combined company's expenses could increase and the combined company could lose customers or advertising inventory.

        Web sites typically place small files of information, commonly known as cookies, on an Internet use's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through an Internet user's browser software. ValueClick and Be Free currently use cookies to track an Internet user's movement through the advertiser's Web site, including gathering anonymous data related to the Internet user's online browsing and buying behavior, and to monitor and prevent potentially fraudulent activity on its network. ValueClick and Be Free do not share, collect or sell any other information concerning Internet users. Most currently available Internet browsers allow Internet users to modify their browser settings to prevent cookies from being stored on their hard drive, and some users currently do so. Internet users can also delete cookies from their hard drives at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies, and legislation has been introduced in some jurisdictions to regulate the use of cookie technology. The effectiveness of ValueClick's and Be Free's technology could be limited by any reduction or limitation in the use of cookies. If the use or effectiveness of cookies is limited, the combined company would have to switch to other technologies to gather demographic and behavioral information. While such technologies currently exist, they are substantially less effective than cookies. The combined company would also have to develop or acquire other technology to prevent fraud. Replacement of cookies could require significant reengineering time and resources, might not be completed in time to avoid losing customers or advertising inventory and might not be commercially feasible. In addition, privacy concerns may cause visitors to avoid Internet sites that track behavioral information and even the perception of security and privacy concerns, whether or not valid, may indirectly inhibit market acceptance of the combined company's services. ValueClick's or Be Free's use of cookie technology or any other technologies designed to collect Internet usage information may subject it to litigation or investigations in the future. Any litigation or government action against either ValueClick or Be Free could be costly and time-consuming, could require the combined company to change its business practices and could divert management's attention.

The combined company could lose customers or advertising inventory if it fails to measure clicks on banner advertisements in a manner that is acceptable to its advertisers and Web publishers.

        ValueClick and Be Free earn revenues and make payments to Web publishers based on the number of clicks on advertisements. Advertisers' and Web publishers' willingness to use the combined company's services will depend on the extent to which they perceive the combined company's measurements of clicks to be accurate and reliable. Advertisers and Web publishers often maintain their own technologies and methodologies for counting clicks, and from time to time, each of ValueClick and Be Free has had to resolve differences between its measurements and theirs. Any significant dispute over the proper measurement of clicks or other user responses to advertisements could cause the combined company to lose customers, advertising inventory, or revenue.

If the combined company fails to compete effectively against other Internet advertising companies, it could lose customers or advertising inventory and its revenues could decline.

        The Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing client demands. The introduction of new services embodying new technologies and the emergence of new industry standards and practices could render the combined company's existing services obsolete and unmarketable or require unanticipated investments in research and development. The combined company's failure to adapt successfully to these changes could harm its business, results of operations, cash flows and financial condition.

        The market for Internet advertising and related services is intensely competitive. The combined company expects this competition to continue to increase because there are no significant barriers to entry. Increased competition may result in price reductions for advertising space, reduced margins and loss of our market share. The combined company's principal competitors are other companies that provide advertisers with performance-based Internet advertising solutions, such as CPC, CPL or CPA. ValueClick directly competes with a number of competitors in the CPC market segment, such as Advertising.com and Datacomm. ValueClick also competes in the performance-based marketing segment with CPL and CPA performance-based companies such as CyberAgents, DirectLeads and CommissionJunction. In the site personalization solutions market, Be Free competes with companies such as Net Perceptions and Nynaptics. In addition, a portion of Be Free's tracking and analyzing services may be considered similar to features found in services provided by electronic customer relationship management solutions, such as E.piphany and Accrue. ValueClick and Be Free also compete with other Internet advertising networks that focus on the traditional CPM model, including DoubleClick, Engage and 24/7 Real Media. Unlike ValueClick and Be Free, these companies primarily deal with publishers of large Web sites and advertisers seeking increased brand recognition. These companies have longer operating histories, greater name recognition and have greater financial and marketing resources than ValueClick and Be Free.

        Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic Web sites and Internet service providers, or ISPs, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues. In addition, as the combined company expands the scope of its Web services, it may compete with a greater number of Web publishers and other media companies across an increasing range of different Web services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer services that provide significant performance, price, creative or other advantages over those offered by the combined company, its business, result of operations and financial condition would be negatively affected. The combined company will also compete with traditional advertising media, such as direct mail, television, radio, cable and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over

ValueClick and Be Free, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic Web sites, and significantly greater financial, technical and marketing resources. As a result, the combined company may not be able to compete successfully. If the combined company fails to compete successfully, it could lose customers or advertising inventory and its revenues could decline.

The combined company's revenue growth could be negatively impacted if Internet usage and the development of Internet infrastructure do not continue to grow.

        The combined company's business and financial results will depend on continued growth in the use of the Internet. Internet usage may be inhibited for a number of reasons, such as: inadequate network infrastructure; security concerns; inconsistent quality of service; and unavailability of cost-effective, high-speed service. If Internet usage grows, its infrastructure may not be able to support the demands placed on it and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure, and as a result of sabotage, such as the electronic attacks designed to interrupt service on many Web sites. The Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support its growth, the combined company's revenues could be materially and adversely affected.

The combined company's long-term success may be materially adversely affected if the market for e-commerce does not grow or grows slower than expected.

        Because many of the combined company's customers' advertisements encourage online purchasing, the combined company's long-term success may depend in part on the growth and market acceptance of e-commerce. The growth and acceptance of e-commerce has developed more slowly than expected and the combined company's business will be adversely affected if the market for e-commerce does not grow or grows slower than now expected. A number of factors outside of the combined company's control could hinder the future growth of e-commerce, including the following:

  •
  the network infrastructure necessary for substantial growth in Internet usage may not develop adequately or its performance and reliability may decline;

  •
  insufficient availability of telecommunication services or changes in telecommunication services could result in inconsistent quality of service or slower response times on the Internet;

  •
  negative publicity and consumer concern surrounding the security of e-commerce could impede its acceptance and growth; and

  •
  financial instability of e-commerce customers.

        In particular, any well-publicized compromise of security involving Web-based transactions could deter people from purchasing items on the Internet, clicking on advertisements, or using the Internet generally, any of which could cause the combined company to lose customers and advertising inventory and could materially, adversely affect the combined company's revenues.

The combined company will depend on key personnel, the loss of whom could harm its business.

        The successful integration of Be Free with ValueClick after the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, unique technical skills or management expertise. The combined company may be unable to retain Be Free management, technical, sales and customer support personnel that are critical to the success of the integrated companies, resulting in disruption of operations, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger.

        The combined company's future success is substantially dependent on the continued service of its key senior management, technical and sales personnel and in particular the combined company's Chairman of the Board, Chief Executive Officer and President, James R. Zarley, and the combined company's Chief Operating Officer, Sam Paisley. ValueClick's employment agreements with its key personnel are short-term and on an at-will basis. The combined company will not have key-person insurance on any of its employees. The loss of the services of any member of its management team, or of any other key employees, could divert management's time and attention, increase the combined company's expenses and adversely affect its ability to conduct its business efficiently. The combined company's future success also depends on the combined company's continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the combined company's industry is intense. The combined company may be unable to retain the combined company's key employees or attract, assimilate or retain other highly qualified employees in the future. ValueClick and Be Free have experienced difficulty from time to time in attracting the personnel necessary to support the growth of their business, and may experience similar difficulties in the future.

If the combined company does not successfully develop its international strategy, its revenues and cash flows and the growth of its business could be harmed.

        The combined company will have operations in foreign countries, including Canada, France, Germany, Japan and the United Kingdom. The combined company's foreign operations will be subject to foreign currency exchange risks. ValueClick and Be Free currently do not utilize hedging instruments to mitigate their foreign exchange risks.

        The combined company's international expansion will subject it to additional foreign currency exchange risks and will require management attention and resources. The combined company expects to pursue expansion through a number of international alliances and to rely extensively on these business partners initially to conduct operations, establish local networks, register Web sites as affiliates and coordinate sales and marketing efforts. The combined company's success in these markets will depend on the success of its business partners and their willingness to dedicate sufficient resources to the relationships. The combined company cannot assure you that it will be successful in its efforts overseas. International operations are subject to other inherent risks, including:

  •
  the impact of recessions in economies outside the United States;

  •
  changes in and differences between regulatory requirements, domestic and foreign;

  •
  export restrictions, including export controls relating to encryption technologies;

  •
  reduced protection for intellectual property rights in some countries;

  •
  potentially adverse tax consequences;

  •
  difficulties and costs of staffing and managing foreign operations;

  •
  political and economic instability;

  •
  tariffs and other trade barriers; and

  •
  seasonal reductions in business activity.

DoubleClick will remain the combined company's largest stockholder after the merger, and DoubleClick may have interests that are different from, or in addition to, yours.

        DoubleClick, which is one of ValueClick's and Be Free's competitors, currently owns approximately 15% of ValueClick's outstanding common stock and will own approximately 8.1% of the combined company's outstanding common stock after the merger. DoubleClick has the right to maintain its percentage ownership if the combined company issues new securities, other than in a public offering, in connection with an acquisition of, or merger with, another company or under other specified exceptions until February 28, 2003. DoubleClick may have interests that are different from, or in addition to, your interests. Because ValueClick has generally agreed to use DoubleClick rather than other providers of services similar to those that DoubleClick makes available, and because the combined company may have additional commercial relationships with DoubleClick in the future, conflicts of interest could arise with respect to the nature, quality and pricing of services that DoubleClick provides to the combined company. DoubleClick currently has the right to designate one member of ValueClick's board of directors. In addition, the holders of approximately 12.2% of ValueClick's currently outstanding common stock have agreed to vote their shares in favor of a specified number of DoubleClick's nominees to ValueClick's board of directors, depending on DoubleClick's percentage ownership of ValueClick's common stock. Because DoubleClick provides Internet advertising services that compete with those of the combined company, conflicts of interest could arise for DoubleClick's representatives on the combined company's board of directors. ValueClick has not implemented specific policies with respect to these potential conflicts of interest, which could be resolved in a manner adverse to ValueClick.

        If the merger is completed, DoubleClick will own approximately 8.1% of the combined company's outstanding stock; thereafter, so long as DoubleClick owns less than 10% of the combined company's common stock, it will not have the right to designate any person to the combined company's board of directors.

Delaware law contains, and the combined company's board of directors could implement, anti-takeover provisions that could deter takeover attempts that could be beneficial to the combined company's stockholders.

        Provisions of Delaware law could make it more difficult for a third party to acquire the combined company, even if doing so would be beneficial to the combined company's stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of ValueClick and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of ValueClick's outstanding voting stock from acquiring ValueClick without the board of director's consent for at least three years from the date they first hold 15% or more of the voting stock. DoubleClick is not subject to this provision of Delaware law with respect to its investment in ValueClick. In addition, if the merger is completed, ValueClick's board of directors intends to consider, and may implement anti-takeover provisions, including a shareholder rights plan, which could make it more difficult for a third party to acquire the combined company, even if doing so would be beneficial to the combined company's stockholders.

System failures could significantly disrupt the combined company's operations, which could cause it to lose customers or advertising inventory.

        The combined company's success depends on the continued and uninterrupted performance of its systems. Sustained or repeated system failures that interrupt the combined company's ability to provide services to customers, including failures affecting the combined company's ability to deliver and target advertisements and promotions quickly and accurately, to deliver reports to its customers and their marketing partners and to process users' responses to advertisements, would reduce significantly the attractiveness of its solutions to advertisers and Web publishers. The combined company's business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays its operations.

        The combined company's operations depend on its ability to protect its computer systems against damage from fire, power loss, water damage, telecommunications failure, vandalism, malicious human acts, natural disasters and similar unexpected adverse events. The combined company will lease server space in Los Angeles and Santa Clara, California; Boca Raton, Florida; Louisville, Kentucky; Pittsburgh, Pennsylvania; McLean, Virginia; and Tokyo, Japan. Therefore, any of the above factors affecting the Boca Raton, Los Angeles, Louisville, McLean, Pittsburgh, Santa Clara, or Tokyo areas would substantially harm the combined company's business. Moreover, despite network security measures, the combined company's servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because the combined company cannot control the maintenance and operation of its third-party data centers. Despite the precautions taken, unanticipated problems affecting the combined company's systems could cause interruptions in the delivery of its solutions in the future. Be Free has experienced systems outages and denials of service in the past, during which it was unable to route transactions to its customers from their marketing partners or provide reports. To date, these outages have not had a material effect on Be Free's operations. The combined company's data storage centers incorporate redundant systems, consisting of additional servers, but its primary system does not switch over to its backup system automatically. The expansion of the combined company's existing data storage centers and the opening of additional data storage centers also may not eliminate system outages or prevent the loss of sales when system outages occur. The combined company expects additional system outages in the future. A prolonged system-wide outage or frequent outages could cause harm to the combined company's reputation and could cause its customers or their marketing partners to make claims against the combined company for damages allegedly resulting from an outage. Any damage or failure that interrupts or delays the combined company's operations could result in material harm to its business and expose it to material liabilities. The combined company's insurance policies may not adequately compensate it for any losses that may occur due to any failures in its systems.

The combined company may experience capacity constraints that could reduce its revenues.

        The combined company's future success depends in part on the efficient performance of its software and technology, as well as the efficient performance of the systems of third parties. As the numbers of Web pages and Internet users increase, the combined company's services and infrastructure may not be able to grow to meet the demand. A sudden and unexpected increase in the volume of advertising delivered through its servers or in click rates could strain the capacity of the software or hardware that the combined company has deployed. Any capacity constraints the combined company experiences could lead to slower response times or system failures and adversely affect the availability of advertisements, the number of advertising views delivered and the level of user responses received, which would harm the combined company's revenues. To the extent that the combined company does not effectively address capacity constraints or system failures, its business, results of operations and financial condition could be harmed substantially. The combined company will also depend on ISPs that provide consumers with access to the Web sites on which its customers' advertisements appear. Internet users have occasionally experienced difficulties connecting to the Web due to failures of their ISPs' systems. Any disruption in Internet access provided by ISPs or failures by ISPs to handle the higher volumes of traffic expected in the future could materially and adversely affect the combined company's revenues.

It may be difficult to predict the combined company's financial performance because its quarterly operating results may fluctuate.

        The combined company's revenues and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond the combined company's control. You should not rely on period-to-period comparisons of ValueClick's or Be Free's results of operations as an indication of the combined company's future performance. The combined company's results of operations may fall below the expectations of market analysts and investors in some future periods. If this happens, the market price of ValueClick's common stock may fall. The factors that may affect the combined company's quarterly operating results include:

  •
  fluctuations in demand for its advertising solutions;

  •
  fluctuations in click rates;

  •
  fluctuations in the amount of available advertising space, or views, on Web sites in the combined company's network;

  •
  the timing and amount of sales and marketing expenses incurred to attract new advertisers;

  •
  fluctuations in sales of different types of advertising, for example, the amount of advertising sold at higher rates rather than lower rates;

  •
  seasonal patterns in Internet advertisers' spending;

  •
  changes in the combined company's pricing policies, the pricing policies of the combined company's competitors or the pricing policies for advertising on the Internet generally;

  •
  timing differences at the end of each quarter between the combined company's payments to Web publishers for a given set of clicks and its collection of advertising revenue for those clicks; and

  •
  costs related to acquisitions of technology or businesses.

        Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter current or prospective advertisers' spending priorities, or may increase the time it takes the combined company to close sales with advertisers, and could materially and adversely affect its business, results of operations, cash flows and financial condition.

The combined company may be unable to reduce spending if its revenues are lower than expected because its short-term expenses are fixed and future revenues and operating results are difficult to forecast.

        The combined company's current and future expense estimates are based, in large part, on its estimates of future revenues and on its investment plans. In particular, the combined company plans to increase its operating expenses significantly in order to expand its sales and marketing operations; enhance its technology and software solutions; acquire additional advertising inventory; enhance its advertising management platform; and continue its international expansion. Most of the combined company's expenses are fixed in the short term. The combined company may be unable to reduce spending if its revenues are lower than expected. Any significant shortfall in revenues in relation to the combined company's expectations could materially and adversely affect its cash flows.

        The combined company's failure to address these risks adequately could materially and adversely affect its business, results of operations and financial condition.

The combined company may be liable for content displayed on the Web sites of its publishers which could increase its expenses.

        The combined company may be liable to third parties for content in the advertising it delivers if the artwork, text or other content involved violates copyright, trademark or other intellectual property rights of third parties or if the content is defamatory. The combined company will not be able to screen all of the content generated by its customers and their marketing partners. As a result, the combined company may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the materials displayed on its customers sites and on their marketing partners' sites and e-mail messages. For example, if one of the combined company's customers is sued for posting information on its Internet site that is alleged to be defamatory, the combined company may also be named as a defendant in that legal action based solely on its limited association with that customer's Internet site. As a result, the combined company could be involved in legal proceedings and disputes that are costly to resolve, regardless of their lack of merit. The combined company may also suffer a loss of customers or reputational harm based on this information or resulting from its involvement in these legal proceedings. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. The combined company's insurance may not cover claims of these types or may not be adequate to indemnify the combined company for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against the combined company, could exceed the total of its coverage limits. There is also a risk that a single claim or multiple claims asserted against the combined company may not qualify for coverage under its insurance policies as a result of coverage exclusions that are contained within these polices. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the combined company's reputation and its business and operating results, or could result in the imposition of criminal penalties.

Any breach of the combined company's security measures that results in the release of confidential customer data could cause customer dissatisfaction, customer loss, or both and expose the combined company to lawsuits.

        Third parties may attempt to breach the combined company's security. If they are successful, they could obtain the combined company's customers' or their marketing partners' confidential information, including marketing data, sales data, passwords, financial account, performance and contact information. A breach of security could materially and adversely affect the combined company's reputation, business and prospects. The combined company relies on encryption technology licensed from third parties. The combined company's systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss or theft of data. The combined company may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. The combined company may be liable for any breach in its security and any breach could harm its reputation, reduce demand for its services or cause customers to terminate their relationships with the combined company.

If the combined company's system produces inaccurate information, the combined company may experience customer dissatisfaction, customer loss, or both and be exposed to lawsuits.

        Software defects or inaccurate data may cause incorrect recording, reporting or display of information to the combined company's customers, their marketing partners or both. Inaccurate information could cause the combined company's customers to over-pay or under-pay their marketing partners. As a result, the combined company could be held liable for any damages incurred by its customers or their marketing partners. In addition, Be Free provides an optional payment service for its customers. Software defects and inaccurate data may cause the combined company to send payments to the wrong party, in the wrong amounts, or on an untimely basis, any of which could cause liability for the combined company, lead to customer dissatisfaction, or both. The combined company's services depend on complex software that it has internally developed or licensed from third parties. Software often contains defects, particularly when first introduced or when new versions are released, which can adversely affect performance or result in inaccurate data. The combined company may not discover software defects that affect its new or current services or enhancements until after they are deployed. In addition, the combined company's services depend on its customers and their marketing partners supplying the combined company with data regarding contacts, performance and sales. If the combined company is provided with erronious or incomplete data, it may produce inaccurate information. Although such inaccuracies may be neither the combined company's fault or responsibility, the combined company may still experience customer dissatisfaction or loss as a result.

The combined company may not be able to protect its technology from unauthorized use, which could diminish the value of its services, weaken its competitive position and reduce its revenues.

        The combined company protects its proprietary rights through a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. Third-party software providers could copy or otherwise obtain and use the combined company's technology without authorization or develop similar technology independently which may infringe upon its proprietary rights. The combined company may not be able to detect infringement and may lose competitive position in the market before its does so. In addition, competitors may design around the combined company's technology or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

        ValueClick and Be Free generally enter into confidentiality or license agreements with their respective employees, consultants, vendor clients and corporate partners, and generally controls access to and distribution of their technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use ValueClick's or Be Free's services or technologies. Their precautions may not prevent misappropriation of their services or technologies, particularly in foreign countries where laws or law enforcement practices may not protect their proprietary rights as fully as in the United States.

If the combined company fails to keep pace with rapidly changing technologies, it could lose customer or advertising inventory.

        The Internet advertising market is characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments in research and development. The combined company's success will depend on its ability to adapt to rapidly changing technologies, to enhance existing solutions and to develop and introduce a variety of new solutions to address its customers' changing demands. For example, advertisers are increasingly requiring Internet advertising networks to have the ability to deliver advertisements utilizing new formats that surpass stationary images and incorporate rich media, such as video and audio, interactivity, and more precise consumer targeting techniques. ValueClick's system does not support some types of advertising formats, such as certain video and audio formats, and many of the Web sites in its network have not implemented systems to allow rich media advertisements. In addition, an increase in the bandwidth of Internet access resulting in faster data delivery may provide new products and services that will take advantage of this expansion in delivery capability. If the combined company fails to adapt successfully to developments such as these, it could lose customers or advertising inventory. ValueClick purchases most of the software used in its business from third parties. ValueClick intends to continue to acquire technology necessary for it to conduct its business from third parties. ValueClick cannot assure you that, in the future, these technologies will be available on commercially reasonable terms, or at all. The combined company may also experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. Any new solution or enhancement that the combined company develops will need to meet the requirements of its current and prospective customers and may not achieve significant market acceptance. If the combined company fails to keep pace with technological developments and the introduction of new industry and technology standards on a cost-effective basis, its expenses could increase, and the combined company could lose customers or advertising inventory.

Changes in government regulation and industry standards could decrease demand for the combined company's services and increase its costs of doing business.

        Laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Web and adversely affect the demand for the combined company's advertising solutions or otherwise harm its business, results of operations and financial condition. The United States Congress has enacted Internet legislation regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted and may address issues such as user privacy, pricing, intellectual property ownership and infringement, copyright, trademark, trade secret, export of encryption technology, acceptable content, taxation and quality of products and services. This legislation could hinder growth in the use of the Web generally and decrease the acceptance of the Web as a communications, commercial and advertising medium.

        Legislation has been proposed recently to prohibit the sending of unsolicited commercial e-mail. ValueClick has a consent-based email delivery business that it believes should not, as a matter of policy, be affected by this kind of legislation. However, it is possible that legislation will be passed that requires the combined company to change its current practices, or subject the combined company to increased possibility of legal liability for its practices.

        Due to the global nature of the Web, it is possible that, although the combined company's transmissions originate in California, Florida, Pennsylvania, Virginia and Japan, the governments of other states or foreign countries might attempt to regulate its transmissions or levy sales or other taxes relating to its activities. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet and Internet advertising. The combined company's business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

The combined company could be held liable for its or its clients' failure to comply with federal, state and foreign laws governing consumer privacy.

        Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. Any failure of the combined company to comply with applicable foreign, federal and state laws and regulatory requirements of regulatory authorities may result in, among other things, indemnification liability to the combined company's clients and the advertising agencies it works with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. Recently, class action lawsuits have been filed alleging violations of privacy laws by Internet service providers. In October 1998, the European Union adopted a directive addressing data privacy that may result in limitations on the combined company's ability to collect and use information regarding Internet users. These restrictions may limit the combined company's ability to target advertising in most European countries. The combined company's failure to comply with these or other federal, state or foreign laws could result in liability and materially harm the combined company's business.

        In addition to government activity, privacy advocacy groups and the high-technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact the combined company adversely. Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting the combined company and its clients. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, ValueClick and Be Free cannot yet determine the impact these regulations may have on its business. However, if the gathering of profiling information were to be curtailed, Internet advertising would be less effective, which would reduce demand for Internet advertising and harm the combined company's business.

        The combined company's customers are also subject to various federal and state regulations concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, the Federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, as well as other laws that govern the collection and use of consumer credit information. ValueClick and Be Free cannot assure you that their clients are currently in compliance, or will remain in compliance, with these laws and their own privacy policies. The combined company may be held liable if its clients use its technology in a manner that is not in compliance with these laws or their own stated privacy standards.

Risks Related to ValueClick's Business

        For risks related to the operations of ValueClick's business, please see the risk factors contained in ValueClick's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated by reference into this joint proxy statement/prospectus.

Risks Related to Be Free's Business

        For risks related to the operations of Be Free's business, please see "Factors That May Affect Future Results" contained in Be Free's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated by reference into this joint proxy statement/prospectus.

THE VALUECLICK ANNUAL MEETING

Joint Proxy Statement/Prospectus

        This document is being furnished to you in connection with the solicitation of proxies by ValueClick's board of directors for the annual meeting of ValueClick's stockholders.

        This joint proxy statement/prospectus is first being furnished to ValueClick stockholders on or about                        , 2002.

Date, Time and Place of the Annual Meeting

        The annual meeting of ValueClick stockholders will be held as follows:

                , 2002
10:00 a.m., local time
4360 Park Terrace Drive, Suite 100
Westlake Village, California

Purpose of the Annual Meeting

        The purpose of the ValueClick annual meeting is:

  •
  To approve the issuance of shares of ValueClick common stock pursuant to the Agreement and Plan of Merger, dated as of March 10, 2002, by and among ValueClick, Inc., Bravo Acquisition I Corp. and Be Free, Inc.;

  •
  To approve a proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 shares;

  •
  To elect nine members of the board of directors of ValueClick to serve until the next annual meeting of ValueClick stockholders and until their successors have been elected and qualified;

  •
  To permit ValueClick's board of directors or its chairman, in their discretion, to adjourn or postpone the annual meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the annual meeting to approve each proposal; and

  •
  To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

Stockholder Record Date for the Annual Meeting

        ValueClick's board of directors has fixed the close of business on            , 2002 as the record date for determining which ValueClick stockholders are entitled to notice of and to vote at the ValueClick annual meeting. On the record date, there were                        shares of ValueClick common stock outstanding, held by approximately                         holders of record.

Quorum; Vote Required for Each Proposal

        A majority of the outstanding shares of ValueClick common stock must be represented either in person or by proxy, to constitute a quorum at the ValueClick annual meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the meeting. At the ValueClick annual meeting, each share of ValueClick common stock is entitled to one vote on all matters properly submitted to the ValueClick stockholders.

        Proposal Number One: The affirmative vote of the holders of a majority of shares of ValueClick common stock voting on Proposal Number One is required to approve the issuance of shares of ValueClick common stock pursuant to the merger agreement. ValueClick stockholders should be aware that if the issuance of shares of ValueClick common stock pursuant to the merger agreement is approved by ValueClick's stockholders but there are insufficient votes to approve Proposal Number Two below to amend and restate ValueClick's Amended and Restated Certificate of Incorporation, ValueClick will not have enough shares of common stock to issue to Be Free stockholders in the merger and the merger cannot be completed.

        Proposal Number Two: The approval of the proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000 requires the affirmative vote of the holders of a majority of the shares of ValueClick common stock outstanding as of the record date.

        Even though the proposal to approve the issuance of shares of ValueClick common stock pursuant to the merger agreement and the proposal to amend the certificate of incorporation are independent proposals and approval of one is not conditioned upon approval of the other, ValueClick cannot consummate the merger without approval of the proposal to amend its certificate of incorporation. Therefore, if the issuance of shares of ValueClick common stock pursuant to the merger agreement is approved, but the amendment to the certificate of incorporation is not approved, ValueClick's authorized shares will be increased even though ValueClick will not be able to consummate the merger and, therefore, will not be issuing any shares pursuant to the merger agreement.

        Proposal Number Three: The nine director nominees receiving the highest number of affirmative votes of the shares of ValueClick common stock present in person or represented by proxy at the annual meeting and entitled to vote, shall be elected as directors.

        Proposal Number Four: The affirmative vote of the holders of a majority of the shares of ValueClick common stock voting on the proposal is required to permit ValueClick's board of directors or its chairman, in their discretion, to adjourn or postpone the annual meeting if necessary to solicit further proxies.

        Be Free has entered into voting agreements with several directors, officers and stockholders of ValueClick that require these ValueClick stockholders to vote their shares of ValueClick common stock in favor of the approval of the issuance of shares of ValueClick common stock pursuant to the merger agreement and the proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation. As of the record date, the shares owned by these stockholders and subject to such voting agreements represented approximately          % of the voting power of ValueClick capital stock entitled to vote at the ValueClick annual meeting.

        The directors and executive officers of ValueClick owned approximately    % of the outstanding shares of ValueClick common stock as of the record date, and each of them, with the exception of one director who was absent, has indicated their intention to vote in favor of the approval of the merger agreement or has entered into a voting agreement with Be Free as described above.

The ValueClick board of directors has approved, and recommends that the ValueClick stockholders vote "FOR" the merger proposal, the grant of discretionary authority to adjourn the annual meeting for further solicitation of proxies, the amendment and restatement of its certificate of incorporation, and the election of the nine director nominees.

Proxies

        All shares of ValueClick common stock represented by properly executed proxy cards received before or at the ValueClick annual meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR the proposals. You are urged to mark the box on the proxy card to indicate how to vote your shares.

        If a properly executed proxy card is returned and the stockholder has abstained from voting on one or more of the proposals, the ValueClick common stock represented by the proxy will be considered present at the annual meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals.

        If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

        Abstentions, failures to vote and broker non-votes at the annual meeting will have no effect on the proposals to approve the issuance of shares of ValueClick common stock pursuant to the merger agreement, to elect directors or to grant discretionary authority to ValueClick's board of directors or its chairman to adjourn the annual meeting to further solicit proxies. Abstentions, failures to vote and broker non-votes for all other proposals, will have the same effect as a vote against that particular proposal at the ValueClick annual meeting.

        You may revoke your proxy at any time before it is voted by:

  •
  notifying in writing the Secretary of ValueClick, Inc. at 4360 Park Terrace Drive, Suite 100, Westlake Village, California 91361;

  •
  granting a subsequently dated proxy; or

  •
  if you are a holder of record, appearing in person and voting at the annual meeting.

        Your attendance at the annual meeting will not in and of itself revoke your proxy.

        ValueClick is not aware of any business to be acted on at the ValueClick annual meeting, except as described in this document. If any other matters are properly presented at the ValueClick annual meeting, or any adjournment or postponement of the annual meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Solicitation of Proxies

        ValueClick will pay the expenses incurred in connection with the printing and mailing of this document. ValueClick will also request banks, brokers and other intermediaries holding shares of ValueClick common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of ValueClick. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

        ValueClick may engage one or more proxy solicitation firms to assist in obtaining proxies from its stockholders on a timely basis. As of the date of this document, ValueClick has not engaged a proxy solicitation firm or has committed itself to the payment of any fees for this service.

THE BE FREE ANNUAL MEETING

Joint Proxy Statement/Prospectus

        This document is being furnished to you in connection with the solicitation of proxies by Be Free's board of directors for the annual meeting of Be Free's stockholders.

        This joint proxy statement/prospectus is first being furnished to Be Free's stockholders on or about             , 2002.

Date, Time and Place of the Annual Meeting

        The annual meeting of Be Free stockholders will be held as follows:

                        , 2002
10:00 a.m., local time
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

Purpose of the Annual Meeting

        The purpose of the Be Free annual meeting is:

  •
  To adopt the Agreement and Plan of Merger, dated as of March 10, 2002, by and among ValueClick, Inc., Bravo Acquisition I Corp. and Be Free, Inc. and approve the merger;

  •
  To elect two Class III directors to the board of directors of Be Free to serve until the next annual meeting of stockholders and until their successors have been elected and qualified;

  •
  To ratify the appointment of PricewaterhouseCoopers LLP as Be Free's independent auditors for the current fiscal year; and

  •
  To permit Be Free's board of directors or its chairman, in their discretion, to adjourn or postpone the annual meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the annual meeting to adopt the merger agreement.

Stockholder Record Date for the Annual Meeting

        Be Free's board of directors has fixed the close of business on                            , 2002 as the record date for determining which Be Free stockholders are entitled to notice of and to vote at the Be Free annual meeting. On the record date, there were                            shares of Be Free common stock outstanding, held by approximately                holders of record.

Quorum; Vote Required for Each Proposal

        A majority of the outstanding shares of Be Free common stock must be represented, either in person or by proxy, to constitute a quorum at the Be Free annual meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the meeting. At the Be Free annual meeting, each share of Be Free common stock is entitled to one vote on all matters properly submitted to the Be Free stockholders.

        Proposal Number One: The affirmative vote of the holders of a majority of the shares of Be Free common stock outstanding as of the record date is required to adopt the merger agreement and approve the merger.

        Proposal Number Two: The two director nominees receiving the highest number of affirmative votes of the shares of Be Free common stock present in person or represented by proxy at the annual meeting and entitled to vote, shall be elected as Class III directors.

        Proposal Number Three: The board of directors has appointed PricewaterhouseCoopers LLP as Be Free's independent auditors for the current fiscal year ending December 31, 2002. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP by a majority vote of the shares of Be Free common stock present in person or represented by proxy at the annual meeting and entitled to vote, the selection of such auditors will be reconsidered by the Be Free board.

        Proposal Number Four: The affirmative vote of the holders of a majority of the shares of Be Free common stock voting on the proposal is required to permit Be Free's board of directors or its chairman, in their discretion, to adjourn or postpone the annual meeting if necessary to solicit further proxies.

        ValueClick has entered into voting agreements with several directors, officers and stockholders of Be Free, that require these Be Free stockholders to vote their shares of Be Free common stock in favor of the adoption of the merger agreement and approval of the merger. As of the record date, the shares owned by these stockholders and subject to such voting agreements represented approximately        % of the voting power of Be Free capital stock entitled to vote at the Be Free annual meeting.

        The directors and executive officers of Be Free owned approximately        % of the outstanding shares of Be Free common stock as of the record date, and each of them has indicated their intention to vote in favor of adoption of the merger agreement or has entered into a voting agreement with ValueClick as described above.

        The Be Free board of directors unanimously recommends that the Be Free stockholders vote "FOR" the adoption of the merger agreement and approval of the merger, the election of such director nominees, the ratification of the appointment of independent auditors and the grant of discretionary authority to adjourn the annual meeting for further solicitation of proxies.

Proxies

        Be Free stockholders may vote by returning the enclosed proxy card by mail, submitting an electronic proxy over the Internet or in person, at the annual meeting. All shares of Be Free common stock represented by properly executed proxy cards received before or at the Be Free annual meeting and all proxies properly submitted over the Internet will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards or Internet submissions. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposals. You are urged to mark the box on the proxy card or Internet submission to indicate how to vote your shares.

        If a properly executed proxy card is returned or properly submitted over the Internet and the stockholder has abstained from voting on one or more of the proposals, the Be Free common stock represented by the proxy will be considered present at the annual meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals.

        If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

        Abstentions, failures to vote and broker non-votes for the merger proposal will have the same effect as a vote against the merger proposal at the Be Free annual meeting but will have no effect on the election of directors, the ratification of the appointment of independent auditors or the proposal to grant discretionary authority to Be Free's board of directors or its chairman to adjourn the annual meeting to further solicit proxies.

        You may revoke your proxy at any time before it is voted by:

  •
  notifying in writing the Secretary of Be Free, Inc. at 154 Crane Meadow Road, Marlborough, Massachusetts 01752;

  •
  granting a subsequently dated proxy; or

  •
  if you are a holder of record, appearing in person and voting at the annual meeting.

        Your attendance at the annual meeting will not in and of itself revoke your proxy.

        Be Free is not aware of any business to be acted on at the Be Free annual meeting, except as described in this document. If any other matters are properly presented at the Be Free annual meeting, or any adjournment or postponement of the annual meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

Appraisal Rights

        Under Delaware law, Be Free's stockholders are not entitled to appraisal rights in connection with the merger.

Solicitation of Proxies

        ValueClick and Be Free will each pay one-half of the expenses incurred in connection with the printing and mailing of this document. Be Free will also request banks, brokers and other intermediaries holding shares of Be Free common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Be Free. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

        Be Free may engage one or more proxy solicitation firms to assist in obtaining proxies from its stockholders on a timely basis. As of the date of this document, Be Free has not engaged a proxy solicitation firm or has committed itself to the payment of any fees for this service.

        You should not send in any stock certificates with your proxy card. If you are a Be Free stockholder, a transmittal letter with instructions for the surrender of your Be Free stock certificates will be mailed to you as soon as practicable after completion of the merger.

PROPOSAL NUMBER ONE

VALUECLICK STOCKHOLDER APPROVAL OF THE ISSUANCE OF SHARES
OF VALUECLICK COMMON STOCK PURSUANT TO THE MERGER AGREEMENT

BE FREE STOCKHOLDER ADOPTION OF THE MERGER AGREEMENT
AND APPROVAL OF THE MERGER

        In Proposal Number One, ValueClick stockholders are being asked to approve the issuance of ValueClick common stock pursuant to the merger agreement. Approval of the issuance of ValueClick common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of shares of ValueClick common stock voting on Proposal Number One. ValueClick does not currently have enough authorized but unissued shares of common stock to complete the merger. In Proposal Number Two, ValueClick stockholders are being asked to approve an amendment to ValueClick's certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. Approval of the amendment to ValueClick's certificate of incorporation requires the affirmative vote of the holders of a majority of the shares of ValueClick common stock outstanding as of the record date. Even though Proposals Number One and Two are independent proposals and approval of one is not conditioned upon approval of the other, ValueClick cannot consummate the merger without approval of Proposal Number Two. Therefore, if Proposal Number One is approved, but Proposal Number Two is not approved by ValueClick's stockholders, the merger will not be completed. Conversely, if Proposal Number Two is approved by ValueClick's stockholders, but Proposal Number One is not approved, ValueClick's authorized shares will be increased, even though ValueClick will not be able to consummate the merger and, therefore, will not be issuing any shares of common stock pursuant to the merger agreement.

        This section describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire document, including the annexes, carefully for a more complete understanding of the merger and the terms of the merger agreement.

General Description of the Merger

        At the effective time, Bravo Acquisition I Corp., a wholly-owned subsidiary of ValueClick, will be merged with and into Be Free. Be Free will be the surviving corporation and will continue as a wholly-owned subsidiary of ValueClick. As a result of the merger, each share of Be Free common stock outstanding at the effective time will be converted automatically into 0.65882 of a share of ValueClick common stock, with cash paid for any fractional share.

        Based on the number of shares of Be Free common stock and ValueClick common stock outstanding as of the record date and the exchange ratio, approximately            shares of ValueClick common stock will be issuable pursuant to the merger agreement, representing approximately 45% of the ValueClick common stock outstanding on a fully-diluted basis immediately after the merger. Based on shares of Be Free common stock underlying its outstanding stock options as of the record date and the exchange ratio, options to purchase approximately            additional shares of ValueClick common stock will be assumed by ValueClick in the merger. This assumes that none of Be Free's stock options are exercised between the record date and the effective time.

Background of the Merger

        In connection with ValueClick's long-term strategic plans involving growth through strategic alliances, investments, acquisitions or business combinations, ValueClick's management has been searching for and evaluating strategic acquisition candidates since 2000, and ValueClick has acquired five companies in the past two years, most recently Mediaplex in October 2001. As a part of this process, ValueClick's management, at a meeting of its board of directors on October 26, 2001, identified Be Free as a company with strategic assets that fit into ValueClick's growth strategy. While ValueClick's management considered other potential acquisition candidates before it agreed to acquire Be Free, discussions with those candidates led ValueClick's management to conclude that a business combination with those candidates would not be in the best interest of ValueClick and its stockholders at that time for a variety of reasons, including the financial condition and operating performance of the these candidates and potential challenges in integrating those candidates with ValueClick. By contrast, ValueClick's management decided to pursue the Be Free transaction because of the potential synergies between the two companies, the economic terms of the combination and the complimentary nature of the existing customer relationships of the two companies.

        Since the closing of Be Free's public offering in March 2000, Be Free's management has pursued a strategy of broadening the products and services that it offers to its customers. While Be Free believes that it offers very competitive e-marketing services, its management believes that a broader suite of products and services would offer greater prospects for growth and profitability. To achieve this strategy, Be Free's management has evaluated a significant number of potential acquisitions or business combinations. The combination with ValueClick was viewed as an opportunity to provide a much more robust suite of products and services than Be Free would be able to provide as a separate entity in the near term, even assuming it was able to identify and close on desirable acquisition candidates.

        The following is a chronology of the meetings and events leading up to the agreement with Be Free:

        On November 27, 2001, ValueClick's chairman and chief executive officer, James Zarley, contacted Be Free's chief executive officer, Gordon Hoffstein, and held a telephone conversation to discuss each company's corporate development program and overall business strategy. Messrs. Zarley and Hoffstein also discussed generally the possibility of a strategic transaction between ValueClick and Be Free, and agreed to meet in person to discuss further the respective companies' businesses, future plans and possibility of a transaction.

        In late November 2001, Mr. Hoffstein discussed with individual Be Free directors and with Stephen M. Joseph, the chief financial officer of Be Free, the possibility of pursuing a strategic combination with ValueClick.

        On December 6, 2001, ValueClick and Be Free executed a non-disclosure agreement.

        On December 6, 2001, Mr. Zarley and Samuel Paisley, ValueClick's chief operating officer, met with Messrs. Hoffstein and Joseph in Chicago, Illinois. Messrs. Hoffstein and Zarley presented details relating to their respective companies' customers, revenue streams, personnel, technology platforms, ownership, board membership, management team, financial strength, competitive position and operating performance. Strategic advantages of combining the two companies were discussed including potential increases in scale of business, broader marketing solutions for an expanded customer base, potential for enhanced profitability and greater financial strength. Possible approaches for structuring and implementing a transaction as well as potential terms were also discussed.

        On December 10, 2001, Mr. Zarley submitted a non-binding term sheet to Be Free and discussed the document with Mr. Hoffstein. Over the next four days, the companies' respective legal advisors and senior executives discussed the term sheet, and both companies agreed to begin negotiating a merger agreement and to commence detailed due diligence.

        On December 17, 2001, ValueClick and Be Free, together with their respective legal, financial and accounting advisors, began discussing a potential timetable for a business combination as well as the general terms of the merger agreement and other related agreements. On December 19, 2001, ValueClick's legal counsel provided an initial draft of the merger and voting agreements, and the parties began to exchange due diligence information. From December 19, 2001 until January 10, 2002,

ValueClick and Be Free and their respective financial, legal and accounting advisors, each conducted business, financial and legal due diligence reviews, and negotiated the terms of the merger agreement and related documents.

        On December 27, 2001, the Be Free board of directors held a telephonic meeting. Mr. Joseph and representatives of Hale and Dorr LLP, Be Free's legal counsel, also attended. At that meeting, management outlined the rationale for, as well as the general structure and potential terms of, a business combination with ValueClick. Management also reviewed public information about ValueClick sent to directors in advance of the meeting and Hale and Dorr LLP reviewed the terms of the current drafts of the merger agreement and related documents. Management and legal counsel were instructed to continue exploring the proposed business combination.

        On January 9, 2002, Mr. Joseph met with Messrs. Zarley and Paisley in ValueClick's offices in San Francisco, California. They reviewed the potential cost synergies that might be expected to result from a business combination.

        From January 9 through January 14, 2002, Messrs. Zarley and Hoffstein had periodic telephone conversations discussing the terms of the merger agreement, including the proposed exchange ratio. On January 14, 2002, Messrs. Zarley and Hoffstein agreed to suspend further due diligence activities and negotiations of the agreements among the parties' respective professional advisors pending their respective announcement of financial results for the quarter and year ended December 31, 2001.

        On February 7, 2002, Be Free's board of directors held its regularly scheduled meeting. During this meeting, Mr. Hoffstein reported on the prior negotiations with ValueClick.

        On February 14, 2002, ValueClick's board of directors held its regularly scheduled meeting, at which Messrs. Zarley and Paisley updated the board as to the status of the discussions between Messrs. Zarley and Hoffstein. The board encouraged Messrs. Zarley and Paisley to continue their efforts to reach an agreement with Be Free as to the terms of a proposed merger.

        From February 14 through February 25, 2002, Messrs. Zarley and Hoffstein had further telephone conversations discussing the terms of a potential merger.

        On February 28, 2002, the Be Free board of directors met in Marlborough, Massachusetts and all directors were present in person or by telephone. Messrs. Joseph, Zarley and Paisley, as well as representatives of Hale and Dorr LLP were also present. Messrs. Zarley and Paisley presented ValueClick's corporate development program and overall business strategy and their views as to the strategic advantages of combining ValueClick and Be Free. After Messrs. Zarley and Paisley left the meeting, management and legal counsel reviewed the proposed terms of the merger agreement and related documents that had not as yet been settled. The board of directors authorized management and legal counsel to resume negotiations with ValueClick. After the board meeting, Messrs. Zarley and Paisley met with Messrs. Hoffstein and Joseph to discuss the terms of the merger and mutually agreed to resume due diligence activities and engage, together with their respective legal, financial and accounting advisors, in negotiations to conclude the terms of the merger agreement and other related agreements.

        On March 1, 2002, ValueClick's board of directors held a telephonic meeting to consider the proposed merger with Be Free. Messrs. Zarley and Paisley reviewed with the board the history and background of discussions with Be Free, the strategic reasons for the merger and other considerations, as well as the status of negotiations with Be Free's management. After further discussions, ValueClick's board of directors directed Messrs. Zarley and Paisley to continue negotiations with Be Free.

        From March 1, 2002 until March 10, 2002, ValueClick and Be Free and their respective financial, legal and accounting advisors each completed business, financial and legal due diligence reviews and finalized the terms of the merger agreements and related documents.

        On March 8, 2002, ValueClick's board of directors held a telephonic meeting to review the terms of the merger with Be Free. Ira Carlin, one of ValueClick's directors, did not attend this meeting. Representatives of ValueClick's senior management, Salomon Smith Barney Inc., ValueClick's financial advisor, and Brobeck, Phleger & Harrison LLP, ValueClick's legal counsel, also attended. Brobeck, Phleger & Harrison LLP made a presentation to the members of ValueClick's board of directors regarding their legal duties and responsibilities in connection with considering the merger, and discussed the principal terms of the merger agreement and related agreements. Mr. Zarley, led the board in a discussion of ValueClick's and Be Free's businesses, the risks and opportunities facing the companies and the strategic reasons for the merger. ValueClick's board of directors reviewed and discussed the status of the negotiations, including the terms of the merger agreement, the final exchange ratio, termination fees, the opportunity to entertain alternative proposals and termination rights. Representatives of Salomon Smith Barney presented an analysis of the financial terms of the proposed transaction and discussed, among other things, ValueClick's and Be Free's financial performance and the fairness, from a financial point of view, of the proposed exchange ratio to ValueClick's stockholders.

        Also on March 8, 2002, Be Free's board of directors met to review the terms of the merger with ValueClick. All of the directors were present by telephone. Mr. Joseph and representatives of Credit Suisse First Boston Corporation, Be Free's financial advisor, and Hale and Dorr LLP also attended. At this meeting, Mr. Hoffstein reviewed the proposed terms of the merger with the board, including the strategic reasons for the merger, the principal financial terms and ValueClick's financial condition and business operations. Mr. Hoffstein also reviewed management's views as to Be Free's prospects as an independent entity and past efforts to identify acquisition candidates or other strategic partners to execute on management's strategy to expand the products and services offered by Be Free.

        Hale and Dorr LLP discussed the board's fiduciary duties in considering a strategic business combination such as the proposed merger with ValueClick and further discussed the terms of the merger agreement and the related documents. Credit Suisse First Boston reviewed with Be Free's board of directors its financial analysis of the exchange ratio provided in the proposed merger and informed Be Free's board of directors that, subject to review of the definitive merger agreement and assuming no material changes in matters relating to the proposed merger, it would be in a position to deliver an opinion, as to the fairness, from a financial point of view, of the exchange ratio to the holders of Be Free common stock.

        After reviewing materials provided at the March 8, 2002 board meeting, ValueClick's board of directors met again on March 10, 2002 to consider and approve the terms of the merger with Be Free. All directors, other than Mr. Carlin were present by telephone. ValueClick's senior management and representatives of Salomon Smith Barney and Brobeck, Phleger & Harrison LLP, also attended. Brobeck, Phleger & Harrison LLP confirmed that there had been no substantive changes to the terms of the merger as described in the previous board meeting. Salomon Smith Barney delivered its oral opinion to ValueClick's board of directors, which opinion was confirmed by delivery of a written opinion dated March 10, 2002, that the exchange ratio of ValueClick common stock for Be Free common stock in the proposed merger agreement was fair, from a financial point of view, to ValueClick's stockholders. The board of directors reviewed with ValueClick's senior management the status of final negotiations and discussed the opinion of Salomon Smith Barney. After further discussions and deliberations, ValueClick's board of directors approved, by a vote of 8 in favor and none opposed, the merger agreement and related agreements and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that ValueClick's stockholders approve the merger agreement.

        Also on March 10, 2002, Be Free's board of directors met to consider the merger agreement and the related documents. All directors were present by telephone as were Mr. Joseph and representatives of Credit Suisse First Boston and Hale and Dorr LLP. Hale and Dorr LLP reviewed the changes in the merger agreement from the form presented at the March 8, 2002 meeting. Credit Suisse First Boston delivered to Be Free's board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated March 10, 2002, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Be Free common stock. After further discussions and deliberation, the Be Free board of directors unanimously approved the merger agreement and the related documents and the transactions contemplated by those agreements, declared them advisable and resolved to recommend that Be Free's stockholders adopt the merger agreement.

        On March 10, 2002, Be Free and ValueClick entered into the definitive merger agreement. In connection with the merger agreement, some of ValueClick's executive officers and some of ValueClick's directors and shareholders entered into voting agreements with Be Free, and some executive officers and some directors of Be Free entered into voting agreements with ValueClick. On March 11, 2002, Be Free and ValueClick issued a joint press release announcing the signing of the merger agreement.

ValueClick's Reasons for the Merger

        ValueClick's board of directors believes that the following potential benefits of the merger will contribute to ValueClick's success:

  •
  ValueClick would acquire Be Free's BFAST® partner marketing service, BSELECTSM Onsite site personalization service, Adaptive Relationship Modeling (ARM) technology, and other critical technologies;

  •
  ValueClick would gain the ability to offer complementary product lines and improved product offerings;

  •
  ValueClick would benefit from Be Free's technical, engineering, management and sales expertise, which are in high demand and short supply;

  •
  ValueClick would gain the ability to integrate technological resources to develop new products with increased functionality and bring them to market faster than either ValueClick or Be Free would do on its own;

  •
  ValueClick would gain the ability to commit greater resources to both current and emerging product development efforts and fund the future growth of its business; and

  •
  ValueClick would gain access to Be Free's customers and entry into a new strategic market segment.

        ValueClick's board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

  •
  information concerning ValueClick's and Be Free's respective businesses, prospects, business plans, financial performance and condition, results of operations, technology positions, management and competitive positions;

  •
  the due diligence investigation conducted by ValueClick's management and legal and accounting advisors;

  •
  ValueClick management's view of the positive results of combining the operations and businesses of ValueClick and Be Free;

  •
  the terms of the merger agreement and related agreements, including price and structure, which were considered by both the ValueClick board of directors and management of ValueClick to provide a fair and equitable basis for the merger;

  •
  a detailed presentation by representatives of Salomon Smith Barney Inc. regarding the financial aspects of the proposed merger, including the ratio for exchanging shares of ValueClick common stock;

  •
  the opinion of Salomon Smith Barney Inc. that the exchange ratio is fair, from a financial point of view, to the holders of ValueClick common stock;

  •
  the current financial market conditions and historical stock market prices, volatility and trading information; and

  •
  the impact of the merger on ValueClick's customers and employees.

        The ValueClick board of directors also considered a number of potentially negative factors, including, but not limited to:

  •
  the risk that the potential benefits sought in the merger might not be fully realized;

  •
  the risk that, despite the efforts of ValueClick and Be Free, key technical, sales and management personnel might not remain employees of the combined company following the merger;

  •
  the effect of the public announcement of the merger on Be Free's business, including a disruption of Be Free's customer relationships if the customers defer purchasing decisions as they evaluate the likelihood of successful integration of ValueClick's and Be Free's products and the combined company's future strategy;

  •
  the risks associated with obtaining the necessary approvals required to complete the merger, including inability to obtain stockholder approval or conditions imposed by the Antitrust Division of the Department of Justice or Federal Trade Commission that could harm the combined company's business;

  •
  the potential negative effect on ValueClick's stock price associated with public announcement of the proposed merger;

  •
  the possibility that the merger might not be completed, and the fact that under some circumstances ValueClick would be required to pay a termination fee to Be Free; and

  •
  the other risks and uncertainties discussed above under "Risk Factors."

        The foregoing discussion is not intended to be exhaustive but is believed to include all material factors considered by the ValueClick board of directors. The ValueClick board of directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, the ValueClick board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the ValueClick board of directors may have given different weight to different factors. After taking into account all of the factors set forth above, the ValueClick board of directors concluded that the merger agreement and the merger were advisable, and in the best interests of ValueClick and its stockholders and that ValueClick should proceed with the merger.

Recommendation of ValueClick's Board Of Directors

        After careful consideration, the ValueClick board of directors, on March 10, 2002, determined that the terms of the merger agreement and the merger are advisable, and in the best interest of, ValueClick and its stockholders and approved the merger agreement and the merger. The ValueClick board of directors recommends that the stockholders of ValueClick vote "FOR" the approval of the issuance of shares of ValueClick common stock pursuant to the merger agreement.

        In considering the recommendation of the ValueClick board of directors with respect to the merger agreement, the ValueClick stockholders should be aware that some directors and executive officers of ValueClick will receive benefits if the merger is completed which results in those persons having interests in the merger that are different from, or are in addition to, the interests of ValueClick stockholders. Please see "Conflicts of Interests of ValueClick Directors and Executive Officers in the Merger" on page       of this document.

Opinion of Salomon Smith Barney Inc.

        Salomon Smith Barney has acted as the financial advisor to ValueClick in connection with the merger. On March 8, 2002, Salomon Smith Barney reviewed its presentation with the ValueClick board of directors and delivered its oral opinion, subsequently confirmed in writing, on March 10, 2002, that as of such date and based upon and subject to the factors and assumptions set forth in the presentation, the exchange ratio was fair, from a financial point of view, to the holders of ValueClick common stock.

        The full text of the written opinion which sets forth the assumptions made, procedures followed and matters considered by Salomon Smith Barney is set forth as Annex B to this joint proxy statement/prospectus and ValueClick stockholders are urged to read Salomon Smith Barney's opinion in its entirety. The summary of the opinion as set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        The opinion and presentation of Salomon Smith Barney to the ValueClick board of directors, in connection with which Salomon Smith Barney was requested to evaluate the fairness, from a financial point of view, of the exchange ratio to the holders of ValueClick common stock, was only one of many factors taken into consideration by the ValueClick board of directors in making its determination to approve the merger. No limitations were imposed by the ValueClick board of directors upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion.

        Salomon Smith Barney's opinion should be read carefully and in its entirety. It is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of ValueClick common stock, and it does not address the underlying business decision of ValueClick to effect the merger or constitute a recommendation to any ValueClick stockholder as to how such holder should vote with respect to the merger. It also does not constitute an opinion or imply any conclusion of Salomon Smith Barney as to what the value of the ValueClick common stock actually will be when issued pursuant to the merger or the price at which ValueClick common stock will trade following the announcement or completion of the merger, which may vary.

        In connection with rendering its opinion, Salomon Smith Barney reviewed selected publicly available business and financial information concerning ValueClick and Be Free as well as financial forecasts that were provided to Salomon Smith Barney by ValueClick and Be Free, respectively. Salomon Smith Barney discussed the business, operations and prospects of ValueClick and Be Free, as well as other matters it believed relevant to its inquiry, with officers and employees of ValueClick and Be Free, respectively. Salomon Smith Barney also considered such other information, analyses, strategic considerations, investigations and financial, economic and market criteria that it deemed appropriate.

        In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of the financial and other information reviewed by Salomon Smith Barney. With respect to the financial forecasts of ValueClick and Be Free, Salomon Smith Barney assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of ValueClick and Be Free as to the future financial performance of ValueClick and Be Free, respectively, and Salomon Smith Barney expressed no opinion with respect to such forecasts or the assumptions on which such forecasts were based. Salomon Smith Barney also assumed that the merger will be consummated in accordance with the terms of the merger agreement and the other agreements entered into in conjunction with the merger. Salomon Smith Barney did not make or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets or liabilities (contingent or otherwise) of ValueClick or Be Free. Salomon Smith Barney's opinion is necessarily based upon conditions as they existed and could be evaluated on the date of its opinion.

        In connection with rendering its opinion to the ValueClick board of directors, Salomon Smith Barney performed several financial analyses which it presented to the ValueClick board of directors, the material portions of which are summarized below. Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Salomon Smith Barney in arriving at its opinion, Salomon Smith Barney made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of implied exchange ratios or implied multiples for any particular analysis should not be taken to be the view of Salomon Smith Barney of the actual exchange ratios or multiples of ValueClick or Be Free.

        The following is a summary of the material financial analyses used by Salomon Smith Barney in connection with providing its opinion to the ValueClick board of directors. Several of the summaries below include information presented in tabular format. In order to understand fully such financial analyses used by Salomon Smith Barney, the tables must be read with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

ValueClick and Be Free Valuation Analysis

        Salomon Smith Barney derived implied exchange ratios and implied multiples for ValueClick and Be Free by using three principal valuation methodologies: a relative valuation analysis, a historical exchange ratio analysis and a comparable company analysis. A relative valuation analysis analyzes certain financial data to determine the relative contribution of each company to the pro forma combined entity. Historical exchange ratio analysis compares the exchange ratio of the proposed transaction to the historical implied per share exchange ratio of the two companies over selected intervals of time. Comparable company analysis analyzes a business' operating performance and outlook relative to a group of publicly traded peer companies. No public company used in the comparable company analysis is identical to ValueClick or Be Free. Accordingly, any analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the public trading multiple of the companies or company to which they are being compared.

        (1)    Relative Valuation Analysis. Salomon Smith Barney analyzed the relative contributions of ValueClick and Be Free to the pro forma combined entity with respect to gross profit (defined as revenues less cost of goods sold) and cash balance for selected periods, the resulting implied exchange ratio of a share of ValueClick common stock to a share of Be Free common stock and the implied offer premium (or discount) to holders of Be Free common stock as compared to the exchange ratio of

..65882x of a share of ValueClick common stock for each share of Be Free common stock as provided in the merger agreement:

	Relative Contribution
	ValueClick	Be Free	Implied Exchange Ratio		Implied Offer Premium/Discount
Gross Profit
Year Ended December 31, 2001 (Actual)	66.7%	33.3%	.514	x	28.1%
Annualized Latest Quarter 2001 (Actual)	60.6	39.4	.557	x	18.3
Year Ended December 31, 2002 (Estimated)	64.4	35.6	.530	x	24.3
Cash Balance
As of December 31, 2001 (Actual)	55.1%	44.9%	.660	x	(0.2%)
As of June 30, 2002 (Estimated)	56.4	43.6	.627	x	5.0

        This analysis, which did not assume the realization of any synergies or payment of a change of control premium to Be Free stockholders in connection with the merger, resulted in an implied exchange ratio range of .514x to .660x, as compared to the exchange ratio of .65882x provided in the merger agreement.

        (2)    Historical Exchange Ratio Analysis. Salomon Smith Barney derived historical implied per share exchange ratios for ValueClick and Be Free by dividing the closing price per share of Be Free common stock by the closing price per share of ValueClick common stock for the 30-, 60-, 90-day and one-year intervals from March 8, 2001 through March 8, 2002, and compared these ranges to the exchange ratio provided in the merger agreement:

Interval of Time	High Implied Exchange Ratio	Low Implied Exchange Ratio	Average Implied Exchange Ratio
Last 30 Days	.90x	.52x	.69x
Last 60 Days	.91x	.52x	.74x
Last 90 Days	.91x	.50x	.70x
Last Year	.91x	.22x	.57x

        The selected historical exchange ratios indicated an average implied exchange ratio range of .57x to .74x, as compared to the exchange ratio of .65882x as provided in the merger agreement.

        (3)    Comparable Company Analysis. Salomon Smith Barney compared selected publicly available financial and operating information of ValueClick and Be Free with corresponding data of the following four online media companies that Salomon Smith Barney believed to be appropriate:

  •
  Avenue A, Inc.

  •
  Digital Impact, Inc.

  •
  DoubleClick, Inc.

  •
  Overture Services, Inc.

        Salomon Smith Barney compared the individual ValueClick and Be Free 2001 revenue and cash balance as well as the pro forma combined entity 2001 revenue and cash balance to the four comparable companies:

Online Media Company	2001 Revenue	Online Media Company	December 31, 2001 Cash Balance
DoubleClick, Inc.	$406	DoubleClick, Inc.	$752
		Pro Forma
Overture Services, Inc.	288	(ValueClick & Be Free)	296
Avenue A, Inc.	90	ValueClick	163
Pro Forma
(ValueClick & Be Free)	88	Overture Services, Inc.	134
ValueClick	66	Be Free	133
Digital Impact, Inc.	39	Avenue A, Inc.	113
Be Free	23	Digital Impact, Inc.	26

        In addition, Salomon Smith Barney analyzed multiples of Adjusted Firm Value (defined as market capitalization less cash balance less projected earnings before interest, taxes, depreciation and amortization less assumed cash requirements for operations) to revenue and gross profit as well as multiples of Market Capitalization to cash balance, and using this information, compared the implied multiples of Be Free at the exchange ratio of .65882x provided in the merger agreement to the current market multiples of the comparable companies and ValueClick:

	Comparable Companies	ValueClick	Be Free
	At Current Market Range	At Current Market	At Current Market	At Deal
Adjusted FirmValue/
2001 Revenue	1.3x—6.5x	1.5x	1.2x	2.4x
2002 Revenue	1.2x—4.0x	1.1x	1.3x	2.4x
2001 Gross Profit	4.3x—7.0x	2.8x	1.6x	3.1x
2002 Gross Profit	3.0x—5.6x	1.8x	1.5x	2.9x
Market Capitalization/
Cash Balance	1.4x—14.5x	1.0x	0.8x	1.0x

        The above "At Deal" multiples for Be Free compared favorably to the multiples for the comparable companies and ValueClick.

        Salomon Smith Barney is an internationally recognized investment banking firm that regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, and corporate, estate and other purposes. ValueClick retained Salomon Smith Barney as a financial advisor because of its reputation, expertise in the valuation of companies and substantial experience in transactions such as the merger.

        Pursuant to the terms of Salomon Smith Barney's engagement, ValueClick agreed to pay Salomon Smith Barney a customary fee upon the written delivery of the fairness opinion and upon completion of the merger. Additionally, ValueClick has agreed to reimburse Salomon Smith Barney for reasonable out-of-pocket expenses, including, without limitation, reasonable fees and expenses of Salomon Smith Barney's legal counsel. ValueClick has also agreed to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement. In the ordinary course of its business, Salomon Smith Barney may actively trade the securities of ValueClick and Be Free for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Be Free's Reasons for the Merger

        On March 10, 2002, the Be Free board of directors voted unanimously to adopt the merger agreement and approve the merger. The board also:

  •
  determined that the merger agreement and the merger were advisable, and in the best interests of, Be Free and its stockholders;

  •
  directed that the merger proposal be submitted for consideration by the Be Free stockholders; and

  •
  recommended that Be Free stockholders vote "FOR" the adoption of the merger agreement and approval of the merger.

        In evaluating the merger, Be Free's board of directors identified several potential benefits of the merger, the most important of which included the board's expectation that:

  •
  following the merger the combined company would have significant scale over a much broader suite of electronic marketing products and services than either Be Free or ValueClick could offer on its own, thereby creating a more effective competitor;

  •
  the combined company's revenues and financial position, especially its cash resources, would enhance its profile to customers and potential investors and better enable it to compete for acquisitions to further expand the products and services it can offer to customers; and

  •
  the combined company will have a more diverse and international customer base than Be Free which should present growth opportunities and better protection against financial or economic contractions that affect only certain types of customers or geographic areas.

        In the course of reaching its decision to adopt the merger agreement and approve the merger, Be Free's board of directors consulted with Be Free's management, as well as its legal, financial and accounting advisors, and considered the following material factors:

  •
  Be Free and its customers would gain access to ValueClick's performance-based product line, proprietary ad-serving and reporting technology, various networks and customer base;

  •
  ValueClick would be able to leverage Be Free's technology across ValueClick's international office network;

  •
  the estimated cost synergies resulting from the merger should permit the combined company to be profitable before non-cash and non-recurring charges prior to the end of 2002, making it one of the only net income positive companies in the electronic marketing industry;

  •
  the increased market capitalization, cash resources and profitability of the combined company should increase its ability to attract institutional investors and broader research coverage;

  •
  the inability of Be Free to expand its product offerings, despite significant efforts over the past two years to identify and evaluate potential acquisition targets for Be Free;

  •
  the fact that ValueClick had experience integrating businesses gained through five prior acquisitions;

  •
  the combined company would have the ability to combine technological resources to develop new products with increased functionality and bring them to market faster than either of ValueClick or Be Free would on its own;

  •
  the judgment, advice and analyses of Be Free management with respect to the potential strategic, financial and operational benefits of the merger, including Be Free management's favorable recommendation of the merger, based in part on the business, technical, financial, accounting and legal investigations performed with respect to ValueClick;

  •
  the terms of the merger agreement and related agreements, including price and structure, which were considered by both the Be Free board of directors and the management of Be Free to provide a fair and equitable basis for the merger;

  •
  the opinion of Credit Suisse First Boston Corporation, dated March 10, 2002, that as of such date and based on and subject to the matters and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Be Free common stock, and the financial presentation made on March 8, 2002, by Credit Suisse First Boston to the Be Free board of directors; and

  •
  the transaction with ValueClick provided greater value to Be Free stockholders than other alternatives, including a liquidation.

        The Be Free board of directors also considered a number of negative factors, including:

  •
  the risk of diverting management resources from other strategic opportunities and operational matters for an extended period of time;

  •
  the negative impact of confusion by customers and suppliers, which may occur after the announcement of the proposed merger;

  •
  the combined company would still be focused in the electronic marketing segment, an area that had experienced especially significant cuts resulting from customer budget reductions in the advertising and marketing area generally;

  •
  the substantial accounting charges that will be incurred if the merger occurs, including costs of integrating the businesses and transaction expenses arising from the merger;

  •
  the general difficulties of integrating products, technologies and companies;

  •
  the difficulty of managing operations in more locations, especially where they are geographically dispersed;

  •
  the possibility of cultural conflicts between the two companies; and

  •
  the possibility that the merger might not be completed, and the fact that under some circumstances Be Free would be required to pay a termination fee to ValueClick.

        The purchase price that Be Free stockholders will receive in the merger is less than the cash per share value of Be Free. Be Free agreed to a purchase price that is less than its cash per share value because it believed that the stock market was currently over-discounting the Internet advertising companies such as ValueClick that trade on the Nasdaq National Market. This over-discount of ValueClick's stock was evidenced by the fact that its stock was trading at a price less than its cash per share value. Additionally, the Be Free board believed that upon any liquidation it would be required to settle customer obligations that, along with greater losses anticipated to be realized once any decision to liquidate was announced, would reduce significantly the amount of cash that could be available for distribution to its stockholders upon any liquidation.

        The foregoing discussion of information and factors considered by the Be Free board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Be Free board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Be Free board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the Be Free board of directors did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Be Free board of directors may have given different weight to different factors. After taking into account all of the factors set forth above, the Be Free board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interest of, Be Free and its stockholders and that Be Free should proceed with the Merger.

Recommendation of Be Free's Board of Directors

        After careful consideration, the Be Free board of directors, on March 10, 2002, unanimously determined that the terms of the merger agreement and the merger are advisable, and in the best interest of, Be Free and its stockholders and approved the merger agreement and the merger. In reaching its decision, the Be Free board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The Be Free board of directors unanimously recommends that the stockholders of Be Free vote "FOR" the adoption of the merger agreement and approval of the merger.

        In considering the recommendation of the Be Free board of directors with respect to the merger agreement, the Be Free stockholders should be aware that some of Be Free's directors and executive officers will receive benefits if the merger is completed which results in those persons having interests in the merger that are different from, or are in addition to, the interests of Be Free stockholders. Please see "Conflicts of Interests of Be Free Directors and Executive Officers in the Merger" beginning on page       of this document.

Opinion of Credit Suisse First Boston Corporation

        Credit Suisse First Boston has acted as Be Free's exclusive financial advisor in connection with the merger. Be Free selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Be Free and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        In connection with Credit Suisse First Boston's engagement, Be Free requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Be Free common stock of the exchange ratio provided for in the merger. On March 10, 2002, at a meeting of the Be Free board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the Be Free board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 10, 2002, the date of the merger agreement, to the effect that, as of such date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Be Free common stock.

        The full text of Credit Suisse First Boston's written opinion, dated March 10, 2002, to the Be Free board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated into this joint proxy statement/prospectus by reference. Holders of Be Free common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the Be Free board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to Be Free and ValueClick. Credit Suisse First Boston also reviewed other information relating to Be Free and ValueClick, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Be Free and ValueClick and met with the management of Be Free and ValueClick to discuss the businesses and prospects of Be Free and ValueClick. Credit Suisse First Boston considered financial and stock market data of Be Free and ValueClick, and compared those data with similar data for publicly held companies in businesses similar to those of Be Free and ValueClick and considered, to the extent publicly available, the financial terms of other business combinations and other transactions effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

        In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston was advised, and assumed, that the financial forecasts for Be Free and ValueClick were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Be Free and ValueClick as to the future financial performance of Be Free and ValueClick. In addition, Credit Suisse First Boston relied on, without independent verification, the assessments of the management of Be Free and ValueClick as to Be Free's and ValueClick's existing and future technology and products and the risks associated with such technology and products, the potential cost savings and synergies, including the amount, timing and achievability of those costs savings and synergies, and strategic benefits anticipated by the management of Be Free and ValueClick to result from the merger, and Be Free's and ValueClick's ability to integrate their businesses and to retain key employees. In addition, Credit Suisse First Boston assumed, with Be Free's consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the proposed merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on Be Free or ValueClick or the contemplated benefits of the proposed merger. Credit Suisse First Boston also assumed, with Be Free's consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Be Free or ValueClick, and Credit Suisse First Boston was not furnished with any evaluations or appraisals.

        Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston's opinion. Credit Suisse First Boston did not express any opinion as to what the value of ValueClick common stock actually would be when issued in the merger or the prices at which ValueClick common stock would trade at any time. In connection with its engagement, Credit Suisse First Boston was requested to, and did, solicit third party indications of interest from, and held discussions with, third parties regarding the possible acquisition of all or a part of Be Free. Although Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Be Free and ValueClick. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other business strategies that might have been available to Be Free, and also did not address the underlying business decision of Be Free to proceed with the merger. Except as described above, Be Free imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

        In preparing its opinion to the Be Free board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit

Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factors that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Be Free and ValueClick. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Be Free, ValueClick or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

        Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Be Free board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Be Free board of directors or management with respect to the merger or the exchange ratio.

        The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated March 10, 2002 delivered to the Be Free board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

        Contribution Analysis.    Credit Suisse First Boston reviewed the relative contributions of Be Free and ValueClick to the revenues, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, earnings before interest, taxes and amortization, commonly referred to as EBITA and cash net income, excluding non-cash and one-time charges, of the combined company for each of actual calendar year 2001, which, in the case of ValueClick, was pro forma for the acquisition of Mediaplex, Inc. and the divestiture of Exile on Seventh, LLC, and estimated calendar year 2002 based on two cases, the Management Case and the Street Case. The Management Case was based on estimates of the management of Be Free and ValueClick. The Street Case was based on publicly available research analysts' estimates. Credit Suisse First Boston also reviewed the relative contributions of Be Free and ValueClick to the fully diluted equity value and fully diluted enterprise value of the combined company, based on closing stock prices on March 6, 2002, and the cash and net cash of the combined company as of December 31, 2001. Financial statistics that were not meaningful due to operating losses have been reflected as "NM." This analysis indicated the following, as compared to the fully diluted ownership percentage of Be Free's stockholders in the combined company immediately upon consummation of the merger of approximately 45%:

Be Free Relative Contribution to the Combined Company
Revenues
Actual Calendar Year 2001	28.3%
Estimated Calendar Year 2002—Management Case	28.8%
Estimated Calendar Year 2002—Street Case	27.9%
EBITDA
Actual Calendar Year 2001	NM
Estimated Calendar Year 2002—Management Case	26.6%
Estimated Calendar Year 2002—Street Case	NM
EBITA
Actual Calendar Year 2001	NM
Estimated Calendar Year 2002—Management Case	NM
Estimated Calendar Year 2002—Street Case	NM
Cash Net Income
Actual Calendar Year 2001	NM
Estimated Calendar Year 2002—Management Case	28.1%
Estimated Calendar Year 2002—Street Case	NM
Fully Diluted Equity Value	38.9%
Fully Diluted Enterprise Value	NM
Cash	44.9%
Net Cash	46.3%

        Comparable Company Analysis.    Credit Suisse First Boston compared financial, operating and stock market data of Be Free and ValueClick to corresponding data of the following 14 publicly traded companies:

Core e-Marketing Competitors	Other Internet Marketing Comparables
• 24/7 Real Media, Inc.	• Ask Jeeves, Inc.
• Avenue A, Inc.	• Cross Media Marketing Corporation
• ClickAction Inc.	• Digital River, Inc.
• Digital Impact, Inc.	• eUniverse, Inc.
• DoubleClick Inc.	• FindWhat.com
• Engage, Inc.	• LookSmart, Ltd.
• Net Perceptions, Inc.	• Overture Services, Inc.

        Credit Suisse First Boston reviewed equity values as multiples of revenues, EBITDA, and cash net income for each of actual calendar year 2001 and estimated calendar year 2002 based on publicly available research analysts' estimates. All multiples were based on closing stock prices on March 6, 2002.

        Be Free.    Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of revenues, EBITDA and cash net income for each of actual calendar year 2001 and estimated calendar year 2002 to corresponding financial data of Be Free, which, in the case of the estimated calendar year 2002 financial data, was based on two cases, the Management Case and the

Street Case. The Management Case was based on estimates of the management of Be Free. The Street Case was based on publicly available research analysts' estimates. Financial statistics that were not meaningful due to operating losses have been reflected as "NM." This analysis indicated the following implied equity reference ranges:

Implied Equity Reference Range
(in millions)
Actual Calendar Year 2001
Revenue	$148.4 - $157.8
EBITDA	NM
Cash Net Income	NM
Estimated Calendar Year 2002—Management Case
Revenue	$150.5 - $160.9
EBITDA	$145.0 - $148.0
Cash Net Income	$167.8 - $175.5
Estimated Calendar Year 2002—Street Case
Revenue	$148.3 - $157.7
EBITDA	NM
Cash Net Income	NM

        Using this implied equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Be Free of $2.00 to $2.50 per share.

        ValueClick.    Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of revenues, EBITDA and cash net income for each of actual calendar year 2001 and estimated calendar year 2002 to corresponding financial data of ValueClick, which, in the case of actual calendar year 2001 financial data, was pro forma for the acquisition of Mediaplex, Inc. and the divestiture of Exile on Seventh, LLC and, in the case of estimated calendar year 2002 financial data, was based on two cases, the Management Case and the Street Case. The Management Case was based on estimates of the management of Value Click. The Street Case was based on publicly available research analysts' estimates. Financial statistics that were not meaningful due to operating losses have been reflected as "NM." This analysis indicated the following implied equity reference ranges:

Implied Equity Reference Range
(in millions)
Actual Calendar Year 2001
Revenue	$197.8 - $221.5
EBITDA	NM
Cash Net Income	NM
Estimated Calendar Year 2002—Management Case
Revenue	$202.0 - $227.8
EBITDA	$192.6 - $201.0
Cash Net Income	$248.4 - $267.9
Estimated Calendar Year 2002—Street Case
Revenue	$198.8 - $222.9
EBITDA	$169.1 - $172.8
Cash Net Income	$195.4 - $204.4

        Using this implied equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for ValueClick of $3.50 to $4.50 per share.

        Relative Exchange Ratio Analysis.    Based upon the implied per share equity reference ranges for Be Free and ValueClick derived under the heading "Comparable Companies Analysis," Credit Suisse First Boston derived high and low implied exchange ratios and high and low implied fully diluted ownership of Be Free's stockholders in the combined company immediately upon consummation of the merger implied by the resulting exchange ratios. This analysis indicated the following, as compared to the exchange ratio in the merger and the fully diluted ownership of Be Free's stockholders in the combined company implied by the exchange ratio in the merger:

Implied Exchange Ratio
Low	High	Merger
0.44444x	0.71429x	0.65882x
Implied Be Free Stockholder Pro Forma Ownership Percentage
Low	High	Merger
35.3%	47.0%	45.0%

        Pro Forma Impact Analysis.    Credit Suisse First Boston analyzed the potential pro forma effect of the merger on ValueClick's estimated cash earnings per share for estimated fiscal year 2002 based on estimates of the management of Be Free and ValueClick both before and after taking into account pretax potential cost savings anticipated by the management of Be Free and ValueClick to result from the merger of approximately $6.2 million. Based on the merger exchange ratio of 0.65882x, this analysis indicated that the merger could be:

  •
  dilutive to ValueClick's estimated cash earnings per share for estimated fiscal year 2002 before taking into account anticipated annual pretax potential cost savings; and

  •
  accretive to ValueClick's estimated cash earnings per share for estimated fiscal year 2002 after taking into account anticipated annual pretax potential cost savings.

        The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Other Factors.    In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  •
  publicly available research analysts' reports for Be Free and ValueClick common stock, including earnings per share and revenue estimates;

  •
  historical price performance and trading characteristics of Be Free common stock and ValueClick common stock and the relationship between movements in Be Free common stock, movements in ValueClick common stock and movements in selected stock indices of related industries;

  •
  management estimates of the implied per share equity value of Be Free assuming a liquidation of Be Free;

  •
  the fully diluted ownership of Be Free stockholders in the combined company implied by the historical exchange ratios of Be Free common stock to ValueClick common stock over various periods prior to March 6, 2002 as compared to the ownership implied by the exchange ratio in the merger of 0.65882x; and

  •
  the purchase prices paid in selected recent merger transactions and the premium of the exchange ratio in the transactions to the ratio of the stock prices for the acquirors and targets in the transactions over various periods prior to the announcement of the transaction.

        Miscellaneous.    Be Free has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services upon consummation of the merger. Be Free also has agreed to reimburse

Credit Suisse First Boston for all out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        Credit Suisse First Boston and its affiliates in the past have provided, and may in the future provide, investment banking and financial services to Be Free unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received and expect to receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Be Free or ValueClick for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Conflicts of Interests of ValueClick Directors and Executive Officers in the Merger

        In considering the recommendation of the ValueClick board of directors to vote for the merger proposal and to issue shares of ValueClick common stock pursuant to the merger agreement, stockholders of ValueClick should be aware that some members of the ValueClick board of directors and some members of ValueClick's management team have agreements or arrangements that provide them with benefits if the merger is completed and may result in those persons having interests in the merger that differ from those of ValueClick stockholders. The ValueClick board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and its determining to recommend to the ValueClick stockholders that they vote for the proposal to approve the merger agreement.

        Continued Service.    All of ValueClick's executive officers will continue to be executive officers of ValueClick after the merger. Five ValueClick directors will resign from the ValueClick board of directors and Messrs. Zarley,                  ,                   and                  will continue as directors of the combined company after the merger.

        Incentive Compensation.    ValueClick's executive officers may be awarded incentive compensation based on the combined Company's growth and operating results.

Conflicts of Interests of Be Free Directors and Executive Officers in the Merger

        In considering the recommendation of the Be Free board of directors to vote for the merger proposal and to adopt the merger agreement and approve the merger, stockholders of Be Free should be aware that some members of the Be Free board of directors and some members of Be Free's management team have agreements or arrangements that provide them with benefits if the merger is completed and may result in those persons having interests in the merger that differ from those of Be Free stockholders. The Be Free board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger and its determining to recommend to the Be Free stockholders that they vote for the proposal to adopt the merger agreement and approve the merger.

        Severance and Accelerated Vesting Arrangements for Mr. Hoffstein.    Mr. Gordon B. Hoffstein is a party to an agreement with Be Free pursuant to which he will be entitled to severance payments if he is involuntarily terminated prior to January 1, 2003. Pursuant to this agreement, if ValueClick terminates Mr. Hoffstein's employment, involuntarily, significantly diminishes his duties and responsibilities or takes certain other actions, he would receive one year's base salary of $325,000, potential bonus payments of up to $185,000 and continued medical insurance benefits for one year. Mr. Hoffstein is also party to agreements with Be Free pursuant to which the vesting of his stock options and restricted stock will accelerate by 50% upon the consummation of the merger. As of mid-June 2002, such acceleration will cause an aggregate of 322,469 options held by Mr. Hoffstein to vest, and an aggregate of 322,470 shares of restricted stock held by Mr. Hoffstein to vest and no longer be subject to Be Free's repurchase rights. In addition, all options to purchase Be Free common stock and restricted stock held by Mr. Hoffstein would vest in full if, within two years following the merger, the company terminates his employment involuntarily, significantly diminishes his duties and responsibilities or takes certain other actions.

        Accelerated Vesting of Outside Director Stock Options.    Upon completion of the merger, the vesting of stock options granted to Be Free's non-employee directors will accelerate. As of mid-June 2002, such acceleration will cause options held by Messrs. Dintersmith, Humphreys, Rayport and Ms. Biro to purchase an aggregate of 104,374 shares of Be Free common stock at a weighted average exercise price of $10.91 to vest.

        Accelerated Vesting of Employee Stock Options.    Upon completion of the merger, the vesting of stock options granted to all employees, including officers of Be Free, will accelerate. Most Be Free option agreements provide that the optionee will be entitled to one year of vesting credit upon the effectiveness of the merger. If, within two years following the merger, the company terminates the employment of the optionee involuntarily, significantly diminishes his duties and responsibilities or takes certain other actions, then the vesting of the option will accelerate in full.

        Accelerated Vesting of Restricted Stock.    Upon completion of the merger, the vesting of restricted stock granted to all employees, including officers of Be Free will accelerate. Most Be Free restricted stock agreements provide that the number of shares subject to Be Free's repurchase right shall be reduced by 25% upon the effectiveness of the merger. If, within two years following the merger, the company terminates the employment of the holder involuntarily, significantly diminishes his duties and responsibilities or takes certain other actions, then all vesting will accelerate in full and the repurchase right will terminate.

        Appointment to ValueClick Board of Directors.    Upon the completion of the merger, three Be Free directors,                 ,                         and                         will become directors of ValueClick.

        Employment after the Merger.    Upon the completion of the merger, Gordon B. Hoffstein is expected to serve, during a transition period, as the chief executive of the Be Free business, and Samuel P. Gerace, Jr. and Stephen M. Joseph, the Chief Technical Officer and Chief Financial Officer, respectively, of Be Free are expected to serve in similar capacities with ValueClick's Be Free business, in each case reporting to Mr. Zarley.

        Indemnification and Insurance.    The merger agreement provides that, upon completion of the merger, ValueClick will indemnify and hold harmless, and pay all applicable expenses to, all past and present directors and officers of Be Free and its subsidiaries in all of their capacities, for acts or omissions occurring at or prior to the completion of the merger:

  •
  to the same extent they were indemnified pursuant to Be Free's certificate of incorporation, bylaws and indemnification agreements with any directors and officers of Be Free and its subsidiaries; and

  •
  to the fullest extent permitted by law, in each case for acts or omissions.

        The merger agreement also provides that, upon completion of the merger, for a period of six years after the completion of the merger, ValueClick will maintain in effect the existing policy of directors' and officers' liability insurance maintained by Be Free, or substitute for the current policy a policy or policies with comparable coverage; but ValueClick will not be required to pay aggregate premiums for insurance in excess of 125% of the aggregate premiums paid by ValueClick for coverage of its directors and officers in the twelve-month period prior to the completion of the merger.

Completion and Effectiveness of the Merger

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the issuance of shares of ValueClick common stock pursuant to the merger agreement by the stockholders of ValueClick and the adoption of the merger agreement and approval of the merger by the stockholders of Be Free. Unless otherwise specified in the certificate of merger, the merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware.

        ValueClick and Be Free are working toward completing the merger as quickly as possible. ValueClick and Be Free intend to complete the merger immediately after the stockholders of ValueClick approve the issuance of shares of ValueClick common stock and the stockholders of Be Free adopt the merger agreement and approve the merger at their respective annual meetings. ValueClick and Be Free expect to complete the merger by the end of the second quarter of 2002.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion describes the material U.S. federal income tax consequences of the merger generally applicable to the holders of Be Free common stock who exchange Be Free common stock for ValueClick common stock in the merger. This discussion addresses only those stockholders who hold Be Free common stock as a capital asset and will hold ValueClick common stock received in the merger as a capital asset.

        This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who hold their Be Free common stock as other than a capital asset, to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, traders and dealers in securities, foreign stockholders, to stockholders who hold Be Free common stock as part of a straddle, hedge, or conversion transaction, to stockholders who acquired Be Free common stock pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code").

        The following discussion is based upon the current provisions of the Code, applicable Treasury Regulations, judicial decisions and current administrative rulings, all of which are subject to change and varying interpretations, possibly on a retroactive basis. Tax consequences under state, local, foreign and other laws are not addressed in this discussion. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to that stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of this merger.

        Based upon the assumptions and representations referred to in this discussion, Brobeck, Phleger & Harrison LLP, counsel to ValueClick, has rendered an opinion to ValueClick and Hale and Dorr LLP, counsel to Be Free, has rendered an opinion to Be Free, that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the material federal income tax consequences to the Be Free stockholders of the exchange of their shares of Be Free common stock for shares of ValueClick common stock in the merger will be as described below. In addition, it is a condition to the merger that ValueClick and Be Free receive an opinion from their respective counsel confirming their opinions that the merger will constitute a reorganization. In the event that either ValueClick or Be Free waives this condition to the merger or there is a material change in the anticipated tax consequences of the merger prior to the closing, the parties will recirculate this document and resolicit the vote of the Be Free stockholders.

        The tax opinions are conditioned upon the following:

  •
  the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement and related certificates received by counsel from ValueClick and Be Free;

  •
  that all covenants contained in the merger agreement will be performed without waiver or breach of any material provision; and

  •
  that the merger will be duly effected under applicable state law and in accordance with the terms of the merger agreement.

        Qualification of the merger as a reorganization will result in the following federal income tax consequences to the Be Free stockholders:

        Exchange of Be Free Common Stock for ValueClick Common Stock.    A holder of Be Free common stock whose shares of Be Free common stock are exchanged in the merger for ValueClick common stock will not recognize taxable gain or loss upon the exchange, except with respect to cash received in payment for a fractional share. The aggregate tax basis of ValueClick common stock received by the holder will be equal to the aggregate tax basis of Be Free common stock that is exchanged, excluding any portion of the holder's basis allocated to any fractional shares, and the holding period of ValueClick common stock received will include the holding period of Be Free common stock that is exchanged.

        Cash For Fractional Shares.    A holder of Be Free common stock who receives cash in lieu of a fractional shares of ValueClick common stock will be treated as having received the fractional shares pursuant to the merger and then as having exchanged the fractional shares for cash in a redemption by ValueClick. The amount of any gain or loss upon this deemed redemption will be equal to the difference between the ratable portion of the tax basis of Be Free common stock exchanged in the merger that is allocated to the fractional share and the cash received for the fractional share. Any gain or loss will constitute long-term capital gain or loss if Be Free common stock has been held by the holder for more than one year at the time of the consummation of the merger.

        Reporting Requirements.    Each holder of Be Free common stock that receives ValueClick common stock in the merger will be required to retain records and file with the stockholder's federal income tax return a statement setting forth certain facts relating to the merger.

        This discussion constitutes the opinion of Brobeck, Phleger & Harrison LLP and Hale and Dorr LLP. No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters addressed in this discussion. The tax opinions of counsel referred to herein will not bind the Internal Revenue Service, and the Internal Revenue Service may sustain a position contrary to the tax opinions. A successful Internal Revenue Service challenge to the reorganization status of the merger would result in Be Free stockholders recognizing taxable gain or loss with respect to each share of Be Free common stock surrendered equal to the difference between the stockholder's basis in the Be Free share and the fair market value, as of the effective time of the merger, of the ValueClick common stock and any cash received in exchange therefor. In that case, a stockholder's aggregate basis in the ValueClick common stock so received would be equal to the fair market value of the stock and the stockholder's holding period for such stock would begin the day after the merger.

Accounting Treatment of the Merger

        ValueClick intends to account for the merger under the purchase method of accounting for business combinations.

Regulatory Matters

        Antitrust Considerations.    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger. We may not complete the merger until a thirty day waiting period after our filings expires. The government may extend the waiting period if it requests additional information with respect to the merger. We have also asked that the waiting period be terminated early, and the government may grant our request in its discretion.

        The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons can take action under the antitrust laws. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, ValueClick and Be Free will prevail.

Restrictions on Sales of Shares by Affiliates of Be Free

        The shares of ValueClick common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of ValueClick common stock issued to any person who is deemed to be an "affiliate" of Be Free at the time of the Be Free annual meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Be Free and may include executive officers, directors and major stockholders of Be Free. Affiliates may not sell their shares of ValueClick common stock acquired in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        ValueClick's registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of ValueClick common stock to be received by Be Free's affiliates in connection with the merger.

Appraisal Rights

        Under Delaware law, no Be Free stockholder is entitled to appraisal rights in connection with the merger.

Delisting and Deregistration of Be Free Common Stock after the Merger

        If the merger is completed, Be Free common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

        The following summary highlights selected information from the merger agreement, the complete text of which is incorporated by reference and attached to this document as Annex A. This summary may not contain all the information that is important to you. ValueClick and Be Free urge you to read carefully the merger agreement in its entirety.

Effective Time

        Once all of the conditions to the merger contained in the merger agreement have been satisfied or waived and all conditions of Delaware law have been satisfied, ValueClick and Be Free will complete the merger. Unless otherwise specified in the certificate of merger, the merger will become effective when a certificate of merger is filed with the Delaware Secretary of State.

Conversion and Exchange of Be Free Stock

        At the effective time, each issued and outstanding share of Be Free common stock will be converted automatically into 0.65882 of one share of ValueClick common stock. This multiple is referred to in this document as the exchange ratio.

        No fractional shares of ValueClick common stock will be issued in the merger. Instead, fractional shares will be paid in cash, without interest, based on the closing price for ValueClick common stock reported by Nasdaq on the day on which the merger becomes effective.

Exchange of Certificates

        Soon after the effective time, Mellon Investor Services, L.L.C., the exchange agent, will mail to each record holder of Be Free common stock a transmittal letter that will detail the procedures for record holders to exchange Be Free common stock certificates for ValueClick common stock certificates and to exchange cash for any fractional share. Transmittal letters will also be available following completion of the merger at the offices of the exchange agent at 85 Challenger Road, Ridgefield Park, NJ 07660. Additionally, after the effective time, holders of Be Free common stock certificates can exchange their stock certificates for certificates evidencing ValueClick common stock at the offices of the exchange agent. Do not surrender your certificate before the effective time. After the effective time, transfers of Be Free common stock will not be registered on Be Free stock transfer books.

        No dividends or other distributions on the ValueClick common stock that are declared or made after the merger and have a record date after the merger will be paid to Be Free stockholders until they surrender their certificates.

Be Free Stock Options and Restricted Stock

        At the effective time, each outstanding Be Free stock option will be assumed by ValueClick and become an option to purchase a number of shares of ValueClick common stock equal to the number of shares of Be Free common stock subject to that Be Free stock option immediately before the effective time, multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price of the ValueClick stock option will be equal to the exercise price of Be Free stock option divided by the exchange ratio, rounded up to the nearest cent. All other terms and conditions of the Be Free stock options will remain the same.

        Most Be Free option agreements provide that the optionee will be entitled to one year of vesting credit upon the effectiveness of the merger. If, prior to the two-year anniversary of the merger, the company terminates the employment of the optionee involuntarily, significantly diminishes the optionee's duties and responsibilities or takes certain other actions, then the option will vest in full.

        Based on the Be Free stock options outstanding at the record date and assuming no Be Free stock options are exercised prior to the effective time, ValueClick will be required to reserve approximately                shares of ValueClick common stock for issuance upon exercise of Be Free stock options that ValueClick will assume in the merger.

        Most Be Free restricted stock agreements provide that the number of shares subject to Be Free's repurchase right shall be reduced by 25% upon the effectiveness of the merger. If, prior to the two-year anniversary of the merger, the company terminates the employment of the restricted stock holder involuntarily, significantly diminishes the restricted stock holder's duties and responsibilities or takes certain other actions, then all vesting will accelerate in full and the repurchase right will terminate.

Representations and Warranties

        The merger agreement contains customary representations and warranties of Be Free relating to, among other things:

•	corporate organizational matters;
•	subsidiaries;
•	capital structure;
•	authorization, validity of agreement; necessary corporate action;
•	board approval and applicable state takeover laws;
•	the stockholder vote required to adopt the merger agreement;
•	no violations of charter documents or required authority and no default of agreements;
•	consents and approvals;
•	books and records;
•	reports and financial statements;
•	no undisclosed liabilities;
•	absence of specified changes or events;
•	litigation;
•	employee benefits;
•	tax matters;
•	intellectual property;
•	employment matters;
•	compliance with applicable laws;
•	specified contracts and commitments;
•	customers and suppliers;
•	information supplied in connection with proxy statement/prospectus;
•	opinions of financial advisor;
•	rights agreement;
•	absence of questionable payments;
•	insider interests;
•	brokers and finders;
•	insurance; and
•	properties.

        The merger agreement contains customary representations and warranties of ValueClick relating to, among other things:

•	corporate organizational matters;
•	subsidiaries;
•	capital structure;
•	authorization, validity of agreement; necessary corporate action;
•	board approval and applicable state takeover laws;
•	the stockholder vote required to approve the merger agreement;
•	no violations of charter documents or required authority and no default of agreements;
•	consents and approvals;
•	books and records;
•	reports and financial statements;
•	no undisclosed liabilities;
•	absence of specified changes or events;
•	litigation;
•	employee benefits;
•	tax matters;
•	intellectual property;
•	employment matters;
•	compliance with applicable laws;
•	specified contracts and commitments;
•	customers and suppliers;
•	information supplied in connection with proxy statement/prospectus;
•	opinions of financial advisor;
•	absence of questionable payments;
•	insider interests;
•	brokers and finders;
•	insurance; and
•	properties.

Covenants

        The covenants in the merger agreement are complicated and not easily summarized. You are urged to read carefully the provisions of the merger agreement titled "Covenants."

  Interim Conduct of Be Free Pending the Merger

        Be Free agreed that, during the period before completion of the merger, except if consistent with past practice, expressly contemplated or permitted by the merger agreement, or to the extent that ValueClick consents in writing, Be Free and its subsidiaries will each carry on its respective business in the usual, regular and ordinary course, and substantially in the same manner as previously conducted, and will use its commercially reasonable efforts to preserve intact its present line of business and its relationships with third parties. In addition to these agreements regarding the conduct of business generally, Be Free has agreed that, subject to specified exceptions, neither it nor its subsidiaries will:

  •
  amend its certificate of incorporation or bylaws;

  •
  issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock, any voting debt or other securities convertible into such securities, other than the granting of options to new non-officer employees consistent with past practices or the issuance of shares pursuant to previous agreements;

  •
  declare or pay dividends;

  •
  split, combine or reclassify any shares of its stock or redeem, purchase or otherwise acquire any shares of its stock;

  •
  adopt or implement any stockholder rights plans or, alter the current company rights plans except as provided in the merger agreement;

  •
  incur or modify any indebtedness or other liability, other than in the ordinary course of business consistent with past practice;

  •
  modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

  •
  incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice or modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary course of business consistent with past practice;

  •
  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Be Free subsidiaries) or enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate);

  •
  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice;

  •
  make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice, or to persons providing management services, or enter into or amend any employment, stock option, severance, consulting, termination or other agreement or employee benefit plan;

  •
  make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a company benefit plan or otherwise;

  •
  pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate;

  •
  pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of Be Free or any Be Free subsidiary of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice);

  •
  adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  •
  permit any insurance policy naming Be Free as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of ValueClick, except policies replaced with new policies providing for continuation of similar coverage;

  •
  revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP occurring after the date of the merger agreement;

  •
  settle or compromise any pending or threatened suit, action or claim that relates to the merger or the settlement or compromise of which would involve more than $75,000 and does not obligate Be Free to take or refrain from taking any action other than the payment of such sum or that would otherwise be material to Be Free and Be Free subsidiaries;

  •
  pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Be Free or any Be Free subsidiary (other than the merger);

  •
  change any of the accounting methods used by it unless required by a change in GAAP occurring after the date of the merger agreement;

  •
  make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by a change in GAAP or change in the Code or the regulations under the Code occurring after the date of the merger agreement, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  •
  take, or agree to commit to take, any action that would cause any of the conditions of the merger not to be satisfied, or make any representation or warranty of Be Free contained in the merger agreement inaccurate in any material respect, or materially impair the ability of Be Free or ValueClick to consummate the merger or materially delay the consummation of the merger;

  •
  enter into any agreement, contract, commitment, understanding or arrangement with any officer or director of Be Free or any Be Free subsidiary with respect to any property, real or personal, tangible or intangible or modify, amend or terminate any such existing agreement, contract, commitment, understanding or arrangement; or

  •
  enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  Interim Conduct of ValueClick Pending the Merger

        ValueClick agreed that, during the period before completion of the merger, except if consistent with past practice, expressly contemplated or permitted by the merger agreement, or to the extent that Be Free consents in writing, ValueClick and its subsidiaries will each carry on its respective business in the usual, regular and ordinary course, and substantially in the same manner as previously conducted, and will use its commercially reasonable efforts to preserve intact its present line of business and its relationships with third parties. In addition to these agreements regarding the conduct of business generally, ValueClick has agreed that, subject to specified exceptions, neither it nor its subsidiaries will:

  •
  amend its certificate of incorporation or bylaws;

  •
  issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock, any voting debt or other securities convertible into such securities, other than the granting of options to new non-officer employees consistent with past practices or the issuance of shares pursuant to previous agreements;

  •
  declare or pay dividends;

  •
  split, combine or reclassify any shares of its stock or redeem, purchase or otherwise acquire any shares of its stock;

  •
  incur or modify any indebtedness or other liability, other than in the ordinary course of business consistent with past practice;

  •
  modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

  •
  incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice or modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary course of business consistent with past practice;

  •
  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than to or in wholly owned ValueClick subsidiaries) or enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate);

  •
  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business consistent with past practice;

  •
  make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, other than normal recurring increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice, or to persons providing management services, or enter into or amend any employment, stock option, severance, consulting, termination or other agreement or employee benefit plan;

  •
  make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a company benefit plan or otherwise;

  •
  pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate;

  •
  pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of ValueClick or any ValueClick subsidiary of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice);

  •
  adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  •
  permit any insurance policy naming ValueClick as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of ValueClick, except policies replaced with new policies providing for continuation of similar coverage;

  •
  revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP occurring after the date of the merger agreement;

  •
  settle or compromise any pending or threatened suit, action or claim that relates to the merger or the settlement or compromise of which would involve more than $75,000 and does not obligate ValueClick to take or refrain from taking any action other than the payment of such sum or that would otherwise be material to ValueClick and ValueClick subsidiaries;

  •
  pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ValueClick or any ValueClick subsidiary (other than the merger);

  •
  change any of the accounting methods used by it unless required by a change in GAAP occurring after the date of the merger agreement;

  •
  make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by a change in GAAP or change in the Code or the regulations under the Code occurring after the date of the merger agreement, enter into any closing agreement relating to taxes, settle any claim or assessment relating to taxes or consent to any claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

  •
  take, or agree to commit to take, any action that would cause any of the conditions of the merger not to be satisfied, or make any representation or warranty of ValueClick contained in the merger agreement inaccurate in any material respect, or materially impair the ability of ValueClick or ValueClick to consummate the merger or materially delay the consummation of the merger;

  •
  enter into any agreement, contract, commitment, understanding or arrangement with any officer or director of ValueClick or any ValueClick subsidiary with respect to any property, real or personal, tangible or intangible or modify, amend or terminate any such existing agreement, contract, commitment, understanding or arrangement; or

  •
  enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  No Solicitation of Be Free Competing Transactions

        The merger agreement contains detailed provisions prohibiting Be Free from seeking a competing transaction. Under these "no solicitation" provisions, Be Free has agreed that neither it nor its affiliates will authorize or permit any of its representatives to, directly or indirectly:

  •
  encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information), or take any action designed to facilitate, any discussions, inquiries, negotiations or any other action that could reasonably be expected to lead to the making of any proposals with respect to or concerning any "Be Free competing transaction;" or

  •
  withdraw or modify, or propose to withdraw or modify, Be Free's position with respect to the merger agreement or approve or recommend, or propose to approve or recommend any Be Free competing transaction, or enter into any agreement with respect to any Be Free competing transaction.

        A "Be Free competing transaction" is:

  •
  any merger, consolidation, share exchange, business combination or other similar transaction involving Be Free or any Be Free subsidiary after which the stockholders of Be Free will control less than eighty-five percent of the voting power of the surviving entity;

  •
  any sale, lease, exchange, license, transfer or other disposition of fifteen percent or more of the assets (other than sales of inventory and non-exclusive licenses to customers in the ordinary course of business consistent with past practices) of Be Free or any Be Free subsidiary, in a single transaction or a series of transactions;

  •
  any tender offer or exchange offer for fifteen percent or more of the outstanding voting securities of Be Free or any Be Free subsidiary or the filing of a registration statement under the Securities Act in connection therewith;

  •
  any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent or more of the outstanding voting securities of Be Free or any Be Free subsidiary;

  •
  any solicitation in opposition to the adoption of the merger agreement by the stockholders of Be Free; or

  •
  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Be Free's board of directors is not prohibited from taking and disclosing to Be Free's stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of the merger agreement pursuant to Rule 14e-2 under the Exchange Act, or making such disclosure to Be Free's stockholders as, in the good faith judgment of the board of directors of Be Free, pursuant to advice from outside counsel, is required under applicable law. In addition, these restrictions will not prohibit Be Free from furnishing information concerning its business, properties or assets to any corporation, person or other entity or group pursuant to a confidentiality agreement at least as restrictive as the confidentiality agreement between ValueClick and Be Free, or entering into or conducting discussions or negotiations with a third party concerning a Be Free competing transaction if:

  •
  such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the board of directors of Be Free relating to any such transaction which the board determines in good faith, consistent with advice of an independent investment banker, (1) is capable of being and likely to be funded on the disclosed terms and (2) is likely to be consummated in accordance with its terms; and

  •
  in the opinion of the board of directors of Be Free, the failure to take such action would likely constitute a breach by the board of directors of Be Free's fiduciary duties to Be Free's stockholders under applicable law, determined only after receipt of (1) written opinion from Be Free's investment banking firm that the Be Free competing transaction is superior, from a financial point of view, to the merger, and (2) written advice from independent legal counsel to Be Free that the failure to provide such information or access or to engage in such discussions or negotiations would be likely to cause the board of directors of Be Free to violate its fiduciary duties to Be Free's stockholders under applicable law.

        Prior to the adoption of the merger agreement by Be Free's stockholders, Be Free is not prohibited from withdrawing or modifying its approval or recommendation of the merger agreement or the merger, approving or recommending a Be Free superior proposal, or entering into an agreement with respect to a Be Free superior proposal, in each case:

  •
  at any time after the fifth business day following ValueClick's receipt of written notice from Be Free advising ValueClick that the board of directors of Be Free has received a Be Free superior proposal which it intends to accept;

  •
  specifying the terms and conditions of such Be Free superior proposal, identifying the person or entity making such Be Free superior proposal; but

  •
  only if Be Free shall have caused its financial and legal advisors to negotiate in good faith with ValueClick to make such adjustments in the terms and conditions of the merger agreement as would enable Be Free to proceed with the transactions contemplated herein on such adjusted terms.

        Be Free is prohibited from entering into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses if ValueClick makes a proposal in response to such Be Free superior proposal. A "Be Free superior proposal" means an unsolicited proposal in connection with a Be Free competing transaction (but changing the fifteen percent amounts of the definition of Be Free competing transaction to fifty percent) not resulting from, arising out of or otherwise by virtue of any breach of the provisions applicable to the non-solicitation of a Be Free competing transaction.

        Be Free has agreed that:

  •
  it will promptly notify ValueClick of the existence of any proposal, discussion, negotiation or inquiry of the type referred to in the provisions applicable to the non-solicitation of a Be Free competing transaction received by Be Free, any Be Free subsidiary or any of their respective representatives, and Be Free will promptly communicate to ValueClick the terms of any proposal, discussion, negotiation or inquiry which it, any Be Free subsidiary or any of their respective representatives may receive (and will promptly provide to ValueClick copies of any written materials received by Be Free, any Be Free subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation;

  •
  it will promptly provide to ValueClick any non-public information concerning Be Free provided to any other party which was not previously provided to ValueClick; and

  •
  it will immediately cease any activities, discussions or negotiations existing as of March 10, 2002, the date of the merger agreement, with any parties conducted before that date with respect to any Be Free competing transaction.

  No Solicitation of ValueClick Competing Transactions

        The merger agreement contains detailed provisions prohibiting ValueClick from seeking a competing transaction. Under these "no solicitation" provisions, ValueClick has agreed that neither it nor its affiliates will authorize or permit any of its representatives to, directly or indirectly:

  •
  encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information), or take any action designed to facilitate, any discussions, inquiries, negotiations or any other action that could reasonably be expected to lead to the making of any proposals with respect to or concerning any "ValueClick competing transaction;" or

  •
  withdraw or modify, or propose to withdraw or modify, ValueClick's position with respect to the merger agreement or approve or recommend, or propose to approve or recommend any ValueClick competing transaction, or enter into any agreement with respect to any ValueClick competing transaction.

        A "ValueClick competing transaction" is:

  •
  any merger, consolidation, share exchange, business combination or other similar transaction involving ValueClick or any ValueClick subsidiary after which the stockholders of ValueClick will control less than fifty-five percent of the voting power of the surviving entity;

  •
  any sale, lease, exchange, license, transfer or other disposition of forty-five percent or more of the assets (other than sales of inventory and non-exclusive licenses to customers in the ordinary course of business consistent with past practices) of ValueClick or any ValueClick subsidiary, in a single transaction or a series of transactions;

  •
  any tender offer or exchange offer for forty-five percent or more of the outstanding voting securities of ValueClick or any ValueClick subsidiary or the filing of a registration statement under the Securities Act in connection therewith;

  •
  any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, forty-five percent or more of the outstanding voting securities of ValueClick or any ValueClick subsidiary;

  •
  any solicitation in opposition to the adoption of the merger agreement by the stockholders of ValueClick; or

  •
  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        ValueClick's board of directors is not prohibited, however, from taking and disclosing to ValueClick's stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of the merger agreement pursuant to Rule 14e-2 under the Exchange Act, or making such disclosure to ValueClick's stockholders as, in the good faith judgment of the board of directors of ValueClick, pursuant to advice from outside counsel, is required under applicable law. In addition, these restrictions will not prohibit ValueClick from furnishing information concerning its business, properties or assets to any corporation, person or other entity or group pursuant to a confidentiality agreement at least as restrictive as the confidentiality agreement between ValueClick and Be Free, or entering into or conducting discussions or negotiations with a third party concerning a ValueClick competing transaction if:

  •
  such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the board of directors of ValueClick relating to any such transaction which the board determines in good faith, consistent with advice of an independent investment banker, (1) is capable of being and likely to be funded on the disclosed terms and (2) is likely to be consummated in accordance with its terms; and

  •
  in the opinion of the board of directors of ValueClick, the failure to take such action would likely constitute a breach by the board of directors of ValueClick's fiduciary duties to ValueClick's stockholders under applicable law, determined only after receipt of (1) written opinion from ValueClick's investment banking firm that the ValueClick competing transaction is superior, from a financial point of view, to the merger, and (2) written advice from independent legal counsel to ValueClick that the failure to provide such information or access or to engage in such discussions or negotiations would be likely to cause the board of directors of ValueClick to violate its fiduciary duties to ValueClick's stockholders under applicable law.

        Prior to the approval of the merger agreement by ValueClick's stockholders, ValueClick is not prohibited from withdrawing or modifying its approval or recommendation of the merger agreement or the merger, approving or recommending a ValueClick superior proposal, or entering into an agreement with respect to a ValueClick superior proposal, in each case:

  •
  at any time after the fifth business day following Be Free's receipt of written notice from ValueClick advising Be Free that the board of directors of ValueClick has received a ValueClick superior proposal which it intends to accept;

  •
  specifying the terms and conditions of such ValueClick superior proposal, identifying the person or entity making such ValueClick superior proposal; but

  •
  only if ValueClick shall have caused its financial and legal advisors to negotiate in good faith with Be Free to make such adjustments in the terms and conditions of the merger agreement as would enable ValueClick to proceed with the transactions contemplated herein on such adjusted terms.

        ValueClick is prohibited from entering into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses if Be Free makes a proposal in response to such ValueClick superior proposal. A ValueClick superior proposal means an unsolicited proposal in connection with a ValueClick competing transaction not resulting from, arising out of or otherwise by virtue of any breach of the provisions applicable to the non-solicitation of a ValueClick competing transaction.

        ValueClick has agreed that:

  •
  it will promptly notify Be Free of the existence of any proposal, discussion, negotiation or inquiry of the type referred to in the provisions applicable to the non-solicitation of a ValueClick competing transaction received by ValueClick, any ValueClick subsidiary or any of their respective representatives, and ValueClick will promptly communicate to Be Free the terms of any proposal, discussion, negotiation or inquiry which it, any ValueClick subsidiary or any of their respective representatives may receive (and will promptly provide to Be Free copies of any written materials received by ValueClick, any ValueClick subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation;

  •
  it will promptly provide to Be Free any non-public information concerning ValueClick provided to any other party which was not previously provided to Be Free; and

  •
  it will immediately cease any activities, discussions or negotiations existing as of March 10, 2002, the date of the merger agreement, with any parties conducted before that date with respect to any ValueClick competing transaction.

  Access; Confidentiality

        ValueClick and Be Free have also agreed to provide to the officers, employees and other representatives of the other party, prior to the date and time at which the certificate of merger is filed with the Secretary of State of the State of Delaware:

  •
  full access, which includes the right to conduct such environmental studies as each party, in its reasonable discretion, deems appropriate, to all its properties, books, contracts, commitments and records;

  •
  copies of each report, schedule, registration statement and other document filed or received by each party pursuant to the federal securities laws; and

  •
  all other information concerning each party's business as the other party may reasonably request.

  Reasonable Efforts

        Prior to the closing of the merger, upon the terms and subject to the conditions of the merger agreement, ValueClick, its merger subsidiary and Be Free agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the merger and make effective the merger and the other transactions as promptly as practicable including:

  •
  the preparation and filing of all forms, registrations and notices required to be filed to consummate the merger and the other transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental entity;

  •
  the satisfaction of the other party's conditions to closing;

  •
  the taking of no action after the date of the merger agreement that would materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity necessary to be obtained prior to closing;

  •
  promptly consulting with the other parties involved in the merger with respect to, providing any necessary information with respect to, and providing the other parties (or their respective counsel) with copies of, all filings made by such party with any governmental entity or any other information supplied by such party to a governmental entity in connection with the merger and the other transactions;

  •
  promptly informing the other parties involved in the merger of any communication from any governmental entity regarding any of the transactions;

  •
  endeavoring in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with the receipt by any party to the merger agreement or its affiliate of a request for additional information or documentary material from any such governmental entity with respect to any of the transactions;

  •
  effecting transfers, amendments or modifications of permits (including environmental permits) by Be Free and its subsidiaries required as a result of the execution of the merger agreement or consummation of any of the transactions;

  •
  the filing, as soon as practicable, of notifications under applicable antitrust laws and responding as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation;

  •
  responding as promptly as practicable to all inquiries and requests received from any state attorney general or other governmental entity in connection with antitrust matters; and

  •
  requesting early termination of any waiting period under applicable antitrust laws.

        Nothing in the merger agreement shall be deemed to require ValueClick or any of its subsidiaries to:

  •
  divest or hold separate any assets or otherwise restrict its conduct of business; or

  •
  commence any litigation against any entity in order to facilitate the consummation of the merger and related transactions or to defend against any litigation brought by any governmental entity seeking to prevent the consummation of the merger and related transactions.

        In connection with the receipt of any necessary approvals under applicable antitrust laws, neither Be Free nor any of Be Free's subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits ValueClick's or Be Free's as ValueClick's subsidiary, freedom of action with respect of, or their ability to retain, Be Free or any Be Free subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of Be Free or any of its subsidiaries, without ValueClick's prior written consent (which may be withheld in ValueClick's sole and absolute discretion).

  Board Composition

        In connection with the merger agreement, ValueClick has agreed to reduce the size of the board of directors from nine to seven members and to appoint                        ,                         and                         to the board of directors of ValueClick upon the completion of the merger.

Conditions to the Merger

        Mutual Obligations.    ValueClick's and Be Free's obligations to complete the merger depend on the satisfaction or waiver by both companies of each of the following conditions:

  •
  the merger agreement shall have been adopted by the requisite vote of the holders of the shares of Be Free common stock and approved the requisite vote of the holders of the shares of ValueClick common stock to consummate the merger;

  •
  no statute, rule or regulation shall have been enacted or promulgated by any governmental entity which prohibits the consummation of the merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the merger;

  •
  the registration statement of which this document is a part will have become effective in accordance with the provisions of the U.S. securities laws and will not be subject to any stop order or any pending or threatened stop order proceedings;

  •
  the applicable waiting period requirement of the U.S. antitrust laws will have expired or been terminated; and

  •
  ValueClick shall have submitted to the Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the shares of ValueClick common stock to be issued in the merger.

        ValueClick's Obligations.    ValueClick's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Be Free set forth in the merger agreement shall be true and correct as if made on and as of the effective time of the merger (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date), except where the failure to be true and correct (without regard to any materiality or material adverse effect to Be Free qualifications contained in such representation or warranty), individually or in the aggregate, have not resulted in and are not reasonably likely to result in a material adverse effect to Be Free;

  •
  Be Free shall have complied in all material respects with its obligations under the merger agreement;

  •
  at any time after the date of the merger agreement there shall not have occurred any material adverse effect to Be Free;

  •
  ValueClick shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Be Free to the effect that the above have been satisfied;

  •
  ValueClick shall have received an opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to ValueClick, dated as of the date on which the effective time occurs, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the merger will constitute a "reorganization" within the meaning of section 368(a) of the Code;

  •
  Be Free shall have provided the certification prescribed by Section 1445 of the Code and the Treasury Regulations thereunder to ValueClick that Be Free has not been a "United States real property holding corporation" within the meaning of Section 897(a)(2) during the five-year period prescribed therein;

  •
  Be Free shall have delivered to ValueClick, prior to the closing, those affiliate agreements that Be Free has obtained from its affiliates;

  •
  Be Free shall have effected the Be Free Rights Plan Amendment; and

  •
  all consents of any governmental entity or third party set forth in the merger agreement shall have been obtained by Be Free.

        Be Free's Obligations.    Be Free's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of ValueClick and ValueClick's merger subsidiary set forth in the merger agreement shall be true and correct as if made on and as of the effective time of the merger (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date), except where the failure to be true and correct (without regard to any materiality or material adverse effect to ValueClick qualifications contained in such representation and warranty), individually or in the aggregate, have not resulted in and are not reasonably likely to result in a material adverse effect to ValueClick;

  •
  each of ValueClick and ValueClick's merger subsidiary shall have complied in all material respects with its obligations under the merger agreement;

  •
  at any time after the date of the merger agreement there shall not have occurred any material adverse effect to ValueClick;

  •
  Be Free shall have received an officer's certificate duly executed by the Chief Financial Officer of ValueClick to the effect that the above conditions have been satisfied;

  •
  Be Free shall have received an opinion of Hale and Dorr LLP, in form and substance reasonably satisfactory to Be Free, dated as of the effective time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the merger will constitute a "reorganization" within the meaning of section 368(a) of the Code; and

  •
  ValueClick shall have received written resignations from all but four of its directors effective upon consummation of the merger.

        For purposes of the merger agreement, a material adverse effect means a material adverse effect on or development with respect to:

  •
  the business, prospects, condition (financial or otherwise), assets or results of operations of the applicable company and its subsidiaries, taken as a whole; or

  •
  the ability of that company to timely consummate the transactions contemplated by the merger agreement.

        A material adverse effect will not result from, among other things, changes in the economy generally, changes in the online advertising business generally, changes in the trading prices of ValueClick's and Be Free's stock price, changes resulting from the announcement of the execution or compliance with the terms of the merger agreement, or continued incurrence of losses by either ValueClick or Be Free in the ordinary course of business.

        Each of the conditions to ValueClick's and Be Free's obligation to complete the merger and other transactions contemplated by the merger agreement may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of ValueClick and Be Free.

Termination

        The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the stockholder approvals have been obtained:

  •
  by mutual written consent of ValueClick and Be Free;

  •
  by either ValueClick or Be Free if:

  •
  the merger is not completed on or before September 1, 2002, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed on such date;

  •
  any governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes final and nonappealable; or

  •
  the necessary vote of either party's stockholders to adopt or approve, as appropriate, the merger agreement is not obtained.

  •
  by ValueClick if:

  •
  Be Free's board of directors fails to recommend that Be Free's stockholders vote in favor of the adoption of the merger agreement and approval of the merger or effects a change in such recommendation, whether or not permitted by the terms of the merger agreement;

  •
  ValueClick notifies Be Free that it intends to accept a superior proposal, complies with the requirements of the "no solicitation" provisions of the merger agreement, including negotiating in good faith with Be Free to make changes to the merger agreement that would enable ValueClick to proceed with the merger, and pays Be Free a termination fee; or

  •
  Be Free breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach cannot be or has not been cured within thirty days after giving written notice of such breach by ValueClick to Be Free.

  •
  by Be Free if:

  •
  ValueClick's board of directors fails to recommend that ValueClick's stockholders vote in favor of the approval of the issuance of shares of ValueClick common stock pursuant to the merger agreement or effects a change in such recommendation, whether or not permitted by the terms of the merger agreement;

  •
  Be Free notifies ValueClick that it intends to accept a superior proposal, complies with the requirements of the "no solicitation" provisions of the merger agreement, including negotiating in good faith with ValueClick to make changes to the merger agreement that would enable Be Free to proceed with the merger, and pays ValueClick a termination fee; or

  •
  ValueClick breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach cannot be or has not been cured written notice of such breach by Be Free to ValueClick.

        Effect of Termination.    If the merger is terminated, there shall be no liability on the part of any party to the merger agreement except for (a) fraud or intentional misstatement, (b) willful material breach of the merger agreement prior to such termination or abandonment of the merger or (c) if applicable, the termination fee and expenses in accordance with the merger agreement. Only sections relating to no solicitation, termination, fees and expenses, amendment and modification, and other miscellaneous provisions will survive the termination of the merger agreement.

        Termination Fee and/or Payment of Expenses Upon Termination.    The merger agreement requires each party to make a payment to the other party depending on the circumstances surrounding the termination. Specifically, if the agreement is terminated because:

  •
  Be Free's board of directors failed to recommend that Be Free's stockholders vote in favor of the adoption of the merger agreement or effected a change in its recommendation of the adoption of the merger agreement, or Be Free accepts a superior proposal, then Be Free must pay to ValueClick a termination fee of $5,133,126 plus expenses up to $1,283,282 incurred by ValueClick and its subsidiaries with respect to the merger.

  •
  Be Free failed to obtain the required vote at a stockholders meeting to approve the merger, then within one business day of termination, Be Free will pay to ValueClick expenses incurred in connection with the merger agreement by ValueClick and its subsidiaries up to $1,283,282. However, if prior to the termination there shall have been publicly announced a Be Free competing transaction and within nine months of the termination Be Free enters into a definitive agreement implementing any Be Free competing transaction, then Be Free will also pay ValueClick the termination fee of $5,133,126.

  •
  ValueClick's board of directors failed to recommend that ValueClick's stockholders vote in favor of the adoption of the merger agreement or effected a change in its recommendation of the adoption of the merger agreement, or ValueClick accepts a superior proposal, then ValueClick must pay to Be Free a termination fee of $5,133,126 plus expenses up to $1,283,282 incurred by Be Free and its subsidiaries with respect to the merger.

  •
  ValueClick failed to obtain the required vote at a stockholders meeting to approve the merger, then within one business day of termination, ValueClick will pay to Be Free expenses incurred in connection with the merger by Be Free and its subsidiaries up to $1,283,282. However, if prior to the termination there shall have been publicly announced a ValueClick competing transaction and within nine months of the termination ValueClick enters into a definitive agreement implementing any ValueClick competing transaction, then ValueClick will also pay Be Free the termination fee of $5,133,126.

Expenses

        With the exception of the provisions above regarding termination fees and expenses, whether or not the merger is completed, all expenses and fees incurred in connection with the merger agreement and the merger will be paid by the party incurring the expenses or fees except that ValueClick and Be Free shall each pay one half of the filing fee relating to the U.S. antitrust laws and the costs related to printing and/or mailing the joint proxy statement/prospectus and registration statement.

Amendment, Extension and Waiver

        The merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Be Free, by written agreement of the parties, by action taken by their respective boards of directors at any time prior to the closing date with respect to any of the terms contained in the merger agreement; provided, however, that after the approval of the merger agreement by the stockholders of Be Free, no such amendment, modification or supplement shall reduce the amount or change the form of the consideration payable under the merger agreement.

RELATED AGREEMENTS

Voting Agreements

        The following summary of the voting agreements is qualified in its entirety by reference to the complete text of the voting agreements, forms of which are exhibits to the registration statement that ValueClick filed with the SEC. We urge you to carefully read the full text of the voting agreements.

        In connection with the execution and delivery of the merger agreement, ValueClick entered into a voting agreement with each of Charles River Partnership VIII, LP, Charles River Partnership VIII-A, LLC, Samuel P. Gerace, Jr., Gordon B. Hoffstein, Ted R. Dintersmith, Dintersmith Family Limited Partnership, Jeffrey F. Rayport, W. Blair Heavey, Stephen M. Joseph and Thomas A. Gerace under which those Be Free stockholders agreed to vote an aggregate of 11,245,652 shares of Be Free common stock with respect to which they have voting power in favor of the adoption of the merger agreement. As of the record date for the Be Free annual meeting, these shares of Be Free common stock represented approximately            % of the total voting power of the outstanding shares of Be Free capital stock.

        In addition, Be Free entered into voting agreements with James R. Zarley, Steven J. Umberger, David S. Buzby, Robert D. Leppo, Martin T. Hart, Brian Coryat and Gregory R. Raifman under which those ValueClick stockholders agreed to vote an aggregate of 8,467,548 shares of ValueClick common stock in favor of the approval of the merger agreement. As of the record date for the ValueClick annual meeting, these shares of ValueClick common stock represented approximately            % of the total voting power of the outstanding shares of ValueClick capital stock.

        These voting agreements terminate on the earliest of the closing date of the merger, the termination of the merger agreement or September 1, 2002.

VALUECLICK DESCRIPTION OF CAPITAL STOCK

        This section describes the material terms of ValueClick's capital stock, its amended and restated certificate of incorporation and its restated bylaws which will continue to be in effect immediately after the merger is completed. The information below reflects the 100,000,000 share increase in the authorized number of shares of ValueClick common stock for which stockholder approval is sought under Proposal Number Two at the ValueClick annual meeting. This section also summarizes relevant provisions of the Delaware General Corporation Law, which is referred to herein as "Delaware law." ValueClick urges you to carefully read its amended and restated certificate of incorporation and bylaws which are exhibits to the registration statement it filed with the SEC. See "Where You Can Find More Information."

Authorized Capital Stock

        Total Shares.    ValueClick is authorized to issue a total of 220,000,000 shares of capital stock consisting of:

  •
  200,000,000 shares of common stock, par value $0.001 per share; and

  •
  20,000,000 shares of preferred stock, par value $0.001 per share.

        Common Stock.    Following completion of the merger, ValueClick anticipates that approximately 95.2 million shares of its common stock will be outstanding.

        Preferred Stock.    There are no outstanding shares of ValueClick preferred stock.

ValueClick Common Stock

        Holders of ValueClick common stock are entitled to one vote for each share held on all matters submitted to a vote of the ValueClick stockholders. Holders of ValueClick common stock are entitled to receive dividends, ratably, if any, as may be declared by the ValueClick board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. If ValueClick liquidates, dissolves or winds up, the holders of ValueClick common stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock onto any other securities. There are no redemption or sinking fund provisions applicable to ValueClick common stock. The rights, preferences and privileges of holders of ValueClick common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

ValueClick Preferred Stock

        The ValueClick board of directors will be authorized to issue from time to time, without further stockholder approval, up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. ValueClick may issue ValueClick preferred stock in ways which may delay, defer or prevent a change in control of ValueClick without further action by ValueClick stockholders and may adversely affect the voting and other rights of the holders of ValueClick common stock. The issuance of ValueClick preferred stock with voting and conversion rights may adversely affect the voting power of the holders of ValueClick common stock, including the loss of voting control to others.

Registration Rights

        In connection with DoubleClick's February 2000 investment in ValueClick, ValueClick granted DoubleClick demand and "piggyback" registration rights with respect to 7,878,562 shares of ValueClick common stock. After February 28, 2004, DoubleClick may exercise its right to demand registration of its shares no more than four times and no more than twice in any twelve-month period. In addition, DoubleClick may require ValueClick to include its shares in certain future registration statements that ValueClick files and may require ValueClick to register its shares on Form S-3. Upon registration, these shares will be freely tradable without restriction. ValueClick agreed to pay for the expenses of DoubleClick's four demand registrations, all piggyback registrations requested by DoubleClick and up to three registrations on Form S-3 requested by DoubleClick.

        In connection with ValueClick's acquisition of Bach Systems, Inc. in November 2000, ValueClick entered into a registration rights agreement with the former stockholders of Bach Systems. Under the terms of the registration rights agreement, ValueClick agreed to file, at such time when it becomes eligible to use SEC Form S-3, a shelf registration statement on Form S-3 covering the 750,000 shares of ValueClick stock issued to the former shareholders of Bach Systems and any shares of ValueClick stock issued to these shareholders pursuant to the earn-out features of the merger agreement. ValueClick has agreed to keep effective such shelf registration statement for a period of three years from the date it first becomes effective.

Anti-Takeover Effects of Provisions of Delaware Law and ValueClick's Amended and Restated Certificate of Incorporation and Restated Bylaws

        Provisions of Delaware law and ValueClick's charter documents could make the acquisition of ValueClick and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage some coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of ValueClick to negotiate with ValueClick first. ValueClick believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure ValueClick outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of the terms of such proposal.

        ValueClick is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of ValueClick without further action by its stockholders.

        ValueClick's bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of its board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for ValueClick's common stock is Mellon Investor Services, L.L.C.

Listing

        ValueClick common stock is listed on the Nasdaq National Market under the symbol "VCLK."

COMPARISON OF RIGHTS OF VALUECLICK STOCKHOLDERS AND
BE FREE STOCKHOLDERS

        ValueClick and Be Free are both organized under the laws of the State of Delaware. Any differences in the rights of holders of ValueClick capital stock and Be Free capital stock arise primarily from differences between the companies' certificates of incorporation and bylaws. Upon completion of the merger, holders of Be Free common stock will become holders of ValueClick common stock and their rights will be governed by Delaware law, the ValueClick certificate of incorporation, as amended, and the ValueClick bylaws.

        This section does not include a complete description of all differences between the rights of ValueClick and Be Free stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of ValueClick and Be Free stockholders as material is not intended to indicate that other equally important differences do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of ValueClick and Be Free. Copies of the forms of certificate of incorporation and bylaws of ValueClick and Be Free are exhibits to the registration statement that ValueClick filed with the SEC with respect to the offer and sale of shares of ValueClick common stock of which this joint proxy statement/prospectus forms a part. Copies of the forms of certificates of incorporation and bylaws of ValueClick and Be Free will be sent to you upon request. See "Where You Can Find More Information." The following table summarizes some differences between the companies' organizational documents and assumes that the 100,000,000 share increase in the authorized number of shares of ValueClick common stock for which stockholder approval is sought under Proposal Number Two at the ValueClick annual meeting is approved.

Rights	ValueClick	Be Free

Capitalization	200,000,000 authorized shares of common stock.

	20,000,000 authorized shares of preferred stock, of which 297,132, 1,047,804 and 1,400,000 shares are designated Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred stock, respectively.	250,000,000 authorized shares of common stock. 10,000,000 authorized shares of preferred stock, of which 250,000 shares are designated Series A Junior Participating Preferred Stock.
Voting rights
One vote per common share. No cumulative voting.

Common stock and preferred stock vote together as a single class, except that preferred stock shall vote as separate classes as may expressly be required by law.

	No preferred stock currently outstanding.	One vote per common share. No cumulative voting. Preferred stock voting rights to be determined by the board. No preferred stock currently outstanding.

Number and election of directors
The bylaws provide for not less than two nor more than nine directors. Currently there are nine directors.

The size of the Board of Directors may be changed by the Board of Directors or by a majority vote of stockholders.
Determined by resolution of the Board of Directors, but in no event less than three. Currently, resolution by Board of Directors provides for eight directors. The bylaws and certificate of incorporation provide that the Board be divided into three classes.

Seventy-five percent of stockholder approval required to change the minimum size of the board.

Majority of directors may decrease the number of directors, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors.

Vacancies on the board of directors	Vacancies filled by a majority of remaining directors.	Vacancies filled by a majority of directors then in office.

Power to call special meetings
	Special meetings may be called by the president, at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the entire capital stock of the corporation outstanding and entitled to vote.	Power to call special meetings does not extend to stockholders. Can be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors.

Action by written consent of stockholders	Stockholders may act by written consent.	Stockholders may not act by written consent.

Amendment of organizational documents
The bylaws may be amended, altered or repealed by a majority stockholder vote or by the Board of Directors.

The certificate of incorporation may be amended, altered or repealed in accordance with Delaware law.
The bylaws may be adopted, amended or repealed by the Board of Directors, except that a seventy-five percent stockholder vote is required to change provisions of the bylaws and/or certificate of incorporation relating to:
•    the prohibition against stockholders calling special meetings;
•    nomination of directors;
•    organization of meetings of stockholders;
•    the number, classes, powers, election and compensation of directors, as well as other governing provisions related to directors;
•    amendments of the bylaws;
•    the prohibition against stockholders taking action by written consent; and
• the manner in which advance notice of new business and stockholder nominations for the election of new directors shall be given.

State anti-takeover statute	Governed by Section 203 of Delaware Law.	Governed by Section 203 of Delaware Law.

Limitation on director liability
A director shall not be liable for breach of fiduciary duty as a director, except for liability:
•    for breach of the director's duty of loyalty to ValueClick or its stockholders;
•    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•    under section 174 of the General Corporation Law of Delaware; and
	• for any transaction from which the director derived an improper personal benefit.	Director liability limited to the fullest extent permitted by law.

Indemnification of directors and officers	Indemnification provided to fullest extent of Delaware law.	Indemnification provided to fullest extent of Delaware law.

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE
OF VALUECLICK STOCKHOLDERS ONLY

VALUECLICK PROPOSAL NUMBER TWO: TO AMEND AND RESTATE THE VALUECLICK, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The ValueClick stockholders are being asked to approve a proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 100,000,000 to 200,000,000. The Board authorized the Second Amended and Restated Certificate of Incorporation on March 10, 2002. The full text of the proposed Second Amended and Restated Certificate of Incorporation is attached as Annex D to this Joint Proxy Statement/Prospectus.

        The amended and restated certificate of incorporation currently provides that ValueClick is authorized to issue two classes of stock, consisting of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of March 10, 2002, 51,867,374 shares of common stock were issued and outstanding, 1,667,581 shares of common stock were issued and held in treasury, no shares of preferred stock were issued and outstanding and 6,240,080 shares of common stock were reserved for issuance upon the exercise of outstanding options. The remaining shares of authorized but unissued common stock are not reserved for any specific use and are available for future issuance.

Purpose and Effect of Second Amended and Restated Certificate of Incorporation

        The ValueClick board of directors believes it is desirable to increase the total number of shares of common stock that ValueClick is authorized to issue from 100,000,000 to 200,000,000 in order to have a sufficient number of authorized shares for issuance in connection with the merger. The approval of the Second Amended and Restate Certificate of Incorporation is necessary to consummate the merger. In addition, the proposed Second Amended and Restated Certificate of Incorporation will authorize sufficient additional shares of common stock to provide ValueClick the flexibility to make such issuances as may be necessary for ValueClick to complete acquisitions or other corporate transactions and to issue shares in connection with ValueClick's stock option, stock purchase and other existing employee benefit plans. The proposed Second Amended and Restated Certificate of Incorporation should facilitate ValueClick's ability to accomplish these goals and other business and financial objectives in the future without delaying such activities for further stockholder approval, except as may be required in particular cases by ValueClick's charter documents, applicable law or the rules of any stock exchange or other system on which ValueClick's securities may then be listed. Future issuances of additional shares of common stock or securities convertible into common stock, whether pursuant to an acquisition or other corporate transaction, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. The availability for issuance of additional shares of common stock could discourage or make more difficult efforts to obtain control of ValueClick.

Vote Required

        The affirmative vote of the holders of a majority of shares of ValueClick common stock outstanding as of the record date is required for approval of the proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation.

Recommendation of the Board of Directors

        The ValueClick board of directors recommends that the stockholders vote "FOR" the approval of the proposal to amend and restate ValueClick's Amended and Restated Certificate of Incorporation.

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF
VALUECLICK STOCKHOLDERS ONLY

VALUECLICK PROPOSAL NUMBER THREE: ELECTION OF DIRECTORS

        ValueClick's bylaws provide that the exact number of directors will be fixed from time to time by action of its stockholders or board of directors. ValueClick's board of directors has fixed the number of directors for the 2002 fiscal year at nine directors. Nine members of ValueClick's board of directors will be elected at the annual meeting. ValueClick's board of directors has nominated each of the persons listed below to be elected as directors to serve for a one-year term and until their successors are duly elected and qualified. However, as discussed below, five of the directors elected at the annual meeting will resign upon consummation of the merger.

        Holders of proxies solicited by this joint proxy statement/prospectus will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the board of directors' nine director nominees below. Proxies cannot be voted for more than the nine named director nominees.

        Each nominee for election has agreed to serve if elected, and ValueClick has no reason to believe that each director nominee will be unavailable to serve. If any director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a director nominee designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the director nominees named below.

        If the merger is completed, and pursuant to the terms of the merger agreement, ValueClick's board of directors will consist of seven members, to consist of four directors, including Mr. Zarley, designated by ValueClick and three directors designated by Be Free. The three Be Free designees are                 ,                         , and                        . As a result, upon completion of the merger, the ValueClick board of directors will reduce the size of the board from nine to seven members and Messrs.             ,                         ,            ,                         and                         will resign from ValueClick's board of directors. Although it is currently anticipated that the merger will be completed shortly after ValueClick's stockholders approve the issuance of the ValueClick shares and Be Free's stockholders adopt the merger agreement and approve the merger at the annual meetings, the parties cannot guarantee that the merger will be completed as anticipated. If the merger is not completed, the nine directors elected at the ValueClick annual meeting will hold office until the 2003 annual meeting of stockholders and until their successors are duly elected and qualified. For additional information regarding Messrs.                  ,                         , and                        , please see Be Free's Annual Report on Form 10-K filed with the SEC on March 22, 2002 and incorporated by reference into this joint proxy statement/prospectus.

        The names of the nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position
James R. Zarley	57	1998	Chairman of the Board, Chief Executive Officer and President
Steven J. Umberger(2)	40	1998	Director
David S. Buzby(1)	42	1999	Director
Robert D. Leppo(2)	58	1998	Director
Martin T. Hart(1)	66	1999	Director
Jeffrey E. Epstein*(1)	45	2000	Director
Tom A. Vadnais(2)	53	2001	Director
Gregory R. Raifman(2)	41	2001	Director
Ira Carlin	53	2001	Director

*
Mr. Epstein is the director designee of DoubleClick, Inc. In connection with ValueClick's strategic investment transaction with DoubleClick in February 2000, ValueClick and certain of its principal stockholders agreed to vote their shares in favor of a specified number of DoubleClick's nominees to ValueClick's board of directors. For further details of this arrangement, see "ValueClick Certain Relationships and Related Transactions."

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

        James R. Zarley is the Chairman of the Board and Chief Executive Officer of ValueClick. He has served as Chairman, and has been an advisor to ValueClick, since May 1998. In February 1999, Mr. Zarley joined ValueClick in a full-time capacity and in May 1999 he became Chief Executive Officer. In January of 2001, Mr. Zarley assumed the added position of President of ValueClick, Inc. Prior to joining ValueClick, from April 1987 to December 1996, Mr. Zarley was Chief Executive Officer of Quantech Investments, an information services company. From December 1996 to May 1998, Mr. Zarley was the Chairman and Chief Executive Officer of Best Internet until its merger with Hiway Technologies, a Web hosting company, in May 1998. From May 1998 to January 1999, Mr. Zarley was the Chief Operating Officer of Hiway Technologies until its merger with Verio.

        Steven J. Umberger has been a director of ValueClick since May 1998. Since February 2001, Mr. Umberger has been the President and co-owner of the Jacksonville Tomcats, a professional arena football team. From March 2000 to February 2001, Mr. Umberger was President of ValueClick International. Mr. Umberger also served as the President of ValueClick Europe, Limited from August 1999 until February 2000. From April 1995 to June 1999, he was employed as the Chief Marketing Officer of Hiway Technologies, a Web hosting company and later a division of Verio. Prior to that, he served as Chief Executive Officer of IAAI, a computer reseller company from March 1991 to March 1995. From March 1993 to June 1997, Mr. Umberger was also the co-owner of Acme Barricades Company, a construction rental company. Mr. Umberger graduated with a B.A. from the Virginia Military Institute and an M.B.A. from the College of William and Mary.

        David S. Buzby has been a director of ValueClick since May 1999. Mr. Buzby is a San Francisco based investor and operator of entrepreneurial companies. From June 1999 to September 2000, Mr. Buzby was Chief Operating Officer and a founding investor of Internet Barter, Inc., an international business-to-business e-commerce barter exchange. From August 1994 to January 1999, Mr. Buzby worked with Best Internet, a web hosting company. Mr. Buzby held various positions at Best Internet including Chief Financial Officer and Vice Chairman of the Board and was a founding investor. Mr. Buzby graduated with a B.A. from Middlebury College and an M.B.A. from Harvard Business School.

        Robert D. Leppo has been a director of ValueClick since May 1998. Mr. Leppo's primary occupation since 1977 has been as a private investor. From December 1999 to March 2001, Mr. Leppo served as the President of Byzantine Ventures. He serves on the Board of Directors of several private companies. Mr. Leppo graduated with a B.A. from Stanford University and an M.B.A. from Harvard Business School.

        Martin T. Hart has been a director of ValueClick since March 1999. Mr. Hart's primary occupation since 1969 has been managing various entities that he uses for private investment. Mr. Hart is also a director of MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, an investment company, T-Netix, a communications company, Vail Banks, a multi-bank holding company, and he continues to serve on the Board of Directors of several private companies. Mr. Hart graduated with a B.A. from Regis University and is a Certified Public Accountant.

        Jeffrey E. Epstein has been a director of ValueClick since February 2000. Mr. Epstein has been an independent consultant since March 2002. Between April 1999 and February 2002, Mr. Epstein served as the Executive Vice President of DoubleClick, Inc., a provider of Internet advertising solutions for advertisers and Web publishers. From March 1998 to April 1999, Mr. Epstein served as DoubleClick's Chief Financial Officer. From May 1997 to February 1998, Mr. Epstein served as Chief Financial Officer of Trans National Group Inc., a consumer services company. From January 1995 to March 1997, Mr. Epstein served as Senior Vice President of CUC International Inc., a membership based consumer services company. From February 1988 to December 1994, Mr. Epstein served as Chief Financial Officer of King World Productions, Inc., a television production company. Mr. Epstein received his B.A. from Yale University and his M.B.A. from Stanford University.

        Tom A. Vadnais has been a director of ValueClick since October 2001. From April 2001 to October 2001, Mr. Vadnais was President, Chief Executive Officer and a director of Mediaplex, Inc., a provider of technology-based marketing products and services. Prior to joining Mediaplex, Mr. Vadnais was the Executive Vice President of Professional Services for Compuware Corporation, a software and professional services provider for IT professionals, where he was retained to perform the integration of Data Processing Resources Corporation (DPRC) and managed mergers and acquisitions. Mr. Vadnais was the President and Chief Operating Officer of DPRC prior to its acquisition by Compuware. From 1992 to 1999, Mr. Vadnais was the President and Chief Operating Officer of Tascor, Inc., a wholly-owned subsidiary of Norrell Inc., where he was a member of Norrell's Board of Directors. Until 1992, Mr. Vadnais worked at IBM for twenty-three years in various management roles, where he had experience in sales, marketing, and as Vice President of Operations. He graduated with a B.A. from the University of California, Los Angeles, and an M.B.A. from Golden Gate University. Pursuant to a Board Composition Agreement, dated October 19, 2001, between ValueClick, Inc. and Mediaplex, Inc., ValueClick has agreed to nominate Mr. Vadnais as a director at ValueClick's 2002 annual meeting of stockholders.

        Gregory R. Raifman has been a director of ValueClick since November 2001. Between September 1998 and November 2001, Mr. Raifman served as Chairman of the Board of Directors of Mediaplex, Inc., a provider of technology-based marketing products and services. From November 1999 to April 2001, Mr. Raifman served as Chief Executive Officer of Mediaplex and as President and Chief Executive Officer from June 2000 until April 2001. From April 1998 to November 1999, Mr. Raifman served as Chief Executive Officer and sole director of Internet Extra Corporation, Mediaplex's predecessor corporation. From August 1993 through April 1998, Mr. Raifman served as a general partner of Raifman & Edwards LLP, a law firm. From September 1994 through April 1998, Mr. Raifman also served as a managing member of PointBreak Ventures, LLC, a venture capital firm. Mr. Raifman graduated with an A.B. from the University of Michigan and a J.D. from Georgetown University Law Center.

        Ira Carlin has been a director of ValueClick since October 2001. Between September 2000 and October 2001, Mr. Carlin served as a member of the Board of Directors of Mediaplex, Inc., a provider of technology-based marketing products and services. Mr. Carlin served as Chairman of the global media company Universal McCann from January 1996 to December 2001. From July 1993 through October 1999, Mr. Carlin served as Executive Vice President, Worldwide Media Director of McCann-Erickson Worldwide. Mr. Carlin's current responsibilities include developing and overseeing media and business strategies for Universal McCann and its multinational accounts. Universal McCann's worldwide network, with annual media billings of more than $15 billion, spans 131 countries. Mr. Carlin graduated with a B.A. in Psychology from Indiana University.

Board of Directors

        ValueClick's board of directors oversees ValueClick's business and affairs and monitors the performance of its management. In accordance with corporate governance principles, the ValueClick board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the chairman, other key executives and the company's principle external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that we send them and participating in board and committee meetings.

        ValueClick's bylaws provide that the exact number of directors will be fixed from time to time by action of stockholders or board of directors. For the 2001 fiscal year, nine members composed ValueClick's board of directors. The ValueClick board has fixed the number of directors for the 2002 fiscal year at nine directors. Each director serves until the next annual meeting or until his successor is duly elected and qualified.

        ValueClick does not have a standing nominating committee. The full board of directors nominates the company's officers and directors for election. ValueClick's board of directors held six meetings and did not act by unanimous written consent during fiscal 2001. Other than Mr. Carlin, all then current directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of ValueClick's board of directors and (ii) the total number of meetings held by all committees of ValueClick's board of directors on which such director served during fiscal 2001. Mr. Carlin attended or participated in 50% of the total number of meetings of ValueClick's board of directors held in fiscal 2001 since his appointment to the board of directors in October 2001.

Board Committees and Meetings

  Audit Committee

        The audit committee monitors ValueClick's corporate financial reporting and internal and external audits. The audit committee also has the responsibility to:

  •
  review the audit committee charter at least annually and recommend any changes to our board of directors;

  •
  review ValueClick's annual financial statements and any other relevant reports or other financial information;

  •
  review the regular internal financial reports prepared by management and any internal auditing department;

  •
  recommend to the board of directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants;

  •
  review and discuss with the accountants all significant relationships that the independent accountants have with ValueClick to determine the accountants' independence;

  •
  review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant; and

  •
  following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

        Messrs. Buzby, Epstein and Hart serve as members of the audit committee. The audit committee met in February 2002 in connection with the audit of ValueClick's 2001 financial statements and held a total of four meetings during fiscal 2001.

        The ValueClick board of directors has adopted and approved a written charter for the Audit Committee. The listing standards of the National Association of Securities Dealers, Inc. ("NASD") require, among other things, that ValueClick have an audit committee of at least three members, comprised solely of independent directors, at least one of whom has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background. The NASD's listing standards permit ValueClick's board of directors to appoint one director to the audit committee who is not independent, if the board, under exceptional and limited circumstances, determines that such director's membership on the audit committee is in the best interest of ValueClick and its stockholders, and the board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. Messrs. Buzby, Epstein and Hart are considered independent directors under the definition of independence in the NASD's listing standards.

  Compensation Committee

        The compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for ValueClick's directors, executive officers and key employees, and for the administration of ValueClick's 1999 Stock Option Plan. Messrs. Leppo, Raifman, Umberger and Vadnais currently serve as members of the compensation committee. The compensation committee met two times during fiscal 2001.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between ValueClick's executive officers, board of directors or compensation committee and any executive officer or member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. See "ValueClick Certain Relationships and Related Transactions."

Director Compensation

        ValueClick's directors do not currently receive salaries or fees for serving as directors or for serving on committees of ValueClick's board of directors. Each non-employee member of ValueClick's board is reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees of the board of directors. Directors are also eligible to receive options and shares of ValueClick common stock under its 1999 Stock Option Plan. ValueClick has also entered into a consulting agreement with Mr. Raifman, a member of ValueClick's board of directors. For additional information regarding this consulting agreement, see "ValueClick Certain Relationships and Related Transactions."

Vote Required

        The nine director nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors.

Recommendation of the Board of Directors

        ValueClick's board of directors unanimously recommends that the stockholders vote "FOR" the election of the director nominees named above.

VALUECLICK MANAGEMENT

ValueClick Executive Officers, Directors and Other Key Employees

        Set forth below is information concerning ValueClick's directors, executive officers and other key employees as of March 1, 2002.

Name	Age	Position(s)
James R. Zarley	57	Chairman of the Board, Chief Executive Officer and President
Samuel Paisley	51	Chief Operating Officer, President of Media
Kurt A. Johnson	39	Chief Financial Officer
Peter Wolfert	38	Chief Technology Officer
Scott P. Barlow	33	Secretary
Steven J. Umberger(2)	40	Director
David S. Buzby(1)	42	Director
Robert D. Leppo(2)	58	Director
Martin T. Hart(1)	66	Director
Jeffrey E. Epstein*(1)	45	Director
Tom A. Vadnais(2)	53	Director
Gregory R. Raifman(2)	41	Director
Ira Carlin	53	Director

*
Mr. Epstein is the director designee of DoubleClick, Inc. In connection with ValueClick's strategic investment transaction with DoubleClick in February 2000, ValueClick and certain of its principal stockholders agreed to vote their shares in favor of a specified number of DoubleClick's nominees to ValueClick's board of directors. For further details of this arrangement, see "ValueClick's Certain Relationships and Related Transactions."

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

        James R. Zarley.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Zarley's biography.

        Samuel Paisley is the Chief Operating Officer and President of Media. Mr. Paisley joined ValueClick in his initial role of Executive Vice President in April 2000, assumed the added position of Chief Operating Officer in January 2001 and was promoted to President of Media in February 2002. Mr. Paisley previously served as Chief Financial Officer and Executive Vice President of Automata International, an integrated circuit manufacturer, from June 1998 to March 2000. Between August 1980 and June 1998 he held several positions at KPMG Peat Marwick LLP, an audit firm, finishing his employment as a partner in Information, Communications and Entertainment. Mr. Paisley graduated with a B.A. from Washington & Jefferson College and an M.B.A. from the University of Pittsburgh.

        Kurt A. Johnson joined ValueClick as its Chief Financial Officer in May 1999 and served as its Secretary from September 1999 to February 2002. From February 1998 to May 1999, Mr. Johnson was an investment banker at Olympic Capital Partners, specializing in mergers, acquisitions and private placements for mid-market corporations. Mr. Johnson also served as Vice President of Investments for Bozarth & Turner Securities, a private money management company, from March 1995 through January 1998. He served as Chief Financial Officer of HSD Corporation, a privately held industrial automation company, from April 1994 to March 1995, and was a divisional controller for Ogden Corporation from February 1990 to April 1994. Mr. Johnson graduated with a B.A. from Eastern Washington University and an M.B.A. from Gonzaga University and is also a Certified Management Accountant.

        Peter Wolfert joined ValueClick as its Chief Technology Officer in June 2000. Previously, Mr. Wolfert was the Senior Vice President and Director of Information Technology for Mellon Capital Management, an investment management firm in San Francisco, from October 1998 until June 2000. Prior to that he served as Senior Vice President of Information Technology at AIM Funds in San Francisco from October 1995 to October 1998. From January 1992 until October 1995, Mr. Wolfert was Senior Vice President of Information Technology at Trust Company of the West (TCW) in Los Angeles. Mr. Wolfert graduated with a B.S. from the University of California at Davis, and also earned an M.B.A. with emphasis in Management Information Systems from the University of California at Irvine.

        Scott P. Barlow joined ValueClick as its Vice President and General Counsel in October of 2001 and has also served as its Secretary since February 2002. Prior to joining ValueClick, Mr. Barlow served as the General Counsel and Secretary for Mediaplex from December 2000 to October 2001. From October 1999 to December 2000, Mr. Barlow served as Mediaplex's Assistant General Counsel. Prior to his employment with Mediaplex, Mr. Barlow was a senior associate with Raifman & Edwards LLP, a San Francisco based corporate law firm from 1995 to 1999. Mr. Barlow graduated with a B.S. from the University of Florida and a J.D. from the University of Akron School of Law.

        Steven J. Umberger.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Umberger's biography.

        David S. Buzby.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Buzby's biography.

        Robert D. Leppo.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Leppo's biography.

        Martin T. Hart.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Hart's biography.

        Tom A. Vadnais.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Vadnais' biography.

        Gregory R. Raifman.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Raifman's biography.

        Ira Carlin.    See "ValueClick Proposal Number Three: Election of Directors" for Mr. Carlin's biography.

Relationships Among Executive Officers and Directors

        There are no family relationships among any of the directors or executive officers of ValueClick.

VALUECLICK SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires ValueClick's executive officers and directors, and persons who own more than 10% of a registered class of ValueClick equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish ValueClick with copies of all Section 16(a) forms that they file. Based solely on ValueClick's review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, ValueClick believes that, for the reporting period from January 1, 2001 to December 31, 2001, its executive officers and directors complied with all their reporting requirements under Section 16(a) for such fiscal year, except that Mr. Paisley did not timely file his Form 3 for January 2001 to report his initial statement of beneficial ownership, Brian Coryat and the Coryat Family Living Trust did not timely file their Form 4s for March 2001 to report a sale of common stock, Messrs. Carlin, Raifman and Vadnais did not timely file their respective Form 3s for October 2001 to report their initial statement of beneficial ownership and Messrs. Johnson, Umberger and Wolfert did not timely file their respective Form 5s for the 2001 year to report their receipt of stock options.

VALUECLICK EXECUTIVE COMPENSATION AND RELATED INFORMATION

        The following table sets forth summary information concerning the compensation earned by ValueClick's chief executive officer and each of its other three most highly compensated executive officers, whose salary and bonus for the 2001 fiscal year was in excess of $100,000, referred to herein as the "ValueClick Named Executive Officers," for services rendered in all capacities to ValueClick and its subsidiaries for the fiscal years ended December 31, 2001, 2000 and 1999, respectively. No executive officer who would have otherwise been includable in this table on the basis of salary and bonus earned for the 2001 fiscal year has been excluded by reason of his termination of employment or change in status during the year.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary			Bonus		Other Annual Compensation	Securities Underlying Options/SARs	All Other Compensation
James R. Zarley Chairman, Chief Executive Officer and President	2001 2000 1999	$ $ $	200,000 252,083 123,750	(1) (2)	$	— — 110,000	— — —	— — 1,400,000		— — —
Kurt A. Johnson Chief Financial Officer	2001 2000 1999	$ $ $	147,000 130,000 78,833	(3)	$	— — 110,000	— — —	50,000 — 150,000	$ $ $	3,725 3,900 650	(6) (6) (6)
Samuel J. Paisley Chief Operating Officer and President of Media	2001 2000 1999	$ $	200,000 100,000 —	(4)	$	— 25,000 —	— — —	200,000 100,000 —	$ $	4,967 1,875 —	(6) (6)
Peter Wolfert Chief Technology Officer	2001 2000 1999	$ $	300,000 103,077 —	(5)		— — —	— — —	150,000 150,000 —	$ $	5,450 1,042 —	(6) (6)

(1)
Mr. Zarley's base salary decreased from $300,000 to $200,000 in August 2000.

(2)
Mr. Zarley commenced his employment in February 1999 at a base salary of $150,000.

(3)
Mr. Johnson commenced his employment in May 1999 at a base salary of $130,000.

(4)
Mr. Paisley commenced his employment in March 2000 at a base salary of $150,000.

(5)
Mr. Wolfert commenced his employment in June 2000 at a base salary of $200,000.

(6)
Represents 401(k) matching contributions paid by ValueClick on the executive's behalf.

Stock Option Grants in Last Fiscal Year

        The following table sets forth information regarding options granted to each ValueClick Named Executive Officer during the fiscal year ended December 31, 2001. ValueClick did not grant any stock appreciation rights during the fiscal year ended December 31, 2001.

			Individual Grants
			Percent of Total Options Granted to Employees in 2001(2)
	Number of Securities Underlying Options Granted (#)(1)					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term(4)
Name				Exercise Price Per Share ($/share)(3)	Expiration Date
						5% ($)	10% ($)
Kurt A. Johnson	50,000	(1)	1.1%	$4.25	1/11/11	$134,000	$339,000
Samuel J. Paisley	200,000	(1)	4.5%	$4.25	1/11/11	$535,000	$1,355,000
Peter Wolfert	150,000	(1)	3.4%	$4.25	1/11/11	$401,000	$1,016,000

(1)
The options vest in four annual installments upon the completion of each of four years of service measured from the date of grant. Each option will become vested on an accelerated basis upon a liquidation or dissolution or certain changes in control transactions if the surviving corporation does not assume, substitute or replace the options.

(2)
During the fiscal year ended December 31, 2001, ValueClick granted options to purchase 4,471,278 shares of its common stock.

(3)
Options were granted at an exercise price equal to the fair market value of ValueClick's common stock at the date of the grant as measured by the closing price of its common stock as reported on the Nasdaq National Market. Each option has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service with ValueClick.

(4)
Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent ValueClick's estimate or projection of its future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregate Option Exercises and Year-End Values at December 31, 2001

        The following table sets forth information with respect to each ValueClick Named Executive Officer concerning their exercise of stock options during the fiscal year ended December 31, 2001 and the number of shares subject to unexercised stock options held by them as of the close of such fiscal year. No stock appreciation rights were exercised during the fiscal year ended December 31, 2001, and no stock appreciation rights were outstanding at the close of such year.

        In the following table, "Value Realized" is equal to the difference between the fair value of the shares at the time of exercise and the exercise price paid for the shares and the "Value of Unexercised In-The-Money Options" is based on the closing selling price per share of ValueClick common stock at the close of the 2001 fiscal year less the exercise price payable per share. Options are "In-the-Money" if the fair market value of the underlying options exceeds the exercise price of the option.

			Number of Shares of Common Stock Underlying Unexercised Options at December 31, 2001
					Value of Unexercised In-the-Money Options at December 31, 2001
	Number of Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
James R. Zarley	—	—	827,778	116,667	$1,764,667	$217,001
Kurt A. Johnson	—	—	150,000	50,000	$279,000	—
Samuel J. Paisley	—	—	25,000	275,000	—	—
Peter Wolfert	—	—	37,500	262,500	—	—

VALUECLICK EMPLOYMENT AGREEMENTS

        ValueClick has entered into employment agreements with each of Messrs. Zarley, Johnson, Paisley and Wolfert. Under these agreements, each of them is entitled to a base salary as set forth in the table below. In connection with these agreements, ValueClick has granted each of them options to purchase shares of ValueClick common stock under its 1999 Stock Option Plan as set forth in the table below.

Compensation Packages Contained in Employment Agreements

Name	Base Salary	Number of Securities Underlying Options		Exercise Price		Expiration Date
James R. Zarley	$200,000	800,000 600,000	(1) (1)	$ $	0.25 1.00	May 13, 2009 May 19, 2009
Kurt A. Johnson	$130,000	150,000	(2)		$1.00	May 24, 2009
Samuel J. Paisley	$150,000	100,000	(3)		$11.00	March 27, 2010
Peter Wolfert	$200,000	150,000	(4)		$8.03	July 12, 2010

(1)
150,000 of Mr. Zarley's options became exercisable in June 1999. 450,000 of the options became exercisable upon the closing of ValueClick's initial public offering in March 2000. An additional 155,555 of Mr. Zarley's options became exercisable in December 1999. The remaining 644,445 options become exercisable in equal monthly installments over 29 months beginning April 2000.

(2)
All of Mr. Johnson's options are currently exercisable.

(3)
Mr. Paisley's options vest annually over a four-year term measured from March 29, 2001.

(4)
Mr. Wolfert's options vest annually over a four-year term measured from July 12, 2000.

        All of the current employment agreements described above may be terminated at any time by either party upon ten days' notice. These employment agreements continue until terminated by either ValueClick or the employee. Under Mr. Johnson's employment agreement, if ValueClick terminates Mr. Johnson's employment in connection with, or following and by reason of, the transfer of ownership of 50% or more of ValueClick, he will be entitled to severance equal to one year's salary.

VALUECLICK CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On February 28, 2000, ValueClick completed a strategic investment transaction with DoubleClick, Inc., a leading worldwide provider of Internet advertising solutions for advertisers and Web publishers. The terms of this agreement involved an investment by DoubleClick of approximately $95.8 million in ValueClick and possible additional investments by DoubleClick in the future.

DoubleClick's common stock is quoted on the Nasdaq National Market under the symbol "DCLK." Under the terms of the investment, DoubleClick acquired approximately 30% of ValueClick's fully diluted outstanding common stock and a fifteen-month warrant to acquire additional shares of ValueClick common stock at $21.76 per share for an amount of shares so that DoubleClick could own up to 45% of ValueClick's fully diluted capital stock. This warrant expired unexercised in May 2001.

        ValueClick, along with several of its principal stockholders, also agreed to grant additional rights to DoubleClick, including an agreement to elect designees of DoubleClick to ValueClick's board of directors, a right of first offer in connection with future sales of shares of ValueClick's capital stock and a right of first offer in the event of a sale of ValueClick. In addition, in connection with the strategic transaction with DoubleClick, ValueClick entered into a DART services agreement with DoubleClick relating to DoubleClick's dynamic ad matching, targeting and delivery technology. This DART agreement was terminated by ValueClick in accordance with its terms.

        In connection with ValueClick's acquisition of Mediaplex, Inc., a provider of technology-based marketing products and services, in October 2001, ValueClick entered into a consulting agreement with Gregory Raifman, a member of ValueClick's board of directors and former Chairman of the Board of Mediaplex. Under the terms of the consulting agreement, Mr. Raifman is entitled to an annual consulting fee of $250,000 and will provide ValueClick with consulting services with respect to corporate development, strategic alliances and other strategic transactions, and such other duties as ValueClick may from time to time prescribe.

VALUECLICK PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of the shares of ValueClick's common stock as of March 1, 2002, except as noted in the footnotes below, by:

  •
  Each person who ValueClick knows to be the beneficial owner of 5% or more of its outstanding common stock;

  •
  Each ValueClick Named Executive Officer;

  •
  Each of ValueClick's directors; and

  •
  All of ValueClick's Named Executive Officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of ValueClick common stock subject to options held by that person that are currently exercisable or that will become exercisable within sixty days after March 1, 2002, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 1, 2002, 53,535,000 shares of ValueClick's common stock were issued and outstanding. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address of the beneficial owner below is c/o ValueClick, Inc., 4360 Park Terrace Drive, Suite 100, Westlake Village, California 91361.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent	Post-Merger Percentage
Directors, Executive Officers and Significant Employees:
James R. Zarley(1)	1,803,656	3.3%	1.9%
Samuel J. Paisley(2)	100,000	*	*
Kurt A. Johnson(3)	162,500	*	*
Peter Wolfert	37,500	*	*
Scott P. Barlow(4)	6,499	*	*
Steven J. Umberger(5)	1,045,758	2.0	1.1
David S. Buzby(6)	461,564	*	*
Robert D. Leppo	974,732	1.8	1.0
Martin T. Hart(7)	503,702	*	*
Jeffrey E. Epstein	—	*	*
Gregory R. Raifman(8)	2,576,158	4.8	*
Tom A. Vadnais(9)	411,300	*	*
Ira Carlin(10)	13,709	*	*
5% Stockholders:
Brian Coryat(11)	3,749,365	7.0	3.8
DoubleClick, Inc.(12)	7,878,562	14.7	8.1
All Directors and Officers as a Group (13 persons)(13)	8,097,078	14.5%	8.0%

*
Less than 1%

(1)
Includes 921,112 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(2)
Represents 100,000 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(3)
Represents 162,500 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(4)
Represents 6,499 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(5)
Includes 162,210 shares of common stock held by Margaret Norine Davis, as Trustee of the Steven J. Umberger 1999 Grantor Annuity Trust.

(6)
Includes 146,342 shares of common stock held by the Buzby-Vasan 1997 Trust.

(7)
Represents 503,702 shares of common stock held by H Investment Company LLC. Mr. Hart is the managing partner of H Investment Company LLC.

(8)
Includes 668,363 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(9)
Includes 411,300 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(10)
Includes 12,853 shares of common stock issuable upon the exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 1, 2002.

(11)
Represents 3,749,365 shares of common stock held by Brian Coryat and Rosario Coryat, as Co-Trustees of the Coryat Family Living Trust, Dtd 4/21/99, for the benefit of Mr. Coryat's family.

(12)
The address of DoubleClick, Inc. is 450 West 33rd Street, 16th Floor, New York, New York 10001.

(13)
Includes 2,282,627 shares of common stock issuable upon the exercise of stock options which are presently exercisable or will become exercisable within sixty days of March 1, 2002.

VALUECLICK REPORT ON EXECUTIVE COMPENSATION

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ValueClick specifically incorporates it by reference in such filing.

        The following is a report of the Compensation Committee (the "Compensation Committee") of ValueClick board of directors and of the ValueClick board of directors describing the compensation policies applicable to ValueClick's executive officers during the fiscal year ended December 31, 2001. The Compensation Committee is responsible for making recommendations to the ValueClick board regarding all forms of compensation to be provided to ValueClick's executive officers, senior executives and directors. The ValueClick board then takes action on these recommendations.

        For the 2001 fiscal year, the Compensation Committee was comprised as follows: (i) for the period January 1 to October 26, the members were David Buzby, Brian Coryat and Barry Salzman and (ii) for the balance of the 2001 fiscal year, the members were Robert D. Leppo, Gregory R. Raifman and Steve Umberger. All members of the compensation committee during the 2001 fiscal year were outside board members for purposes of Section 162(m) of the Internal Revenue Code other than Messrs. Coryat, Raifman and Umberger.

General Compensation Policy

        ValueClick's compensation policy is designed to attract and retain qualified key executives critical to ValueClick's growth and long-term success. The objective of the policy is to have a portion of each executive's compensation contingent upon ValueClick's performance, as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (1) base salary which reflects individual performance and expertise; (2) variable bonus awards which are payable in cash and tied to the achievement of certain performance goals; and (3) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and ValueClick's stockholders.

        The following summary describes in more detail the factors the Compensation Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

        The level of base salary is established on the basis of the individual's qualifications and relevant experience, the strategic goals for which she or he has responsibility, compensation levels at companies which compete with ValueClick for business and executive talent, and incentives necessary to attract and retain qualified management. Base salary is adjusted annually to take into account the individual's performance and to maintain a competitive salary structure. It is the policy of ValueClick that the Compensation Committee or the board of directors review and approve base wage compensation proposals for executive officers.

Cash-Based Incentive Compensation

        Cash bonuses are awarded to executive officers on the basis of their success in achieving designated individual goals and ValueClick's success in achieving specific company-wide goals, such as revenue growth, operating margin targets and new business opportunities.

Long-Term Incentive Compensation

        ValueClick utilizes its 1999 Stock Option Plan to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan take the form of stock options designed to give the recipient a meaningful stake in the equity in ValueClick and thereby closely align his or her interests with those of ValueClick's stockholders.

        Each grant allows the executive officer to acquire shares of ValueClick's common stock at a fixed price per share over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over time, contingent upon the executive officer's continued employment with ValueClick. Accordingly, the option will provide a return to the executive officer only if he remains employed by ValueClick during the vesting period, and then only if the fair market value of the underlying shares appreciates over the option term.

        The size of the option grant made to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with ValueClick, the individual's personal performance in recent periods, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Compensation of the Chief Executive Officer

        James R. Zarley has served as Chairman of the Board of Directors since May 1998, and as Chief Executive Officer of ValueClick since May 1999. He became President of ValueClick in January 2001. The factors discussed above under "Base Salary" and "Long-Term Incentive Compensation" were applied in establishing the amount of Mr. Zarley's salary. Mr. Zarley's base salary for 2001 was determined after considering a number of ValueClick's business achievements in 2000, including substantial growth in ValueClick's business and growth and development in ValueClick's organization, as well as Mr. Zarley's assumption of increased duties during 2000.

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to ValueClick's executive officers for the 2001 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not expect the non-performance-based compensation to be paid to ValueClick's executive officers for the 2002 fiscal year to exceed that limit. Because it is unlikely that the cash compensation payable to any of ValueClick's executive officers in the foreseeable future will approach the $1.0 million limit, ValueClick does not expect to take any action to limit or restructure the elements of cash compensation payable to ValueClick's executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). ValueClick will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level. A substantial number of option grants made to date under ValueClick's 1999 Stock Option Plan have not met the requirements necessary to qualify as performance-based compensation because (i) the plan did not impose the requisite limitation on the maximum number of shares for which option grants may be made to any one individual and (ii) the plan has not all times been administered by a committee comprised solely of two or more outside board members as required under Section 162(m). However, ValueClick will be asking its stockholders to approve an amendment to the 1999 Stock Option Plan which will impose the requisite limitation on the maximum number of shares for which options may be granted per individual, and the Compensation Committee will reconstitute itself following the Annual Meeting of Stockholders so it will, with respect to option grants made under the 1999 Stock Option Plan to executive officers of ValueClick, be comprised solely of outside directors as required by Section 162(m). As a result of this amendment, any compensation deemed paid in connection with the exercise of future option grants made to executive officers under the 1999 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation.

Submitted by the Compensation Committee of the Board of Directors,
Robert D. Leppo Gregory R. Raifman Steven J. Umberger

VALUECLICK AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee (the "Audit Committee") of the ValueClick board of directors with respect to the ValueClick's consolidated audited financial statements for the fiscal year ended December 31, 2001, which include ValueClick's consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, Stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ValueClick specifically incorporates it by reference in such filing.

Review with Management

        The Audit Committee has reviewed and discussed ValueClick's audited financial statements with management.

Review and Discussions with Independent Accountants

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, ValueClick's independent accountants, the matters required to be discussed by SAS61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of ValueClick's financial statements.

        The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants' independence from ValueClick and its related entities) and has discussed with PricewaterhouseCoopers LLP its independence from ValueClick.

Conclusion

        Based on the review and discussions referred to above, the Audit Committee recommended to ValueClick's board of directors that ValueClick's audited financial statements be included in ValueClick's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                      Submitted by the Audit Committee of
                      the Board of Directors,
                      David S. Buzby
                      Jeffrey E. Epstein
                      Martin Hart

VALUECLICK AUDIT AND NON-AUDIT FEES

        During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP provided various audit and audit related services to ValueClick as follows:

        a.    Audit Fees: Aggregate fees billed for professional services rendered for the audit and review of ValueClick and its consolidated subsidiaries for fiscal 2001 annual financial statements and review of financial statements included in ValueClick's quarterly reports on Form 10-Q totaled approximately $279,000.

        b.    Financial Information System Design and Implementation: None.

        c.    All Other: Acquisition Support: approximately $114,000

        ValueClick's audit committee has considered whether provision of the services described in section (c) above is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP's independence. PricewaterhouseCoopers LLP has been selected by ValueClick's board of directors as the company's independent accountants for the fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

VALUECLICK STOCK PERFORMANCE GRAPH

        The following graph compares, for the period from March 31, 2000 (the first trading date following its initial public offering) through December 31, 2001, the percentage change in ValueClick's cumulative total stockholder return of ValueClick common stock with the cumulative total return of the NASDAQ Stock Market (U.S.) Index and JP Morgan H & Q Internet 100 Index. The graph assumes an initial investment of $100. The graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return Among ValueClick, Inc.,
the Nasdaq Stock Market (U.S.)
and the JP Morgan H&Q Internet 100 Index

	Cumulative Total Return
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
ValueClick, Inc.	$100.00	$53.95	$33.88	$25.99	$16.78	$16.84	$10.84	$15.05
Nasdaq Stock Market (U.S.)	100.00	86.95	80.01	53.58	39.99	47.14	32.70	42.51
JP Morgan H&Q Internet 100 Index	100.00	74.19	71.37	36.84	22.78	28.69	16.66	23.70

        Notwithstanding anything to the contrary set forth in any of ValueClick's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by ValueClick under those statutes, the preceding Stock Performance Graph is not to be incorporated by reference into any such prior filings, nor shall such graph be incorporated by reference into any future filings made by ValueClick under those statutes.

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF BE FREE STOCKHOLDERS ONLY

BE FREE PROPOSAL NUMBER TWO: ELECTION OF DIRECTORS

        Be Free's current board of directors is divided into three classes. A class of directors is elected each year for a three-year term. The current term of Be Free's Class III Directors will expire at the Be Free annual meeting. The nominees for Class III Director are Gordon B. Hoffstein and Samuel P. Gerace, Jr., each of whom currently serves as a Class III Director of Be Free and is available for re-election as a Class III Director. The Class III Directors elected at the Be Free annual meeting will serve for a term of three years which will expire at Be Free's 2005 annual meeting of stockholders and until their successors are elected and qualified. However, as discussed below, the members of the board of directors of Be Free, including the directors elected at Be Free's annual meeting, will resign upon the consummation of the merger.

        Holders of proxies solicited by this joint proxy statement/prospectus will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of Gordon B. Hoffstein and Samuel P. Gerace, Jr. to Be Free's board of directors as Class III Directors. Proxies cannot be voted for more than the two named nominees.

        Each nominee for election has agreed to serve if elected, and Be Free has no reason to believe that each nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Be Free annual meeting, the proxy holders will vote for a nominee designated by the present Be Free board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below.

        If the merger is completed, and pursuant to the terms of the merger agreement, Be Free's current board of directors will resign upon the closing of the merger. The merger agreement provides that, if the merger is completed, as soon as practicable after the closing of the merger, three members of Be Free's board of directors will be elected to the board of directors of ValueClick. The merger agreement contemplates that after the closing of the merger, the ValueClick board of directors shall consist of a total of seven directors, four directors, including Mr. Zarley, designated by ValueClick and three directors designated by Be Free. The three Be Free designees are                              ,                               and                               .

        Although it is currently anticipated that the merger will be completed shortly after ValueClick's stockholders and Be Free's stockholders approve the merger proposal at the annual meetings, the parties cannot guarantee that the merger will be completed as anticipated. If the merger is not completed, the two directors elected at the Be Free annual meeting will hold office until the 2005 annual meeting of Be Free stockholders and until their successors are duly elected and qualified.

        Biographical and certain other information concerning the directors of Be Free, including those who are nominees for re-election, is set forth below:

Class III Director Nominees for Election for a Three-Year Term Expiring at the 2005 Annual Meeting

        Gordon B. Hoffstein, age 49. Gordon B. Hoffstein has been Be Free's President, Chief Executive Officer and a director since August 1998, and was elected Chairman of the Board of Directors of Be Free in January 2000. From October 1991 to April 1997, he was a co-founder and the Chief Executive Officer of PCs Compleat, a direct marketer of PCs and related products now known as CompUSA Direct. He currently serves as a director of various private companies. Mr. Hoffstein earned a B.S. from the University of Massachusetts and an M.B.A. from Babson College.

        Samuel P. Gerace, Jr., age 38. Samuel P. Gerace, Jr. has been Be Free's Executive Vice President, Chief Technology Officer and a director since August 1998. He was a founder of and has been involved in managing Be Free's business since the inception of one of its affiliated companies in September 1985. Mr. Gerace holds an A.B. from Harvard College.

Class I Directors Continuing in Office until the 2003 Annual Meeting

        W. Michael Humphreys, age 50. W. Michael Humphreys has been a director of Be Free since August 1998. He has been a partner of Matrix Partners, a private venture capital firm, since 1979. Mr. Humphreys received a B.S. from the University of Oregon and an M.B.A. from Harvard Business School.

        Kathleen L. Biro, age 49. Kathleen L. Biro has been a director of Be Free since January 2000. Since 1991, Ms. Biro has been employed by Digitas, an Internet professional services firm, in a variety of capacities, including since December 1999 as its President and a director and as Vice Chairman since April 1999. Ms. Biro co-founded Strategic Interactive Group, an interactive advertising firm and predecessor to Digitas, and served as its Chief Executive Officer from its founding in April 1995 to December 1999. Ms. Biro holds a B.S. and an M.S. in Educational Administration from New York University and an M.B.A. in Marketing and Finance from the Columbia University Graduate School of Business.

Class II Directors Continuing in Office until the 2004 Annual Meeting

        Ted R. Dintersmith, age 49. Ted R. Dintersmith has been a director of Be Free since August 1998. Since February 1996, he has been an Investing Principal at Charles River Ventures, a private venture capital firm. Mr. Dintersmith holds a B.A. degree in Physics and English from the College of William and Mary and a Ph.D. in Engineering from Stanford University.

        Jeffrey F. Rayport, age 42. Jeffrey F. Rayport has been a director of Be Free since December 1998. Dr. Rayport currently works at Monitor Group, a management consulting firm, as the founder and Chief Executive Officer of Monitor Marketspace, an e-commerce research and media unit established in 1998. From 1991-2000, he was a faculty member at Harvard Business School in the Service Management Unit. He currently serves as a director of Global Sports Interactive and CBS MarketWatch. Dr. Rayport earned an A.B., A.M. and Ph.D. from Harvard University and an M. Phil. from the University of Cambridge (U.K.).

Board of Directors

        Be Free's board of directors oversees Be Free's business and affairs and monitors the performance of its management. In accordance with corporate governance principles, the Be Free board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the chairman, other key executives and the Be Free's principle external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that Be Free sends them and participating in board and committee meetings.

        Be Free's current board is divided into three classes. A class of directors is elected each year for a three-year term. Be Free's Class I Directors, who will continue in office until its 2003 annual meeting of stockholders, are W. Michael Humphreys and Kathleen L. Biro. Be Free's Class II Directors, who will continue in office until its 2004 annual meeting of stockholders, are Ted R. Dintersmith and Jeffrey F. Rayport. Be Free's Class III Directors, whose terms will expire at this year's annual meeting of stockholders, are Gordon B. Hoffstein and Samuel P. Gerace, Jr. Messrs. Hoffstein and Gerace have each been nominated for election as a Class III Director at this year's annual meeting of stockholders, and both are available for re-election as a Class III Director. The Class III Directors elected at this year's annual meeting of stockholders will serve for a term of three years which will expire at Be Free's 2005 annual meeting of stockholders and until their successors are elected and qualified. However, as discussed above, the members of the board of directors of Be Free, including the directors elected at this annual meeting, will resign upon the consummation of the merger.

Board Committees and Meetings

        During the fiscal year ended December 31, 2001, the Be Free board of directors held six meetings (including by telephone conference). All directors attended at least 75% of the meetings of the board and of the committees on which they served during fiscal 2001.

        The Be Free board of directors has an audit committee and a compensation committee. From time to time during 2001, the board created various ad hoc committees for special purposes.

Audit Committee

        The Be Free audit committee currently consists of Messrs. Dintersmith and Rayport and Ms. Biro, none of whom is an employee or consultant of Be Free. The audit committee reviews the professional services provided by the Be Free's independent auditors, the independence of such auditors from Be Free's management and Be Free's annual financial statements and system of internal accounting controls. The audit committee also reviews such other matters with respect to Be Free's accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The audit committee was created in September 1999 and held five meetings in 2001.

Compensation Committee

        The Be Free compensation committee currently consists of Messrs. Dintersmith and Humphreys, neither of whom is an employee or consultant of Be Free. The compensation committee reviews executive salaries, administers Be Free's bonus, incentive compensation and stock plans, and approves the salaries and other benefits of the executive officers of Be Free. In addition, the compensation committee consults with Be Free's management regarding Be Free's benefit plans and compensation policies and practices. The compensation committee was created in September 1999 and held two meetings in 2001.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between Be Free's executive officers, board of directors or compensation committee and any executive officer or member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Compensation

        Be Free's directors do not currently receive salaries or fees for serving as directors or for serving on committees of Be Free's board of directors. Be Free has no present plans to pay cash compensation to directors but intends to reimburse directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or committees of the board. From time to time, Be Free grants its non-employee directors options to purchase shares of Be Free common stock under its stock incentive plan. In April 2001, Be Free granted each of Messrs. Dintersmith, Humphreys and Rayport and Ms. Biro an option to purchase 25,000 shares of common stock at $1.24 per share that vests monthly over three years. If the merger with ValueClick is consummated, all of the option grants made to Be Free's non-employee directors will accelerate in full.

Vote Required

        The two nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as Class III directors.

Recommendation of the Board of Directors

        Be Free's board of directors unanimously recommends that the stockholders vote "FOR" the election of the Class III director nominees named above.

BE FREE MANAGEMENT

Be Free Executive Officers, Directors and Other Key Employees

        Be Free's directors and executive officers, and their respective ages and positions as of March 5, 2002, are set forth below:

Name	Age	Position
Gordon B. Hoffstein	49	President, Chief Executive Officer and Chairman of the Board of Directors
Samuel P. Gerace, Jr.	38	Executive Vice President, Chief Technology Officer and Director
Stephen M. Joseph	43	Executive Vice President, Chief Financial Officer and Treasurer
W. Blair Heavey	39	Executive Vice President, Sales and Marketing
Steven D. Pike	48	Executive Vice President, Client Services
Kathleen L. Biro(1).	49	Director
Ted R. Dintersmith(1)(2)	49	Director
W. Michael Humphreys(2)	50	Director
Jeffrey F. Rayport(1)	42	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

        Gordon B. Hoffstein. See "Be Free Proposal Number Two: Election of Directors" for Mr. Hoffstein's biography.

        Samuel P. Gerace, Jr. See "Be Free Proposal Number Two: Election of Directors" for Mr. Gerace's biography.

        Stephen M. Joseph has been Be Free's Executive Vice President and Chief Financial Officer since August 1998. From October 1991 to December 1997, he served as Chief Financial Officer of PCs Compleat, Inc. Mr. Joseph earned a B.S. from Bentley College.

        W. Blair Heavey has been Be Free's Executive Vice President, Sales since October 1998. In March 2002, Mr. Heavey assumed the role of Executive Vice President, Sales and Marketing. From April 1995 until joining Be Free, he held sales positions at Open Market, Inc., an Internet software developer, including Director of Sales and Director, Strategic Channel Sales. Mr. Heavey received a B.A. from Boston College and a M.B.A. from Babson College.

        Steven D. Pike has been Be Free's Executive Vice President, Client Services since April 1999. From July 1998 until joining Be Free, he served as Vice President, Customer Services at Internet Commerce Services, Inc., a commerce service provider. From September 1995 to June 1998, he held the position of Director of Technical Services at Open Market, Inc. Mr. Pike holds a B.S. from Franklin Pierce College.

        Kathleen L. Biro. See "Be Free Proposal Number Two: Election of Directors" for Ms. Biro's biography.

        Ted R. Dintersmith. See "Be Free Proposal Number Two: Election of Directors" for Mr. Dintersmith's biography.

        W. Michael Humphreys. See "Be Free Proposal Number Two: Election of Directors" for Mr. Humphreys' biography.

        Jeffrey F. Rayport. See "Be Free Proposal Number Two: Election of Directors" for Mr. Rayport's biography.

Relationships Among Executive Officers and Directors

        Be Free's executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the directors or executive officers of Be Free.

BE FREE SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Be Free's executive officers and directors, and persons who own more than 10% of a registered class of Be Free equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish Be Free with copies of all Section 16(a) forms that they file. Based solely on Be Free's review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, Be Free believes that, for the reporting period from January 1, 2001 to December 31, 2001, its executive officers and directors complied with all their reporting requirements under Section 16(a) for such fiscal year.

BE FREE EXECUTIVE COMPENSATION AND RELATED INFORMATION

        The following table sets forth certain information concerning compensation earned by Be Free's Chief Executive Officer, its four other most highly compensated executive officers who were serving as executive officers on December 31, 2001 and one additional individual who was one of the most highly compensated Be Free executive officers in 2001, but was no longer serving as an executive officer on December 31, 2001 (the "Be Free Named Executive Officers") for the fiscal years ended December 31, 1999, 2000 and 2001. In accordance with the rules of the SEC, the compensation set forth in the table below does not include medical, group life, or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the SEC have been omitted where no information was required to be disclosed under those columns.

Summary Compensation Table

Long Term Compensation
Annual Compensation
Name of Executive				Restricted Stock Awards	Securities Underlying Options	All Other Compensation (1)
	Year	Salary	Bonus
Gordon B. Hoffstein President, Chief Executive Officer and Chairman of the Board of Directors	2001 2000 1999	$325,000 262,500 165,000	$100,000 82,083 63,397	— — —	342,857 200,000	$	— —
Samuel P. Gerace, Jr. Executive Vice President and Chief Technology Officer	2001 2000 1999	175,000 124,800 115,000	35,000 94,750 18,126	— — —	342,857 200,000 —		2,625 — —
W. Blair Heavey(2) Executive Vice President, Sales and Marketing	2001 2000 1999	143,329 135,000 135,000	150,020 223,372 163,992	— — —	342,857 175,000 —		2,625 — —
Steven D. Pike Executive Vice President, Client Services	2001 2000 1999	155,000 115,995 84,564	35,000 115,995 84,564	— 96,000 84,564	342,857 105,000 250,000		— — —
Stephen M. Joseph Executive Vice President and Chief Financial Officer	2001 2000 1999	175,000 114,400 105,000	35,000 92,250 23,250	— — —	342,857 175,000 —		— — —
Thomas A. Gerace(3) Former Executive Vice President and Chief Marketing Officer	2001 2000 1999	237,925 124,800 115,000	22,731 94,750 23,914	— — —	200,000 200,000 —		— — —

(1)
Employer contributions to the 401(k) Plan.

(2)
Mr. Heavey has been Be Free's Executive Vice President, Sales since October 1998. In March 2002, Mr. Heavey assumed the role of Executive Vice President, Sales and Marketing.

(3)
Mr. Gerace left Be Free in August, 2001. He served as Be Free's Executive Vice President and Chief Marketing Officer until this time.

Stock Option Grants in Last Fiscal Year

        The following table sets forth certain information relating to each grant of stock options pursuant to the Be Free 1998 Stock Incentive Plan during the fiscal year ended December 31, 2001 to each of the Be Free Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

Individual Grants
Percent of Total Options/SARs Granted to Employees in Fiscal Year(2)
	Number of Securities Underlying Options Granted(1)			Exercise or Base Price Per Share ($/sh)					Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						Market Price Per Share(3)		Expiration Date
									0%		5%		10%
Gordon B. Hoffstein	200,000 142,857	4.61 3.29	% %	$ $	1.875 1.350	$ $	1.875 1.350	01/09/2011 10/18/2011	$ $	— —	$ $	235,835 121,287	$ $	597,653 307,364
Samuel P. Gerace, Jr.	200,000 142,857	4.61 3.29	% %	$ $	1.875 1.350	$ $	1.875 1.350	01/09/2011 10/18/2011	$ $	— —	$ $	235,835 121,287	$ $	597,653 307,364
W. Blair Heavey	200,000 142,857	4.61 3.29	% %	$ $	1.875 1.350	$ $	1.875 1.350	01/09/2011 10/18/2011	$ $	— —	$ $	235,835 121,287	$ $	597,653 307,364
Steven D. Pike	200,000 142,857	4.61 3.29	% %	$ $	1.875 1.350	$ $	1.875 1.350	01/09/2011 10/18/2011	$ $	— —	$ $	235,835 121,287	$ $	597,653 307,364
Stephen M. Joseph	200,000 142,857	4.61 3.29	% %	$ $	1.875 1.350	$ $	1.875 1.350	01/09/2011 10/18/2011	$ $	— —	$ $	235,835 121,287	$ $	597,653 307,364
Thomas A. Gerace (5)	200,000	4.61%			$1.875		$1.875	01/09/2011		$—		$235,835		$597,653

(1)
Be Free's standard stock option agreement provides for 25% accelerated vesting upon a change in control event and 100% accelerated vesting if, within two years of such change in control event, the option holder is terminated for "good reason," including a diminution of authority or responsibility. Options granted to Messrs. Samuel P. Gerace, Jr., Heavey, Pike and Joseph contain such provisions. Options granted to Mr. Hoffstein contain similar provisions, but provide for 50% accelerated vesting upon a change in control event instead of 25%.

(2)
Based on options to purchase an aggregate of 4,339,823 shares granted to Be Free officers and employees under the 1998 Stock Incentive Plan during the year ended December 31, 2001.

(3)
The exercise price per share of each option was determined to be equal to the fair market value per share of the underlying stock on the date of grant.

(4)
The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(5)
All options granted to Mr. Thomas A. Gerace that were unvested were cancelled when Mr. Gerace left Be Free in August 2001.

Aggregate Option Exercises and Year-End Values at December 31, 2001

        The following table sets forth certain information regarding options exercised and the number and value of securities underlying unexercised options that are held by the Be Free Named Executive Officers as of December 31, 2001.

			Number of Securities Underlying Unexercised Options at December 31, 2001
					Value of Unexercised In-the-Money Options at December 31, 2001(1)
	Shares Acquired on Exercise
		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gordon B. Hoffstein	—	—	—	342,857	—	159,000
Samuel P. Gerace, Jr.	—	—	—	342,857	—	159,000
W. Blair Heavey	—	—	191,263	402,400	376,786	276,300
Steven D. Pike	—	—	122,916	426,190	142,812	256,500
Stephen M. Joseph	—	—	—	342,857	—	159,000
Thomas A. Gerace	—	—	—	—	—	—

(1)
On December 31, 2001 the last sale price reported on the Nasdaq National Market for Be Free common stock was $2.12 per share.

BE FREE EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

        Be Free's standard stock option and restricted stock agreements provide for 25% accelerated vesting upon a change in control event and 100% accelerated vesting if, within two years of such change in control event, the option holder or stockholder is terminated for "good reason," including a diminution of authority or responsibility. The terms of these agreements apply generally to Be Free's employees, directors and officers. Options and restricted stock granted to Mr. Hoffstein provide for 50% accelerated vesting instead of 25%. Pursuant to an employment agreement with Be Free, Mr. Hoffstein is entitled to receive certain severance payments and continuation of benefits if terminated.

        In connection with the execution and delivery of the merger agreement with ValueClick, some of Be Free's officers, directors and stockholders entered into voting agreements with ValueClick. Each of Charles River Partnership VIII, LP, Charles River Partnership VIII-A, LLC, Samuel P. Gerace, Jr., Gordon B. Hoffstein, Ted R. Dintersmith, the Dintersmith Family Limited Partnership, Jeffrey F. Rayport, W. Blair Heavey, Stephen M. Joseph and Thomas A. Gerace entered into voting agreements with ValueClick pursuant to which they agreed to vote an aggregate of 11,245,652 shares of Be Free common stock with respect to which they have voting power in favor of the adoption of the merger agreement. As of the record date for the Be Free annual meeting, these shares of Be Free common stock represented approximately        % of the total voting power of the outstanding shares of Be Free capital stock. In addition, Be Free entered into a voting agreement with certain of ValueClick's officers, directors and stockholders under which such individuals have agreed to vote an aggregate of 8,467,548 shares of ValueClick common stock in favor of the approval of the merger agreement. As of the record date for the ValueClick annual meeting, these shares of ValueClick common stock represented approximately        % of the total voting power of the outstanding shares of ValueClick capital stock. If the merger with ValueClick is consummated, it will result in a change of control of Be Free.

BE FREE PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of shares of Be Free common stock as of March 8, 2002 by:

  •
  each person Be Free knows to own beneficially more than 5% of its common stock;

  •
  each Be Free director;

  •
  each of Be Free Named Executive Officers; and

  •
  all Be Free directors and executive officers as a group.

        Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares this power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each of Be Free's executive officers and directors is c/o Be Free, Inc., 154 Crane Meadow Road, Marlborough, Massachusetts 01752.

        The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission (the "SEC"). The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within sixty days after March 8, 2002 through the exercise of any stock option or other right. The fact that Be Free has included these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Charles River Ventures(1)	3,708,880	5.64%
Gotham Partners(2)	3,832,227	5.82
Directors and Named Executive Officers:
Gordon B. Hoffstein(3)	3,335,846	5.06
Stephen M. Joseph(4)	583,721	*
Samuel P. Gerace, Jr.(5)	2,631,195	3.99
Ted R. Dintersmith(6)	195,607	*
W. Michael Humphreys(7)	113,228	*
Jeffrey R. Rayport(8)	160,693	*
Kathleen R. Biro(9)	114,999	*
W. Blair Heavey(10)	538,219	*
Steven D. Pike(11)	255,447	*
Thomas A. Gerace(12)	3,067,901	4.66
All directors and executive officers as a group (12 persons)(13)	7,928,955	11.83%

*
Less than 1%

(1)
Charles River Partnership VIII, L.P. has advised Be Free that it owns 3,708,880 shares. Charles River VIII GP, L.P. is the general partner of Charles River Partnership VIII, L.P., and Ted R. Dintersmith is a general partner of Charles River VIII GP, L.P. Charles River VIII GP, L.P. disclaims beneficial ownership of shares owned by Charles River Partnership VIII, L.P., in which it does not have a pecuniary interest. The address of Charles River VIII GP, L.P. is 1000 Winter Street, Suite 3300, Waltham, MA 02451.

(2)
Based on a Schedule 13G filed February 15, 2002, Gotham Partners, L.P. has sole voting power over 3,052,987 shares, Gotham Partners III, L.P. has sole voting power over 142,688 shares and Gotham International Advisors, L.L.C. has sole voting power over 636,552 shares. The address of Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors, L.L.C. is 110 East 42nd Street, 18th Floor, New York, NY 10017.

(3)
Includes 155,207 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002. Excludes 63,217 shares held by the Hoffstein Family Trust for the benefit of Mr. Hoffstein's children. Mr. Hoffstein disclaims any beneficial ownership of the shares held by the trust.

(4)
Includes 143,227 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002.

(5)
Includes 155,207 issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002.

(6)
Mr. Dintersmith, a member of the Be Free board of directors, is a general partner of Charles River VIII GP, L.P., the general partner of Charles River Partnership VIII, L.P. Excludes 3,708,880 shares owned by Charles River Partnership VIII, L.P. and 108,372 shares owned by the Dintersmith Family Limited Partnership. Mr. Dintersmith disclaims any beneficial ownership of the shares held by Charles River Partnership VIII, L.P. and the Dintersmith Family Limited Partnership except to the extent of his pecuniary interest therein includes 8,333 shares issuable upon the exercise of options that are currently exercisable within sixty days after March 8, 2002.

(7)
Includes 8,333 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002.

(8)
Includes 34,895 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002.

(9)
Includes 114,999 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8,2002.

(10)
Includes 358,306 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002.

(11)
Includes 254,060 shares issuable upon the exercise of options that are currently exercisable or exercisable within sixty days after March 8, 2002.

(12)
Mr. Gerace left Be Free in August, 2001. He served as Be Free's Executive Vice President and Chief Marketing Officer until that time.

(13)
Includes 1,232,567 shares issuable upon the exercise of options granted under the 1998 Stock Incentive Plan that are currently exercisable or exercisable within sixty days after March 8, 2002.

BE FREE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Compensation Committee") of the Be Free board of directors has furnished the following report on executive compensation:

        Be Free's executive compensation program is administered by the Compensation Committee. The Compensation Committee, which is comprised of two outside directors, establishes and administers Be Free's executive compensation policies and plans and administers Be Free's stock option and other equity-related employee compensation plans. The Compensation Committee considers internal and external information in determining executive officers' compensation, including outside survey data.

Compensation Philosophy

        Be Free's compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of Be Free's stockholders. The compensation policies are designed to achieve the following objectives:

  •
  Offer compensation opportunities that attract highly-qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term stockholder value.

  •
  Maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of Be Free and the creation of stockholder value.

  •
  Further Be Free's short and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

Compensation Program

        Be Free's executive compensation program has three major integrated components, base salary, annual incentive awards and long term incentives.

        Base Salary.    Base salary levels for executive officers are determined annually by reviewing the pay practices of Internet companies of similar size and market capitalization, the skills, performance level, and contribution to the business of individual executives, and the needs of Be Free. Overall, Be Free believes that base salaries for its executive officers are competitive with median base salary levels for similar positions in comparable Internet companies.

        Annual Incentive Awards.    Be Free's executive officers are eligible to receive annual cash bonus awards designed to motivate executives to attain short-term and longer-term corporate and individual management goals. The Compensation Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Awards under this program are based on the attainment of specific company performance measures and by the achievement of specified individual objectives and the degree to which each executive officer contributes to the overall success of Be Free and the management team. For 2001, these bonuses were based on sales growth, the successful execution of Be Free's strategies and other individual objectives, thus establishing a direct link between executive pay and Be Free's growth.

        Long-Term Incentives.    The Compensation Committee believes that stock options are an excellent vehicle for compensating Be Free's officers and employees. Be Free provides long-term incentives through its 1998 Stock Incentive Plan and its 1999 Employee Stock Purchase Plan, the purposes of which are to create a direct link between executive compensation and increases in stockholder value. Stock options are granted at fair market value and vest in installments, generally in 36 monthly installments after the vesting of the first 25% which occurs upon the one-year anniversary of the grant. When determining option awards for an executive officer, the Compensation Committee considers the executive's current contribution to Be Free's performance, the anticipated contribution to meeting the Be Free's long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of Be Free's common stock, this portion of the executive's compensation is directly aligned with an increase in stockholder value.

        Stock for Options Program.    Pursuant to a recommendation of the Compensation Committee, Be Free's board of directors approved an employee option exchange program, pursuant to which, eligible employees were permitted to surrender stock options for cancellation in exchange for a reduced number of shares of restricted stock. On January 1, 2001, Be Free issued 875,306 shares of restricted stock to Be Free employees who previously requested to participate in the option exchange program. Under the provisions of the program, participating employees exchanged two stock options for one share of restricted stock issued under the 1998 Stock Incentive Plan with a purchase price of $0.01 per share. The first 25% of the restricted stock purchased vests fifteen months from the original stock option grant date. An additional 25% vests each year after the first vest date, for a period of three years.

        The Compensation Committee recommended the employee option exchange program because it believes it is important to align the interests of Be Free's employees with those of its stockholders. Because many of Be Free's outstanding options had exercise prices that were significantly higher than the then current market price of its common stock, it felt, and the Be Free board of directors agreed, that it was advisable and in the best interests of Be Free and its stockholders to offer this employee option exchange program to re-establish the alignment of interests. Because employees participating in the exchange program received shares of restricted stock subject to vesting in an amount less than the shares underlying the options they surrendered, the program limited the dilution to public stockholders commonly associated with stock option repricing.

Chairman of the Board of Directors, President and Chief Executive Officer

        Mr. Hoffstein's base salary, annual incentive award and long-term incentive compensation are determined by the Compensation Committee based upon the same factors as those employed by the Compensation Committee for executive officers generally. Mr. Hoffstein's current annual base salary is $325,000, subject to annual review and increase by the Be Free board of directors. As of March 5, 2002, Mr. Hoffstein beneficially owned 3,335,856 shares of Be Free common stock.

Section 162(m) Limitation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a deduction to public companies for compensation over $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee's present intention is to structure its stock option grants and certain other equity-based awards in a manner that complies with Section 162(m) of the Code unless the Compensation Committee believes that such compliance would not be in the best interest of Be Free or its stockholders. Nevertheless, the Compensation Committee reserves the right to use its judgement to authorize compensation payments which may be in excess of the Section 162(m) limit when the Committee believes such payments are appropriate, after taking into consideration changing business conditions or the officer's performance, and are in the best interests of the stockholders.

COMPENSATION COMMITTEE
Ted R. Dintersmith W. Michael Humphreys

BE FREE AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee (the "Audit Committee") of Be Free's board of directors with respect to Be Free's consolidated audited financial statements for the fiscal year ended December 31, 2001, which include Be Free's consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, Stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ValueClick specifically incorporates it by reference in such filing.

Review with Management

        The Audit Committee has reviewed and discussed Be Free's audited financial statements with management.

Review and Discussions with Independent Accountants

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, Be Free's independent accountants, the matters required to be discussed by SAS61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of Be Free's financial statements.

        The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from ValueClick and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from ValueClick.

Conclusion

        Based on the review and discussions referred to above, the Audit Committee recommended to Be Free's board of directors that Be Free's audited financial statements be included in Be Free's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                      AUDIT COMMITTEE
                      Jeffrey F. Rayport
                      Ted R. Dintersmith
                      Kathleen L. Biro

BE FREE AUDIT AND NON-AUDIT FEES

        During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to Be Free as follows:

            a.  Audit Fees: Aggregate fees billed for professional services rendered for the audit and review of Be Free's fiscal 2001 annual financial statements and review of financial statements included in Be Free's quarterly reports on Form 10-Q totaled approximately $208,000.

            b.  Financial Information System Design and Implementation: None.

            c.  All Other:

      Tax planning and returns preparation: approximately $81,000.
      Acquisition and divestiture support: approximately $61,000.
      Other miscellaneous: $3,000.
      Total All Other: $145,000

        Be Free's audit committee has considered whether provision of the services described in sections (b) and (c) above is compatible with maintaining the independent accountant's independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP's independence. PricewaterhouseCoopers LLP has been selected by Be Free's board of directors as the company's independent accountants for the fiscal year ending December 31, 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

BE FREE STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total stockholder return of the Be Free common stock from November 3, 1999 through December 31, 2001 with the cumulative total return of the Nasdaq Composite Index and the Dow Jones Internet Services Index during the same period. The graph shown below assumes that $100 was invested in Be Free's common stock and in each index on November 3, 1999. In addition, the total returns for Be Free's common stock and the indexes used assume the reinvestment of all dividends. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

Comparison of Cumulative Total Return Among Be Free, Inc.,
the Nasdaq Composite Index
and the Dow Jones Internet Services Index

	Cumulative Total Return
	November 3, 1999	December 31, 1999	June 30, 2000	December 29, 2000	June 29, 2001	December 31, 2001
Be Free, Inc.	$100.00	$247.84	$62.07	$15.09	$8.41	$14.62
Nasdaq Composite Index	100.00	134.37	130.96	81.58	71.36	64.40
Dow Jones Internet Services Index	100.00	175.78	130.46	64.99	30.87	20.11

        Notwithstanding anything to the contrary set forth in any of Be Free's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by Be Free under those statutes, the preceding Stock Performance Graph is not to be incorporated by reference into any such prior filings, nor shall such graph be incorporated by reference into any future filings made by Be Free under those statutes.

ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF BE FREE STOCKHOLDERS ONLY

BE FREE PROPOSAL NUMBER THREE: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        Be Free's board of directors has appointed PricewaterhouseCoopers LLP, independent auditors, to audit Be Free's consolidated financial statements for the fiscal year ending December 31, 2002, and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as Be Free's independent auditors, the selection of such auditors will be reconsidered by Be Free's board of directors. A representative of PricewaterhouseCoopers LLP, which served as Be Free's auditors in fiscal 2001, is expected to be present at the annual meeting to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

        Be Free's board of directors unanimously recommends that the stockholders vote "FOR" the ratification of PricewaterhouseCoopers LLP to serve as Be Free's independent auditors for the current fiscal year.

FUTURE STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

        ValueClick.    To be included in the proxy statement and form of proxy relating to the ValueClick annual meeting to be held in 2003, a ValueClick stockholder (including former Be Free stockholders who become ValueClick stockholders) proposal must be received by ValueClick no later than [            , 2003], and must otherwise comply with the requirements of Rule 14a-8. All stockholder proposals should be sent to: Secretary, ValueClick, Inc., 4360 Park Terrace Drive, Suite 100, Westlake Village, California 91361 no later than                        , 2003. If ValueClick is not notified of a stockholder proposal by                        , 2003, then the proxy solicited by the ValueClick board of directors for the 2003 annual meeting will confer discretionary authority to vote against such stockholder proposal.

        Be Free.    If the merger is not completed, proposals of stockholders intended to be presented at the Be Free 2003 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, must be received by Be Free no later than December 11, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, such proposals must comply with the other requirements of Rule 14a-8.

        In addition, Be Free's by-laws require that Be Free be given advance notice of stockholder nominations for election to Be Free's Board of Directors and of other business which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in Be Free's proxy statement in accordance with Rule 14a-8). The required notice must be made in writing and delivered to or mailed and received by the Secretary at Be Free's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the required notice of stockholder nominations must be delivered or received not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting and (ii) the 10th day following the day notice of the date of the annual meeting was mailed or publicly disclosed. If a stockholder fails to provide timely notice of a proposal to be presented at the Be Free 2003 Annual Meeting, the proxies designated by the Board of Directors of Be Free will have discretionary authority to vote on any such proposal.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the joint proxy statement/prospectus or annual report may have been sent to multiple stockholders in your household. ValueClick will promptly deliver a separate copy of the joint proxy statement/prospectus or its annual report to you if you write or call ValueClick at the following address or phone number: 4360 Park Terrace Drive, Suite 100, Westlake Village, CA 91361, Attention: Investor Relations (818-575-4500). Be Free will promptly deliver a separate copy of the joint proxy statement/prospectus or its annual report to you if you write or call Be Free at the following address or phone number: Be Free, Inc., 154 Crane Meadow Road, Suite 100, Marlborough, MA 01752, Attention: Director of Investor Relations (508-480-4000). If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact ValueClick or Be Free, as applicable, at the above address and phone number.

OTHER MATTERS

        The boards of directors of ValueClick and Be Free do not know of any other business to be presented for consideration at the respective annual meetings. If other matters properly come before the respective stockholder meetings, the persons named in the accompanying respective forms of proxy intend to vote on such matters based on their best judgment.

        ValueClick will bear the cost of its annual meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of ValueClick (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and ValueClick will reimburse them for their expenses.

        This joint proxy statement/prospectus is accompanied by a copy of ValueClick's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. ValueClick will furnish copies of any exhibits to this report to each person whose proxy is being solicited, but may charge a reasonable copying charge. Stockholders should address requests for copies of any of these materials to Secretary, ValueClick, Inc., 4360 Park Terrace Drive, Suite 100, Westlake Village, California 91361.

        Be Free will bear the cost of its annual meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of Be Free (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and Be Free will reimburse them for their expenses.

        This joint proxy statement/prospectus is accompanied by a copy of Be Free's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC, including the financial statements, notes to the financial statements and the financial schedules contained in the report. Be Free will furnish copies of any exhibits to this report to each person whose proxy is being solicited, but may charge a reasonable copying charge. Stockholders should address requests for copies of any of these materials to Secretary, Be Free, Inc., 154 Crane Meadow Road, Suite 100, Marlborough, Massachusetts 01752.

        ValueClick or Be Free may engage one or more proxy solicitation firms to assist in obtaining proxies from their respective stockholders on a timely basis. As of the date of this document, neither ValueClick nor Be Free has engaged a proxy solicitation firm or has committed to the payment of any fees for such service.

LEGAL MATTERS

        The validity of the shares of ValueClick's common stock offered by this document will be passed upon for ValueClick by Brobeck, Phleger & Harrison LLP, Los Angeles, California. Attorneys of Brobeck and members of their immediate families and trusts for their own benefit own less than 2,000 aggregate shares of ValueClick common stock prior to the date of this document.

        Brobeck, Phleger & Harrison LLP, counsel for ValueClick, and Hale and Dorr LLP, counsel for Be Free, will pass upon certain federal income tax consequences of the merger for ValueClick and Be Free, respectively.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of ValueClick, Inc. for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Be Free, Inc. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Mediaplex, Inc. as of December 31, 1999 and 2000 and for each of three years ended December 31, 2000 incorporated in this Joint Proxy Statement/Prospectus by reference to Amendment No. 4 to the ValueClick Registration Statement on Form S-4 dated September 27, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        ValueClick and Be Free each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. ValueClick and Be Free stockholders may read and copy any report, statement or other information that ValueClick or Be Free files at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and the web site maintained by the SEC at http://www.sec/gov.

        ValueClick filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the ValueClick common stock issuable pursuant to the merger agreement. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to ValueClick, Be Free and the ValueClick common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and ValueClick refers you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement.

        The SEC allows ValueClick and Be Free to "incorporate by reference" information into this joint proxy statement/prospectus, which means that ValueClick and Be Free can disclose important information to their stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that ValueClick and Be Free have previously filed with the SEC. These documents contain important information that you should read about ValueClick and Be Free and their finances.

ValueClick Securities and Exchange Commission Filings (File No. 000-30135)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2001
Current Report on Form 8-K	Filed on March 12, 2001

        The Consolidated Financial Statements of Mediaplex, Inc. as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 located on pages F-50 to F-74 of Amendment No. 4 to ValueClick's Registration Statement on Form S-4 (File No. 333-65562) filed with the SEC on September 27, 2001 are incorporated by reference in this joint proxy statement/prospectus.

        The Unaudited Condensed Consolidated Financial Statements of Mediaplex, Inc. as of June 30, 2001 and for the three and six months ended June 30, 2000 and 2001 located on pages F-75 to F-83 of Amendment No. 4 to ValueClick's Registration Statement on Form S-4 (File No. 333-65562) filed with the SEC on September 27, 2001 are incorporated by reference in this joint proxy statement/prospectus.

Be Free Securities and Exchange Commission Filings (File No. 000-27271)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2001
Current Report on Form 8-K	Filed on March 12, 2001

        ValueClick stockholders may request a copy of the ValueClick documents described above, which will be provided at no cost, by contacting ValueClick, Inc., 4360 Park Terrace Drive, Suite 100, Westlake Village, CA 91361, Attention: Investor Relations, telephone: (818) 575-4500.

        Be Free stockholders may request a copy of the Be Free documents described above, which will be provided at no cost, by contacting Be Free, Inc., 154 Crane Meadow Road, Suite 100, Marlborough, MA 01752, Attention: Investor Relations, telephone: (508) 480-4000.

        ValueClick and Be Free are each also incorporating by reference additional documents that they may file with the SEC, after the date in which the registration statement containing this joint proxy statement/prospectus is initially filed with the SEC and before the date of the annual meeting of ValueClick stockholders and the annual meeting of Be Free stockholders.

        Information contained in this joint proxy statement/prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this joint proxy statement/prospectus or in earlier-dated documents incorporated by reference.

        ValueClick has supplied all information contained in this joint proxy statement/prospectus relating to ValueClick, and Be Free has supplied all information contained in this joint proxy statement/prospectus relating to Be Free.

        ValueClick and Be Free stockholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to be considered at their respective stockholders meetings. ValueClick and Be Free have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2002. ValueClick and Be Free stockholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than                        , 2002, and neither the mailing of the joint proxy statement/prospectus to ValueClick and Be Free stockholders nor the issuance of ValueClick common stock in the merger shall create any implication to the contrary.

        This document does not constitute an offer to sell for a solicitation of an offer to purchase the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation on such jurisdiction.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document referring to ValueClick or Be Free. These statements may include statements regarding the period following completion of the merger.

        This document contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our business, identify forward-looking statements. You should note that the discussion of ValueClick's and Be Free's board of directors' reasons for the merger and the description of their respective financial advisors opinions contains many forward looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward looking expectations may have changed as of the date of this document. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

        All forward-looking statements reflect Be Free's and ValueClick's managements' present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of ValueClick and Be Free, the uncertainty concerning the completion of the merger and the matters discussed under "Risk Factors," among others, could cause actual results to be materially adverse from those described in the forward-looking statements. These factors include: relative value of ValueClick's and Be Free's common stocks, the market's difficulty in valuing ValueClick's and Be Free's business, the failure to realize the anticipated benefits of the merger and conflicts of interest of directors recommending the merger. You are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this document or the date indicated in this documents. Neither ValueClick or Be Free is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        All subsequent forward-looking statements attributable to ValueClick, Be Free or us or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

VALUECLICK, INC.,

BRAVO ACQUISITION I CORP.

and

BE FREE, INC.

Dated as of

March 10, 2002

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of March 10, 2002 (this "Agreement"), by and among ValueClick, Inc., a Delaware corporation ("Parent"), Bravo Acquisition I Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Be Free, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.

        WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective corporations and stockholders to enter into a business combination by means of the merger of Merger Sub with and into the Company and have approved and adopted the Merger, this Agreement and the transactions contemplated hereby;

        WHEREAS, as a condition and inducement to each party's entering into this Agreement, each of the Company Major Stockholders and Parent Major Stockholders, concurrently with the execution and delivery of this Agreement, is entering into a Voting Agreement; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall be, and hereby is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

        Section 1.1    Definitions.    For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

        "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

        "Balance Sheet" means the most recent consolidated balance sheet of the Company or the Parent, as the case may be, and its respective Subsidiaries included in the Financial Statements.

        "Balance Sheet Date" means the date of the Balance Sheet.

        "Benefit Plan" means any employee benefit fund, plan, program, arrangement or contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are authorized or obligated by law, rule or regulation to be closed.

        "Certificate of Merger" means a certificate of merger to be reasonably agreed upon by Parent, Merger Sub, and the Company and filed with the Secretary of State of the State of Delaware as provided in the DGCL, pursuant to Section 2.2.

        "Change in Company Recommendation" means any of the actions referred to in Section 6.5(b).

        "Change in Parent Recommendation" means any of the actions referred to in Section 6.6(b).

        "Closing" means the closing referred to in Section 2.6.

        "Closing Date" means the date and time at which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company Agreement" means any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

        "Company Benefit Plan" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Company or any Company ERISA Affiliate.

        "Company Certificate" means a certificate representing, immediately prior to the Effective Time, one or more shares of Company Common Stock.

        "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

        "Company Competing Transaction" means any of the following (other than the Merger): (a) any merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any Company Subsidiary after which the stockholders of the Company will control less than eighty-five percent of the voting power of the surviving entity; (b) any sale, lease, exchange, license, transfer or other disposition of fifteen percent or more of the assets (other than sales of inventory and non-exclusive licenses to customers in the ordinary course of business consistent with past practices) of the Company or any Company Subsidiary, in a single transaction or a series of transactions; (c) any tender offer or exchange offer for fifteen percent or more of the outstanding voting securities of the Company or any Company Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; (d) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen percent or more of the outstanding voting securities of the Company or any Company Subsidiary; (e) any solicitation in opposition to the adoption of this Agreement by the stockholders of the Company; or (f) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Company Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent concurrently with the execution of this Agreement and forming a part hereof.

        "Company ERISA Affiliate" means the Company, any Company Subsidiary and any other trade or business (whether or not incorporated) that is or was under "common control" with the Company or any Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which the Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA.

        "Company ESPP" shall mean the Company's 1999 Employee Stock Purchase Plan.

        "Company Expenses" means an amount equal to the actual and reasonably documented out-of-pocket fees and expenses incurred by the Company in connection with the Merger, this Agreement and the consummation of the Transactions (provided that such reimbursable out-of-pocket fees and expenses shall not exceed one-fourth of the Termination Fee).

        "Company Financial Advisor" has the meaning ascribed to it in Section 4.22.

        "Company Financial Statements" means each of (a) the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents and (b) the interim consolidated financial statements of the Company as of and through the period ended November 30, 2001.

        "Company Insiders" shall mean those officers and directors of the Company who are subject to short-swing profits liability provisions of Section 16(b) of the Exchange Act as listed in the Section 16 Information.

        "Company Intellectual Property" means all Intellectual Property that (a) is owned by the Company; (b) is licensed to the Company; (c) was developed or created by or for the Company; or (d) is currently used, or currently proposed or planned to be used, in the Company's business or the business of any Company Subsidiary.

        "Company Major Stockholders" means the Persons listed on Schedule 1.1 to this Agreement.

        "Company Option" means an option or warrant to purchase shares of Company Common Stock (other than pursuant to the Company ESPP) which has been granted by the Company.

        "Company Preferred Stock" means the preferred stock, par value $0.01, of the Company.

        "Company Rights" has the meaning ascribed to it in Section 4.3.

        "Company Rights Plan" has the meaning ascribed to it in Section 4.3.

        "Company Rights Plan Amendment" has the meaning ascribed to it in Section 4.23.

        "Company SEC Documents" means each form, report, schedule, statement and other document required to be filed by the Company since November 3, 1999 (including those that the Company may file after the date hereof until the Closing) under the Exchange Act or the Securities Act or by the rules and regulations of the NNM, including any financial statements or schedules included therein or incorporated by reference, and any amendment to such document, whether or not such amendment is required to be so filed.

        "Company Stock Plans" means the 1998 Stock Incentive Plan and the TriVida Corporation 1998 Equity Incentive Plan.

        "Company Stockholder Approval" has the meaning ascribed to it in Section 4.6.

        "Company Subsidiary" means each Person which is a Subsidiary of the Company.

        "Company Superior Proposal" means an unsolicited proposal in connection with a Company Competing Transaction (but changing the fifteen percent amount in clauses (b) and (c) of the definition of Company Competing Transaction to fifty percent) not resulting from, arising out of or otherwise by virtue of any breach of Section 6.5(a), which satisfies both Section 6.5(a)(ii)(A) and Section 6.5(a)(ii)(B).

        "Company's knowledge" means the knowledge that the directors and officers of the Company and any Company Subsidiaries and the employees of the Company and any Company Subsidiary having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and inquiry.

        "Confidentiality Agreement" means the confidentiality agreement, dated December 6, 2001, between the Company and Parent.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Effective Time" means the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means the bank or trust company designated by Parent to act as exchange agent for the holders of the shares of Company Common Stock pursuant to Section 3.4(a).

        "Exchange Fund" shall have the meaning set forth in Section 3.4.

        "Exchange Ratio" has the meaning ascribed to it in Section 3.1.

        "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

        "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency or any Person exercising the authority of any of the foregoing.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Indemnified Party" means each present and former officer and director of the Company or any Company Subsidiary, and each Person who becomes any of the foregoing prior to the Effective Time.

        "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for patent infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

        "IRS" means the United States Internal Revenue Service or any successor agency performing similar functions under the Code.

        "Law" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

        "Licenses" means all licenses and agreements pursuant to which the Company or any Company Subsidiary, or Parent or Parent Subsidiary, as the case may be, has acquired rights in or to any Intellectual Property, or licenses and agreements pursuant to which the Company or any Company Subsidiary has licensed or transferred the right to use any of the foregoing (including, any covenants not to sue with respect to any Intellectual Property).

        "Lien" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

        "Material Adverse Effect" means a material adverse effect on or development with respect to (a) the business, prospects, condition (financial or otherwise), assets or results of operations of a Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person to timely consummate any of the Transactions, but shall not in any event include a material adverse effect or development arising out of, related to or otherwise by virtue of (i) changes in the economy generally, (ii) changes in the market price of such Person's securities in the capital markets, (iii) changes in the online advertising business generally, (iv) changes, effects, or circumstances arising out of, or resulting from, the actions contemplated by the parties in connection with this Agreement or the pendancy or announcement of the Transaction, or (v) continued incurrence of losses in the ordinary course of business of such Person.

        "Merger" means the merger of Merger Sub into the Company referred to in Section 2.1.

        "Merger Sub Common Stock" means common stock, par value $0.001 per share, of Merger Sub.

        "NNM" means the distinct tier of the Nasdaq Stock Market referred to as the Nasdaq National Market.

        "Parent Agreement" means any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Parent or any Parent Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

        "Parent Benefit Plan" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by Parent or any Parent ERISA Affiliate.

        "Parent Common Stock" means shares of common stock, par value $0.001 per share, of Parent.

        "Parent Competing Transaction" means any of the following (other than the Merger): (a) any merger, consolidation, share exchange, business combination or other similar transaction involving Parent or any Parent Subsidiary after which the stockholders of Parent will control less than fifty-five percent of the voting power of the surviving entity; (b) any sale, lease, exchange, license, transfer or other disposition of forty-five percent or more of the assets (other than sales of inventory and non-exclusive licenses to customers in the ordinary course of business consistent with past practices) of Parent or any Parent Subsidiary, in a single transaction or a series of transactions; (c) any tender offer or exchange offer for forty-five percent or more of the outstanding voting securities of Parent or any Parent Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; (d) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed which beneficially owns or has the right to acquire beneficial ownership of, forty-five percent or more of the outstanding voting securities of Parent or any Parent Subsidiary; (e) any solicitation in opposition to the adoption of this Agreement by the stockholders of Parent; or (f) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        "Parent Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement, delivered by Parent to the Company concurrently with the execution of this Agreement and forming a part hereof.

        "Parent ERISA Affiliate" means Parent, any Parent Subsidiary and any other trade or business (whether or not incorporated) that is or was under "common control" with Parent or any Parent Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Parent or any Parent Subsidiary could otherwise incur liability under Title IV of ERISA.

        "Parent Expenses" means an amount equal to the actual and reasonably documented out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with the Merger, this Agreement and the consummation of the Transactions (provided that such reimbursable out-of-pocket fees and expenses shall not exceed one-fourth of the Termination Fee).

        "Parent Financial Advisor" has the meaning ascribed to it in Section 5.22.

        "Parent Financial Statements" means each of (a) the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in Parent SEC Documents and (b) the interim consolidated financial statements of Parent as of and through the period ended November 30, 2001.

        "Parent Intellectual Property" means all Intellectual Property that (a) is owned by Parent; (b) is licensed to Parent; (c) was developed or created by or for Parent; or (d) is currently used, or currently proposed or planned to be used, in Parent's business or the business of any Parent Subsidiary.

        "Parent Major Stockholder" means the Persons listed on Schedule 1.2 to this Agreement.

        "Parent Option" means an option or warrant to purchase shares of Parent Common Stock.

        "Parent Preferred Stock" means the preferred stock, par value $0.001 per share, of Parent.

        "Parent SEC Documents" means each form, report, schedule, statement and other document required to be filed by Parent since March 31, 2000 (including those that Parent may file after the date hereof until the Closing) under the Exchange Act or the Securities Act or by the rules and regulations of the NNM, including any financial statements or schedules included therein or incorporated by reference, and any amendment to such document, whether or not such amendment is required to be so filed.

        "Parent Stock Price" means the closing price for a share of Parent Common Stock as quoted on the NNM on the day during which the Effective Time occurs.

        "Parent Stockholder Approval" has the meaning ascribed to it in Section 5.6.

        "Parent Subsidiary" means each Person which is a Subsidiary of the Parent.

        "Parent Superior Proposal" means an unsolicited proposal in connection with a Parent Competing Transaction not resulting from, arising out of or otherwise by virtue of any breach of Section 6.6(a), which satisfies both Section 6.6(a)(ii)(A) and Section 6.6(a)(ii)(B).

        "Parent's knowledge" means the knowledge that the directors and officers of Parent and any Parent Subsidiaries and the employees of Parent and any Parent Subsidiary having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and inquiry.

        "Person" means a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Product" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of any Person, including any product sold in the United States by any Person as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

        "Proxy Statement/Prospectus" means the proxy statement to be filed by the Company and Parent with the SEC pursuant to Section 6.13, together with all amendments and supplements thereto and including the annexes thereto.

        "Purchase Rights" means rights to purchase shares of Company Common Stock under the Company ESPP.

        "Qualifying Amendment" means an amendment or supplement to the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to the extent it contains (a) a change in the recommendation of the board of directors of the Company or Parent as a result of such board of directors concluding that a Company Superior Proposal or Parent Superior Proposal, as the case may be, has been made, (b) a statement of the reasons of such board of directors for making such change in its recommendation and (c) additional information reasonably related to the foregoing.

        "Registration Statement" means the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of Parent Common Stock in or as a result of the Merger.

        "Restricted Stock" means Company Common Stock or Parent Common Stock as applicable, that is restricted or that is otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company or Parent, as applicable.

        "Rule 145 Affiliate" has the meaning ascribed to it in Section 6.16.

        "Rule 145 Affiliate Agreement" has the meaning ascribed to it in Section 6.16.

        "SEC" means the United States Securities and Exchange Commission.

        "Section 16 Information" means information regarding Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock, or Parent Options, in each case, in connection with the Merger which shall be provided by the Company to Parent within ten Business Days prior to the Effective Time.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Severance Agreements" means employment and severance agreements and arrangements, as amended through the date of this Agreement, with respect to employees and former employees of the Company or any Company Subsidiary or Parent or any Parent Subsidiary, as the case may be.

        "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

        "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

        "Tax" or "Taxes" means (a) any and all taxes, fees, levies, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, excise, real property, personal property, assets, transfer, withholding, unemployment insurance, license, lease, service, service use, severance, occupation, premium, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (b) any liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, combined, consolidated, unitary or aggregate group for any taxable period; and (c) any liability for the payment of amounts of the type described in (a) or (b) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any person.

        "Tax Return" means any return, statement, report or form (including, any estimated tax report or return, withholding tax report or return and information report or return) required to be filed with respect to any Taxes.

        "Termination Fee" means $5,133,126 to be paid as set forth in Section 9.1.

        "Transactions" means the transactions provided for or contemplated by this Agreement and the Voting Agreements, including the Merger.

        "Voting Agreement" means each of (a) the agreements, dated as of the date of this Agreement, between a Company Major Stockholder and Parent, pursuant to which such Company Major Stockholder has agreed, among other things, to grant Parent a proxy with respect to the voting of Company Common Stock held by such Company Major Stockholder, and (b) the agreements, dated as of the date of this Agreement, between a Parent Major Stockholder and the Company pursuant to which such Parent Major Stockholder has agreed, among other things, to grant the Company a proxy with respect to the voting of Parent Common Stock held by such Parent Major Stockholder, both upon the terms and subject to the conditions set forth therein.

        "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

        "WARN Act" means the Worker Adjustment and Retaining Notification Act of 1988.

        Section 1.2    Interpretation.

        (a)  When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

        (b)  Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

        (c)  The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

        (d)  The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

        (e)  A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

        (f)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued under or related to such legislation.

        (g)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

        (h)  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

ARTICLE 2
THE MERGER

        Section 2.1    The Merger.    Subject to the satisfaction or waiver of all of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As of the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger as a wholly-owned Subsidiary of Parent.

        Section 2.2    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the Effective Time.

        Section 2.3    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub immediately prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable law. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

        Section 2.5    Directors and Officers of the Surviving Corporation.    At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. At the Effective Time, Gordon B. Hoffstein, Samuel P. Gerace, Jr. and Stephen M. Joseph shall be the Chief Executive Officer, the Chief Technical Officer and Chief Financial Officer, respectively of the Surviving Corporation until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

        Section 2.6    Closing.    The Closing of the Merger shall take place at 10:00 a.m. (local time) on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 7, at the offices of Brobeck, Phleger & Harrison, LLP, 550 South Hope Street, Los Angeles, California 90071.

ARTICLE 3
EFFECTS OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

        Section 3.1    Effect on Company Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, each issued and outstanding share of Company Common Stock (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.3) shall be converted into the right to receive 0.65882 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each Company Certificate, without any action on the part of Parent, the Company or the holder of such share of

Company Common Stock, shall be deemed to represent that number of shares of Parent Common Stock determined by multiplying the shares of Company Common Stock formerly represented by such Company Certificate by the Exchange Ratio. Each holder of a Company Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Company Certificates, certificates representing the shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Company Certificate in accordance with Section 3.4 and cash in lieu of fractional interests pursuant to Section 3.5.

        Section 3.2    Conversion of Merger Sub Capital Stock.    As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of shares of Merger Sub Common Stock, each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

        Section 3.3    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Company Common Stock owned by the Company as treasury stock, any Company Subsidiary, Parent, Merger Sub or any other wholly-owned Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 3.4    Exchange of Company Certificates.

        (a)  Parent shall designate the Exchange Agent to act as agent for the holders of, and to receive in trust, the shares of Parent Common Stock and funds to which holders of such shares shall become entitled pursuant to this Article 3. At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of such shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 3.1 (the "Exchange Fund").

        (b)  As soon as reasonably practicable after the Effective Time (but in no event later than seven days after the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of one or more Company Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify) and (ii) instructions for effecting the surrender of Company Certificates in exchange for certificates representing shares of Parent Common Stock together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (which shall be credited in street name through Depository Trust Company unless a physical certificate is specifically requested or is otherwise required by applicable Law) and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to this Article 3, and the Company Certificate so surrendered shall be cancelled. If certificates representing shares of Parent Common Stock are to be registered in the name of a Person or cash in lieu of fractional shares to be paid to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition to the issuance of such certificates representing shares of Parent Common Stock that the Company Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the issuance of certificates representing shares of Parent Common Stock to a Person other than the registered holder of the Company Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

        (c)  At the close of business on the day during which the Effective Time occurs, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.

        (d)  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5, until the surrender of such Company Certificate in accordance with this Article 3. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the holder thereof, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

        (e)  All shares of Parent Common Stock issued upon the surrender for exchange of Company Certificates in accordance with the terms of this Article 3 (including any cash paid pursuant to Section 3.4(d) or 3.5) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Certificates, subject, however, to the obligation of the Surviving Corporation, if any, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 3, except as otherwise provided by Law.

        Seciton 3.5    No Fractional Shares.    No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to Section 3.1 who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fraction multiplied by (ii) the Parent Stock Price.

        Section 3.6    Termination of Exchange Fund.    At any time following six months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and which has not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the shares of Parent Common Stock, cash in lieu of fractional interests in a share of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Company Certificate for shares of Parent Common Stock, cash in lieu of fractional interests in a share of Parent Common Stock or any dividends or distributions with respect to shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any such shares, cash, dividends or distributions in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent, but any investment losses shall not reduce the right of holders of shares to receive the consideration specified in this Article 3.

        Section 3.7    Certain Adjustments.    If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

        Section 3.8    Company Options and Restricted Stock.

        (a)  As of the Effective Time, Parent shall assume each outstanding Company Option, whether vested or unvested, together with all Company Stock Plans. Each assumed Company Option shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and the applicable stock option agreement immediately prior to the Effective Time (giving effect to the consummation of the Merger, as specified by such terms and conditions), except that such assumed Company Option will be exercisable for that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of Company Common Stock subject to such Company Option divided by (z) the Exchange Ratio.

        (b)  The assumption of a Company Option by Parent shall not terminate or modify (except as required hereunder) any right of first refusal, right of repurchase, vesting schedule or other restriction on transferability relating to a Company Option or the stock issuable upon the exercise thereof. Continuous employment or service (in the case of a director or consultant) with the Company or its Subsidiaries shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time, and the provisions in the applicable Company Stock Plan and stock option agreement evidencing the terms and conditions of any Company Option relating to the exercisability of any Company Option upon termination of an optionee's employment or service as a director shall not be deemed triggered until such time as such optionee shall be neither an employee or officer nor serving as a director of Parent or any Subsidiary of Parent. After such assumption, Parent shall issue, upon any partial or total exercise of any Company Option, in lieu of shares of Company Common Stock, the number of shares of Parent Common Stock as described in Section 3.8(a). The assumption by Parent of Company Options shall not give holders of such Company Options any additional benefits which they did not have immediately prior to the Effective Time and shall not create any or other agreement for or right to employment.

        (c)  The Company shall terminate the Company ESPP in accordance with its terms, including without limitation, making all required notices and affording all required opportunities to purchase shares of Common Stock to participants, immediately prior to the Effective Time.

        (d)  Parent shall file with the SEC, as soon as reasonably practicable following the Effective Time (but in no event later than seven days after the Effective Time), a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form (including a Form S-3 registration statement if required under applicable securities laws for former employees of the Company who are not also former employees of Parent or any Parent Subsidiary) with respect to the shares of Parent Common Stock subject to assumed Company Options. The Company shall cooperate with Parent with the preparation of such registration statement(s). Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (e)  Prior to the Effective Time, the Company shall make such amendments, if any, to the Company Stock Plans as shall be necessary to permit the assumption contemplated by this Section 3.8. It is the intention of the parties that (i) Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent Company Options qualified as incentive stock options immediately prior to the Effective Time, (ii) the assumption of Company Options provided by this Section 3.8 shall satisfy the conditions of Section 424(a) of the Code and (iii) the provisions of this Section 3.8 shall be applied consistent with this intent. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance upon exercise of Company Options assumed by Parent.

        (f)    Except as may be otherwise agreed to by Parent and the Company, the Company shall take all actions necessary to ensure that all stock option plans established by the Company or any Company Subsidiary that are not Company Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company Subsidiary are deleted, terminated and of no further force or effect as of the Effective Time.

        (g)  All outstanding rights of the Company that it may hold immediately prior to the Effective Time to repurchase shares of Restricted Stock shall be assigned to Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time (giving effect to the consummation of the Merger, as specified by such terms and conditions), except that the shares purchasable, and purchase price, pursuant to the repurchase option shall be adjusted to reflect the Exchange Ratio.

        (h)  If and to the extent necessary or required by the terms of the Company Stock Plans or pursuant to the terms of any Company Option granted thereunder, each of Parent and the Company shall use commercially reasonable efforts to obtain the consent of each holder of outstanding Company Options or Restricted Stock to the foregoing treatment of such Company Options or Restricted Stock.

        Section 3.9    Lost, Stolen or Destroyed Company Certificates.    If any Company Certificates are lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 3.1, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        Section 3.10    Withholding Rights.    Parent shall be entitled to deduct and withhold from the shares of Parent Common Stock otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of such shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

        Section 3.11    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that all of the statements contained in this Article 4 are true and correct. Each exception set forth in the Company Disclosure Letter and each other response to this Agreement set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that it is reasonably apparent from a reading of such response (without reading any related documents or attachments) that it also qualifies or applies to other Sections of this Agreement.

        Section 4.1    Organization; Qualification.    The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws, each as presently in effect.

        Section 4.2    Subsidiaries and Affiliates.    Section 4.2 of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except as set forth in Section 4.2 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Company Subsidiary is, directly or indirectly, owned (of record and beneficially) by the Company free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Company Subsidiary to any Person except to the Company. Each Company Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company. The Company has made available to Parent complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Company Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 4.2 of the Company Disclosure Letter, such Section 4.2 completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or Affiliate of the Company, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

        Section 4.3    Capitalization

        (a)  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock of which 250,000 shares are designated Series A Junior Participating Preferred Stock. As of the date of this Agreement, (i) 65,814,559 shares of Company Common Stock are issued and outstanding (1,009,458 shares of which are Restricted Stock and 1,526,517 shares have been issued pursuant to Company Option exercises) and 1,214,608 shares of Company Common Stock are issued and held in the treasury of the Company; (ii) no shares of Company Preferred Stock are issued, (iii) 9,806,753 shares of Company Common Stock are reserved for issuance under the Company Stock Plans, of which 6,348,996 shares are subject to outstanding Company Options and 3,457,757 shares are available for issuance thereunder, and (iv) no shares of Company Common Stock are reserved for issuance pursuant to the Company ESPP. Section 4.3(a) of the Company Disclosure Letter lists (s) the holder of each outstanding Company Option, (t) if the holder is a former service provider (including service as an employee), (u) the date such service terminated, (v) the number of shares of Company Common Stock for which such Company Option is exercisable, (w) the term of the Company Option, (x) the exercise price of such Company Option, (y) the extent to which such Company Option will vest or become exercisable upon consummation of any of the Transactions or by termination of employment or change in position following consummation of the Transactions, and (z) the vesting/exercise schedule of such Company Option and (ii) all issued and outstanding shares of Restricted Stock, the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the Transactions or by termination of employment or change in position following consummation of the Transactions, and whether such holder has the sole power to vote and dispose of such shares. Except as set forth in Section 4.3(a) of the Company Disclosure Letter or as provided in stock option/Restricted Stock agreements, no acceleration event shall occur with respect to Company Options or Restricted Stock as a result of the Transactions or by termination of employment or change in position following consummation of the Transactions, including termination of service agreement in the case of a Person who is not an employee of the Company. On the Closing Date, the Company shall deliver to Parent an updated Section 4.3(a) of the Company Disclosure Letter that is current as of such date. All the outstanding shares of the Company's capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms of such Company Option, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Neither the Company nor any Company Subsidiary has any outstanding Voting Debt. Except (I) as set forth above, and (II) the rights to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the "Company Rights") issued and issuable under the Stockholder Rights Plan dated as of July 24, 2001 by and between the Company and Continental Stock Transfer & Trust Company (the "Company Rights Plan"), as of the date hereof, (x) there are no shares of capital stock of the Company authorized, issued or outstanding; (y) there are no existing options, stock appreciation rights, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, stock appreciation right, call, subscription or other right, agreement, arrangement or commitment; and (z) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity or Person. Except as contemplated by this Agreement, set forth in the Company SEC Documents or described in this Section 4.3, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries. Stockholders of the Company are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

        (b)  There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

        (c)  Except as provided in Section 4.3(c) of the Company Disclosure Letter, there are no Company Options, other than those issued pursuant to Company Stock Plans. A copy of the documentation evidencing each out-of plan grant has been provided to Parent.

        Section 4.4    Authorization, Validity of Agreement, Company Action.    The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by the Company of its obligations under, this Agreement and the consummation by it of the Transactions, have been duly authorized by the Company's board of directors and, except for obtaining the approval of its stockholders as contemplated by Section 4.6, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by each of Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        Seciton 4.5    Board Approvals Regarding Transactions.    The Company's board of directors, at a meeting duly called and held, has (a) determined that each of this Agreement and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) approved the Transactions, (c) approved the Voting Agreements and the transactions contemplated thereby and (d) recommended that the stockholders of the Company adopt this Agreement, and none of the aforesaid actions by the Company's board of directors has been amended, rescinded or modified. The action taken by the Company's board of directors constitutes approval of the Merger and the other Transactions by the Company's board of directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the other Transactions. No other state takeover, anti-takeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

        Section 4.6    Vote Required.    The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders' Meeting (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt the Merger or this Agreement and no other vote of any holders of shares of the Company's capital stock is necessary to approve any of the Transactions.

        Section 4.7    No Violations.    None of the execution or delivery by the Company of, or performance by the Company of its obligations under, this Agreement, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the bylaws or similar organizational documents of the Company or any Company Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Company Agreement or (c) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 4.8, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (b) and (c) of this Section 4.7 for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company.

        Section 4.8    Consents and Approvals.    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the Transactions, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to result in a Material Adverse Effect to the Company.

        Section 4.9    Reports and Company Financial Statements.

        (a)  The Company has timely filed the Company SEC Documents with the SEC or the NNM, as applicable. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Company SEC Documents, including any financial statements or schedules included therein (i) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of the NNM, as the case may be.

        (b)  Each of the Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries. The Company Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC and NNM. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present in all material respects (i) the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and the Company Subsidiaries for the periods presented therein. The value of the intangible assets reflected on the most recent Balance Sheet included in the Company Financial Statements does not require any further write down under GAAP or the applicable rules of the SEC.

        Section 4.10    Books and Records.    The books of account, minute books, stock record books and other records of each of the Company and the Company Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Company's board of directors and committees thereof, and no meeting of any of such stockholders, the Company's board of directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

        Section 4.11    No Undisclosed Liabilities.    Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof or the Company Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, result in, or are reasonably likely to result in, a Material Adverse Effect to the Company.

        Section 4.12    Absence of Certain Changes.    Since the Balance Sheet Date, except as disclosed in the Company SEC Documents filed prior to the date hereof, (a) the Company and each Company Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice, (b) there have not occurred any events or changes in or developments with respect to the business, prospects, condition (financial or otherwise), assets or results of operations of the Company and the Company Subsidiaries (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) taken as a whole, resulting in or which are reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect to the Company and (c) the Company has not taken, resolved to take or committed to take any action which would have been prohibited under Section 6.1 if such section applied to the period between the Balance Sheet Date and the date of this Agreement.

        Section 4.13    Litigation.    As of the date of this Agreement, except as described in Section 4.13 of the Company Disclosure Letter and the Company SEC Documents filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, or any of the officers or directors (in their respective capacity as such) of the Company or any Company Subsidiary which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect to the Company. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries, as of the date of this Agreement only.

        Section 4.14    Employee Benefit Plans.

        (a)  Section 4.14(a) of the Company Disclosure Letter lists each Company Benefit Plan.

        (b)  With respect to each Company Benefit Plan, the Company has made available to Parent a complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and all summaries of material modifications issued since the date of the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report ((Form 5500) filed with the IRS) (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement, permit application and prospectus. Neither the Company nor any Company ERISA Affiliate nor, to the knowledge of the Company or any Company ERISA Affiliate, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

        (c)  Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company, each Company Benefit Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code (including the prohibited transaction rules thereunder). Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company, all contributions required to be made under the terms of any of the Company Benefit Plans have, as of the date of this Agreement, been timely made or, if not yet due, have been properly reflected in the Company's and the Company Subsidiaries' financial accounting records prior to the date of this Agreement. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims or relating to qualified domestic relations orders (as that term is defined in Section 414(p) of the Code)) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Company Benefit Plan. No event has occurred and, to the knowledge of the Company or any Company ERISA Affiliate, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any material liability (other than for routine benefit liabilities) relating in any way to any Company Benefit Plan.

        (d)  Each Company Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (i) liability for benefits accrued prior to the Effective Time, (ii) liability for ordinary administrative expenses typically incurred in a termination event or (iii) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are reflected on the most recent Balance Sheet included in the Company Financial Statements).

        (e)  Each Company Benefit Plan and its related trust that is intended to qualify under Section 401(a) and Section 501(a), respectively, of the Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, in either case, nothing material has occurred that could adversely affect such qualified status.

        (f)    No Company Benefit Plan is a multi-employer pension plan (as defined in Section 3(37) of ERISA) and no Company ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

        (g)  With respect to each Benefit Plan that is subject to Title IV of ERISA or the minimum funding rules of ERISA or Section 302 or 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty days of such event) has occurred, to the knowledge of the Company or any Company ERISA Affiliates, or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA). No material liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and to the knowledge of the Company or any Company ERISA Affiliate, no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. To the knowledge of the Company or any Company ERISA Affiliate, none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

        (h)  Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To the Company's knowledge, the Company and each Company ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

        (i)    The Company has made available to Parent complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company or any Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of the Company or any Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company or any Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" or similar provisions. No payment or benefit which may be required to be made by the Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Section 280G of the Code (without regard to Section 280G(b)(4)). The consummation of the Transactions will not, alone or in conjunction with any other possible event (including termination of employment), (x) entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment).

        Section 4.15    Tax Matters.

        (a)  Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company, the Company and each Company Subsidiary, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Company Subsidiary is or has been a member, have (i) properly completed and timely filed all Tax Returns that are required to be filed by them through the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects and (ii) have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns or subsequently assessed by any Governmental Entity responsible for the imposition of any Tax with respect to such Tax Returns. Since the Balance Sheet Date, the Company and the Company Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received notice of any claim made by an authority in a jurisdiction where the Company or any Company Subsidiary, as the case may be, does not file Tax Returns, that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

        (b)  There is (i) no material claim for Taxes that is a lien against the property or assets of the Company or any Company Subsidiary or that is being asserted against the Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) except as set forth in Section 4.15(b) of the Company Disclosure Letter, no audit, administrative proceeding or court proceeding with respect to Taxes or Tax Returns of the Company or any Company Subsidiary that is being conducted or that is pending and no deficiency or claim for Taxes that is being asserted by any Governmental Entity responsible for the imposition of any Tax against the Company or any Company Subsidiary; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by the Company or any Company Subsidiary and is currently in effect, and (iv) no agreement, contract or arrangement to which the Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Section 162(m), 280G (without regard to Section 280G(b)(4)) or 404 of the Code.

        (c)  Neither the Company nor any Company Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

        (d)  No federal, state, local or foreign audits, examinations or other administrative proceedings are pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either claimed or raised by any taxing authority in writing.

        (e)  Neither the Company nor any Company Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Company Subsidiary.

        (f)    Neither the Company nor any Company Subsidiary has been required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior the Effective Time other than any such adjustments required as a result of the Merger.

        (g)  Neither the Company nor any Company Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not consolidated in the Financial Statements most recently filed by the Company with the SEC or has any liability or potential liability to another party under any such agreement, and neither the Company nor any Company Subsidiary has any liability or potential liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (h)  The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        (i)    No power of attorney has been granted by the Company or any Company Subsidiary with respect to any matters relating to Taxes that is currently in effect.

        (j)    Neither the Company nor any Company Subsidiary has settled any claim, audit or administrative or court proceeding with respect to Taxes.

        (k)  Neither the Company nor any Company Subsidiary is or has ever been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

        (l)    Neither the Company nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. The Company is not aware of any agreement or plan to which the Company or any of its Affiliates is a party or other circumstances relating to the Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under Section 368 of the Code.

        Section 4.16    Intellectual Property.

        (a)  Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of all of the Company's and Company Subsidiaries' Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by the Company and/or any Company Subsidiary to protect its interests in material Company Intellectual Property.

        (b)  Except as set forth in Section 4.16(b) of the Company Disclosure Letter, the Company and Company Subsidiaries have all rights in Company Intellectual Property necessary to carry out their current and currently contemplated and reasonably foreseeable activities except where the absence of such right would not be reasonably likely to result in a Material Adverse Effect to the Company.

        (c)  Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property or Product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company or any Company Subsidiary does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress or mask work of any Person or, to the knowledge of the Company or any Company Subsidiary as of the date hereof, the patent of any Person. Except as set forth in Section 4.16(c) of the Company Disclosure Letter, no written and material claims (i) challenging the validity, effectiveness or ownership by the Company or any Company Subsidiary of any of Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any Product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company or any Company Subsidiary infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the knowledge of the Company or any Company Subsidiary, are threatened by any Person, nor are there, to the Company's or any Company Subsidiary's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Company and any Company Subsidiary are subsisting. To the Company's or any Company Subsidiary's knowledge, there is no material unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

        (d)  Except as set forth in Section 4.16(d) of the Company Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by the Company or any Company Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

        (e)  Neither the Company nor any Company Subsidiary is in violation of any license, sublicense, agreement or instrument to which the Company or any Company Subsidiary is a party or otherwise bound, nor to the knowledge of the Company as of the date hereof, will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company. Section 4.16(e) of the Company Disclosure Letter sets forth a list of all material Licenses by the Company or any of Company Subsidiaries of Company Intellectual Property.

        (f)    Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company, the Company and each of Company Subsidiaries have observed all material provisions of, and performed all of their material obligations under, the license agreements to which it is a party. Neither the Company, nor any Company Subsidiary, have taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any source code, trade secret or other Company Intellectual Property to be (A) released from an escrow or otherwise made available to any person or entity other than those persons described in Section 4.16(f) of the Company Disclosure Letter or (B) dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of Company Intellectual Property under trade secret, copyright, patent or other intellectual property laws.

        Section 4.17    Employment Matters.

        (a)  Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Company and each Company Subsidiary are in compliance in all respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company and each Company Subsidiary have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there are no pending claims against the Company or any Company Subsidiary under any workers compensation plan or policy or for long-term disability. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither the Company nor any Company Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To the Company's or any Company Subsidiary's knowledge, no employees of the Company or any Company Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, no employee of the Company or any Company Subsidiary has given notice to the Company or any Company Subsidiary, and the Company and each of the Company Subsidiaries is not otherwise aware, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any Severance Agreements.

        (b)  All officers, employees and consultants of the Company and each Company Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form set forth on Section 4.17(b) of the Company Disclosure Letter.

        (c)  Since the enactment of the WARN Act, neither the Company nor any Company Subsidiary has effected (i) a plant closing as defined in the WARN Act affecting any site of employment or facility or one or more operating units within any site of employment or facility of the Company or any Company Subsidiary or (ii) a mass layoff as defined in the WARN Act affecting the site of employment or facility of the Company or any Company Subsidiary. None of the Company nor any Company Subsidiary has been affected by any transaction or is engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section 4.17(c) of the Company Disclosure Letter, none of the employees of the Company or any Company Subsidiary has suffered an employment loss as defined in the WARN Act during the preceding ninety-day period.

        Section 4.18    Compliance with Laws.    Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company, the Company and each of the Company Subsidiaries are in compliance with, and have not violated any applicable Law of any United States federal, state, local, or foreign Governmental Entity which affects the business, properties or assets of the Company and any Company Subsidiary, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary alleging any such violation. All licenses, permits and approvals required under such Laws are in full force and effect except where the failure to be in full force and effect would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to the Company.

        Section 4.19    Contracts and Commitments.

        (a)  There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company and its Subsidiaries ("Company Material Contracts"), other than those Company Material Contracts identified on the exhibit indices of the Company SEC Documents filed prior to the date hereof. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect to the Company.

        (b)  Section 4.19(b) of the Company Disclosure Letter sets forth a complete and accurate list of each contract or agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of the Company). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 4.19(b) of the Company Disclosure Letter have heretofore been furnished to Parent. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

        (c)  The Company is not a party to or bound by any contract or agreement that includes any non-competition, non-solicitation, standstill or other similar restrictions or undertakings that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

        (d)  Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Company Intellectual Property as a result of the transactions contemplated by this Agreement.

        Section 4.20    Customers and Suppliers.    There has not been any material adverse change in the business relationship of the Company or any Company Subsidiary with any customer who accounted for more than five percent of the Company's sales (on a consolidated basis) during the period subsequent to November 30, 2001, or any supplier from whom the Company and the Company Subsidiaries purchased more than five percent of the goods or services (on a consolidated basis) which they purchased during the same period.

        Section 4.21    Information Supplied.    None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Registration Statement or (b) for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or

Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, when, respectively, the Registration Statement becomes effective under the Securities Act or at the time of the Regulation M-A Filing. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporated by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

        Section 4.22    Opinion of Financial Advisor.    The board of directors of the Company has received the opinion of Credit Suisse First Boston Corporation (the "Company Financial Advisor") dated the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view.

        Section 4.23    Rights Agreement.    The Company has duly executed an amendment, in a form previously approved by Parent, to the Company Rights Plan, an executed copy of which has been delivered to Parent (the "Company Rights Plan Amendment") that includes, among other things, (a) an exclusion of Parent and Merger Sub from the definition of "Acquiring Person" thereunder and (b) providing that the Company Rights Plan terminate before the Effective Time, and taken all other action (excluding actions by the rights agent) necessary or appropriate so that the entering into of this Agreement or the Voting Agreements do not and will not result in the ability of any person to exercise any of Company Rights under the Company Rights Plan or enable or require Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

        Section 4.24    Absence of Questionable Payments.    Neither the Company nor any Company Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company and each Company Subsidiary is in compliance with the provisions of Section 13(b) of the Exchange Act.

        Section 4.25    Insider Interests.    Except as set forth in the Company SEC Documents, no officer or director of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Company Subsidiary.

        Section 4.26    Brokers or Finders.    Except as set forth in Section 4.26 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary or their respective Affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions. True and correct copies of all agreements between the Company and the Company Financial Advisor including any fee arrangements are included in Section 4.26 of Company Disclosure Letter.

        Section 4.27    Insurance.    The Company and each Company Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. The Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

        Section 4.28    Properties.

        (a)  The Company and the Company Subsidiaries have good and valid title, free and clear of all Liens, to all their material properties and assets, whether tangible or intangible, personal or mixed, reflected in the Company's Financial Statements for the period ended November 30, 2001 as being owned by the Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such Financial Statements, (ii) Liens disclosed in the notes to such Financial Statements and (iii) Liens arising in the ordinary course of business after the date of such Financial Statements. All fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by the Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Company's and the Company Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

        (b)  Neither the Company nor any Company Subsidiaries owns or has ever owned any real property.

        (c)  Section 4.28(c) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively the "Company Leases") and the location of the premises. Neither the Company, nor any of its Subsidiaries nor, to the Company's knowledge, any other party is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not resulted in, and is not reasonably likely to result in a Material Adverse Effect to the Company. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has provided Parent with complete and accurate copies of all Company Leases.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the Parent Disclosure Letter, each of Parent and Merger Sub represent and warrant to the Company that all of the statements contained in this Article 5 are true and correct. Each exception set forth in the Parent Disclosure Letter and each other response to this Agreement set forth in the Parent Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that it is reasonably apparent from a reading of such response (without reading any related documents or attachments) that it also qualifies or applies to other Sections of this Agreement.

        Section 5.1    Organization; Qualification.    Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent. Parent has made available to the Company complete and correct copies of its certificate of incorporation and bylaws, each as presently in effect. Merger Sub has conducted no business and has no operations other than in connection with this Agreement and the Transactions.

        Section 5.2    Subsidiaries and Affiliates.    Section 5.2 of Parent Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Parent Subsidiary and the jurisdictions in which each Parent Subsidiary is qualified to do business. Except as set forth in Section 5.2 of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Parent Subsidiary is, directly or indirectly, owned (of record and beneficially) by Parent free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any Parent Subsidiary to any Person except to Parent. Each Parent Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent. Parent has made available to the Company complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Parent Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 5.2 of the Parent Disclosure Letter, such Section 5.2 completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or Affiliate of Parent, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

        Section 5.3    Capitalization

        (a)  The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 20,000,000 shares of Parent Preferred Stock. As of the date of this Agreement, (i) 51,867,374 shares of Parent Common Stock are issued and outstanding and 1,667,581 shares of Parent Common Stock are issued and held in the treasury of Parent; (ii) no shares of Parent Preferred Stock are issued and outstanding and no shares of Parent Preferred Stock are issued and held in the treasury of Parent, and (iii) 7,236,808 shares of Parent Common Stock are reserved for issuance upon exercise of Parent Options issued under Parent Stock Plans, of which 6,240,080 shares are subject to outstanding Parent Options and 996,728 shares are available for issuance thereunder. Section 5.3(a) of the Parent Disclosure Letter lists (s) the holder of each outstanding Parent Option, (t) if the holder is a former service provider (including service as an employee), (u) the date such service terminated, (v) the number of shares of Parent Common Stock for which such Parent Option is exercisable, (w) the term of the Parent Option, (x) the exercise price of such Parent Option, (y) the extent to which such Parent Option will vest or become exercisable upon consummation of any of the Transactions or by termination of employment or change in position following consummation of the Transactions, and (z) the vesting/exercise schedule of such Parent Option and (ii) all issued and outstanding shares of Restricted Stock, the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the Transactions or by termination of employment or change in position following consummation of the Transactions, and whether such holder has the sole power to vote and dispose of such shares. Except as set forth in Section 5.3(a) of the Parent Disclosure Letter or as provided in stock option/Restricted Stock agreements, no acceleration event shall occur with respect to Parent Options or Restricted Stock as a result of the Transactions or by termination of employment or change in position following consummation of the Transactions, including termination of service agreement in the case of a Person who is not an employee of Parent. On the Closing Date, Parent shall deliver to the Company an updated Section 5.3(a) that is current as of such date. All the outstanding shares of Parent's capital stock are, and all shares of Parent Common Stock which may be issued pursuant to the exercise of outstanding Parent Options will be, when issued in accordance with the respective terms of such Parent Option, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. Neither Parent nor any Parent Subsidiary has any outstanding Voting Debt. Except (I) as set forth above and (II) for the Transactions, as of the date hereof, (x) there are no shares of capital stock of Parent authorized, issued or outstanding; (y) there are no existing options, stock appreciation rights, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (z) there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, or the capital stock of Parent, or any Parent Subsidiary or Affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Parent Subsidiary or any other entity or Person. Except as contemplated by this Agreement, set forth in the Parent SEC Documents or described in this Section 5.3, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Parent or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Parent or any of its Subsidiaries. Stockholders of Parent are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

        (b)  Except as set forth in Section 5.3(b) of the Parent Disclosure Letter, there are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock of Parent or any Parent Subsidiary.

        Section 5.4    Authorization, Validity of Agreement, Parent Action.    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by each of Parent and Merger Sub of their respective obligations under this Agreement, and the consummation by each of Parent and Merger Sub of the Transactions, have been duly authorized by each of Parent's and Merger Sub's boards of directors and, except for obtaining the approval of Parent's stockholders as contemplated by Section 5.6, no other corporate action on the part of Parent or Merger Sub or their respective stockholders is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery thereof by the Company, this Agreement is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

        Section 5.5    Board Approvals Regarding Transactions.    Parent's board of directors, at a meeting duly called and held, has (a) determined that each of this Agreement and the Merger are fair to, advisable and in the best interests of Parent and the stockholders of Parent, (b) approved the

Transactions, (c) approved the Voting Agreements and the transactions contemplated thereby and (d) recommended that the stockholders of Parent approve this Agreement, and none of the aforesaid actions by Parent's board of directors has been amended, rescinded or modified. The action taken by Parent's board of directors constitutes approval of the Merger and the other Transactions by Parent's board of directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the other Transactions. No other state takeover, anti-takeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

        Section 5.6    Vote Required.    The affirmative vote of the holders of at least a majority of the shares of Parent Common Stock voted (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the Merger or this Agreement and no other vote of any holders of shares of Parent's capital stock is necessary to approve any of the Transactions.

        Section 5.7    No Violations.    None of the execution or delivery by Parent of, or performance by Parent of its obligations under, this Agreement, the consummation by Parent of the Transactions or compliance by Parent with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the bylaws or similar organizational documents of Parent or any Parent Subsidiary, (b) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Parent Agreement or (c) subject to obtaining Parent Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 5.8, conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (b) and (c) of this Section 5.7 for any conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent.

        Section 5.8    Consents and Approvals.    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity or any stock market or stock exchange on which shares of Parent Common Stock are listed for trading is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Parent is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statements on Form S-4 and Form S-8 with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 or Rule 14a-12 of the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the Transactions, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (vii) the filing of a Notification Form: Listing of Additional Shares with the Nasdaq Stock Market, Inc. for the listing of the shares of Parent Common Stock to be issued in the Transactions, and (viii) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to result in a Material Adverse Effect to Parent.

        Section 5.9    Reports and Parent Financial Statements.

        (a)  Parent has timely filed the Parent SEC Documents with the SEC or the NNM, as applicable. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Parent SEC Documents, including any financial statements or schedules included therein (i) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations of the NNM, as the case may be.

        (b)  Each of the Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and Parent Subsidiaries. The Parent Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC and NNM. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present in all material respects (i) the consolidated financial position of Parent and Parent Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of Parent and Parent Subsidiaries for the periods presented therein. The value of the intangible assets reflected on the most recent Balance Sheet included in the Parent Financial Statements does not require any further write down under GAAP or the applicable rules of the SEC.

        Section 5.10    Books and Records.    The books of account, minute books, stock record books and other records of each of Parent and Parent Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the requirements of Section 13(b)(2) of the Exchange Act, including an adequate system of internal controls. The minute books of Parent contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, Parent's board of directors and committees thereof, and no meeting of any of such stockholders, Parent's board of directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books.

        Section 5.11    No Undisclosed Liabilities.    Except (a) as disclosed in the Parent SEC Documents filed prior to the date hereof or the Parent Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, result in, or are reasonably likely to result in, a Material Adverse Effect to Parent.

        Section 5.12    Absence of Certain Changes.    Since the Balance Sheet Date, except as disclosed in the Parent SEC Documents filed prior to the date hereof, (a) Parent and each Parent Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice, (b) there have not occurred any events or changes in or developments with respect to the business, prospects, condition (financial or otherwise), assets or results of operations of Parent and Parent Subsidiaries (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) taken as a whole, resulting in or which are reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect to Parent and (c) Parent has not taken, resolved to take or committed to take any action which would have been prohibited under Section 6.2 if such section applied to the period between the Balance Sheet Date and the date of this Agreement.

        Section 5.13    Litigation.    Except as described in Section 5.13 of the Parent Disclosure Letter and the Parent SEC Documents filed prior to the date hereof, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, or any of the officers or directors (in their respective capacity as such) of the Parent or any Parent Subsidiary which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect to Parent. There are no material judgments, orders or decrees outstanding against Parent or any of its Subsidiaries.

        Section 5.14    Employee Benefit Plans.

        (a)  Section 5.14(a) of the Parent Disclosure Letter lists each Parent Benefit Plan.

        (b)  With respect to each Parent Benefit Plan, Parent has made available to the Company a complete and correct copy of (i) such Parent Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and all summaries of material modifications issued since the date of the most recent summary plan description, if any, related to such Parent Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report ((Form 5500) filed with the IRS) (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Parent Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination letter, if any, issued by the IRS and any pending request for a determination letter and (vi) each registration statement, permit application and prospectus. Neither Parent nor any Parent ERISA Affiliate nor, to the knowledge of Parent or any Parent ERISA Affiliate, any other Person or entity, has any express or implied commitment, whether legally enforceable or not, to continue (for any period), modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

        (c)  Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent, each Parent Benefit Plan has been administered in accordance with its terms and all applicable laws, including ERISA and the Code (including the prohibited transaction rules thereunder). Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent, all contributions required to be made under the terms of any of the Parent Benefit Plans have, as of the date of this Agreement, been timely made or, if not yet due, have been properly reflected in Parent's and Parent Subsidiaries' financial accounting records prior to the date of this Agreement. No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any such Parent Benefit Plan (other than routine benefits claims or relating to qualified domestic relations orders (as that term is defined in Section 414(p) of the Code)) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Parent Benefit Plan. No event has occurred and, to the knowledge of Parent or any Parent ERISA Affiliate, there exists no condition or set of circumstances that could subject Parent or any Parent ERISA Affiliate to any material liability (other than for routine benefit liabilities) relating in any way to any Parent Benefit Plan.

        (d)  Each Parent Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without liability (other than (i) liability for benefits accrued prior to the Effective Time, (ii) liability for ordinary administrative expenses typically incurred in a termination event or (iii) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are reflected on the most recent Balance Sheet included in the Parent Financial Statements).

        (e)  Each Parent Benefit Plan and its related trust that is intended to qualify under Section 401(a) and Section 501(a), respectively, of the Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and, in either case, nothing material has occurred that could adversely affect such qualified status.

        (f)    No Parent Benefit Plan is a multi-employer pension plan (as defined in Section 3(37) of ERISA) and no Parent ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

        (g)  With respect to each Benefit Plan that is subject to Title IV of ERISA or the minimum funding rules of ERISA or Section 302 or 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty days of such event) has occurred, to the knowledge of Parent or any Parent ERISA Affiliates, or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan; and (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA). No material liability under Title IV of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and to the knowledge of Parent or any Parent ERISA Affiliate, no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. To the knowledge of Parent or any Parent ERISA Affiliate, none of the assets of Parent or any Parent ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

        (h)  Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Parent's knowledge, Parent and each Parent ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

        (i)    Parent has made available to the Company complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Parent or any Parent Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Parent or any Parent Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Parent or any Parent Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" or similar provisions. No payment or benefit which may be required to be made by Parent or any Parent Subsidiary or which otherwise may be required to be made under the terms of any Parent Benefit Plan or other arrangement will constitute a parachute payment under Section 280G of the Code (without regard to Section 280G(b)(4)). Except as set forth in Section 5.14(1) of the Parent Disclosure Letter, the consummation of the Transactions will not, alone or in conjunction with any other possible event (including termination of employment), (x) entitle any current or former employee or other service provider of Parent or any Parent Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (y) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider, alone or in conjunction with any other possible event (including termination of employment).

        Section 5.15    Tax Matters.

        (a)  Except as would not be, individually or in the aggregate, reasonably likely to have a Material Adverse Effect to Parent, Parent and each Parent Subsidiary, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any Parent Subsidiary is or has been a member, have (i) properly completed and timely filed all Tax Returns that are required to be filed by them through the date of this Agreement and all such Tax Returns are true, correct and complete in all material respects and (ii) have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns or subsequently assessed by any Governmental Entity responsible for the imposition of any Tax with respect to such Tax Returns. Since the Balance Sheet Date, Parent and Parent Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither Parent nor any Parent Subsidiary has received notice of any claim made by an authority in a jurisdiction where the Parent or any Parent Subsidiary, as the case may be, does not file Tax Returns, that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction.

        (b)  There is (i) no material claim for Taxes that is a lien against the property or assets of Parent or any Parent Subsidiary or that is being asserted against Parent or any Parent Subsidiary other than liens for Taxes not yet due and payable, (ii) except as set forth in Section 5.15(b)(ii) of the Parent Disclosure Letter, no audit, administrative proceeding or court proceeding with respect to Taxes or Tax Returns of the Parent or any Parent Subsidiary that is being conducted or that is pending and no deficiency or claim for Taxes that is being asserted by any Governmental Entity responsible for the imposition of any Tax against Parent or any Parent Subsidiary; (iii) no extension of the statute of limitations on the assessment of any Taxes that has been granted by Parent or any Parent Subsidiary and is currently in effect, and (iv) no agreement, contract or arrangement to which Parent or any Parent Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code.

        (c)  Neither Parent nor any Parent Subsidiary has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

        (d)  No federal, state, local or foreign audits, examinations or other administrative proceedings are pending or, to Parent's knowledge, threatened with regard to any Taxes or Tax Returns of Parent or of any Parent Subsidiary. There is no dispute or claim concerning any Tax liability of Parent or any Parent Subsidiary either claimed or raised by any taxing authority in writing.

        (e)  Neither Parent nor any Parent Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any Parent Subsidiary.

        (f)    Neither Parent nor any Parent Subsidiary has been required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior the Effective Time other than any such adjustments required as a result of the Merger.

        (g)  Neither Parent nor any Parent Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not consolidated in the Financial Statements most recently filed by Parent with the SEC or has any liability or potential liability to another party under any such agreement, and neither Parent nor any Parent Subsidiary has any liability or potential liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (h)  Parent and each Parent Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        (i)    No power of attorney has been granted by Parent or any Parent Subsidiary with respect to any matters relating to Taxes that is currently in effect.

        (j)    Neither Parent nor any Parent Subsidiary has settled any claim, audit or administrative or court proceeding with respect to Taxes.

        (k)  Neither Parent nor any Parent Subsidiary is or has ever been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

        (l)    Neither Parent nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement or plan to which Parent or any of its Affiliates is a party or other circumstances relating to Parent or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under Section 368 of the Code.

        Section 5.16    Intellectual Property.

        (a)  Section 5.16(a) of the Parent Disclosure Letter contains a true and complete list of all of Parent's and Parent Subsidiaries' Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and applications and other filings and formal actions made or taken pursuant to federal, state, local and foreign laws by Parent and/or any Parent Subsidiary to protect its interests in material Parent Intellectual Property.

        (b)  Except as set forth in Section 5.16(b) of the Parent Disclosure Letter, Parent and Parent Subsidiaries have all rights in Parent Intellectual Property necessary to carry out their current and currently contemplated and reasonably foreseeable activities except where the absence of such right is not reasonably likely to result in a Material Adverse Effect to Parent.

        (c)  Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Parent Intellectual Property or Product, work, technology or process as now used or offered or proposed for use, licensing or sale by Parent or any Parent Subsidiary does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress or mask work of any Person or, to the knowledge of Parent or any Parent Subsidiary as of the date hereof, the patent of any Person. Except as set forth in Section 5.16(c) of the Parent Disclosure Letter, no written and material claims (i) challenging the validity, effectiveness or ownership by Parent or any Parent Subsidiary of any of Parent Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any Product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Parent or any Parent Subsidiary infringes or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to the knowledge of Parent or any Parent Subsidiary, are threatened by any Person, nor are there, to Parent's or any Parent Subsidiary's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by Parent and any Parent Subsidiary are subsisting. To Parent's or any Parent Subsidiary's knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent Intellectual Property by any third party, employee or former employee.

        (d)  Except as set forth in Section 5.16(d) of the Parent Disclosure Letter, there are no royalties, fees, honoraria or other payments payable by Parent or any Parent Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of Parent Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

        (e)  Neither Parent nor any Parent Subsidiary is in violation of any license, sublicense, agreement or instrument to which Parent or any Parent Subsidiary is a party or otherwise bound, nor to the knowledge of Parent as of the date hereof, will execution or delivery of this Agreement, or performance of Parent's obligations hereunder, cause the diminution, termination or forfeiture of any

Parent Intellectual Property except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent. Section 5.16(e) of the Parent Disclosure Letter sets forth a list of all material Licenses by Parent or any of Parent Subsidiaries of Parent Intellectual Property.

        (f)    Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent, Parent and each of Parent Subsidiaries have observed all material provisions of, and performed all of their material obligations under, the license agreements to which it is a party. Neither Parent, nor any Parent Subsidiary, have taken any action that could cause, or failed to take any action, the failure of which could cause, (i) any source code, trade secret or other Parent Intellectual Property to be (A) released from an escrow or otherwise made available to any person or entity other than those persons described in Section 5.16(f) of the Parent Disclosure Letter or (B) dedicated to the public or otherwise placed in the public domain or (ii) any other material adverse affect to the protection of Parent Intellectual Property under trade secret, copyright, patent or other intellectual property laws.

        Section 5.17    Employment Matters.

        (a)  Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, Parent and each Parent Subsidiary are in compliance in all respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Parent and each Parent Subsidiary have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither Parent nor any Parent Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither Parent nor any Parent Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there are no pending claims against Parent or any Parent Subsidiary under any workers compensation plan or policy or for long-term disability. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither Parent nor any Parent Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To Parent's or any Parent Subsidiary's knowledge, no employees of Parent or any Parent Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or Parent Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Parent or any Parent Subsidiary or to the use of trade secrets or proprietary information of others. As of the date of this Agreement, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, no employee of Parent or any Parent Subsidiary has given notice to Parent or any Parent Subsidiary, and Parent and each of Parent Subsidiaries is not otherwise aware, that any such employee intends to terminate his or her employment with Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is a party to any Severance Agreements.

        (b)  All officers, employees and consultants of Parent and each Parent Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form set forth on Section 5.17(b) of the Parent Disclosure Letter.

        (c)  Since the enactment of the WARN Act, neither Parent nor any Parent Subsidiary has effected (i) a plant closing as defined in the WARN Act affecting any site of employment or facility or one or more operating units within any site of employment or facility of Parent or any Parent Subsidiary or (ii) a mass layoff as defined in the WARN Act affecting the site of employment or facility of Parent or any Parent Subsidiary. None of Parent nor any Parent Subsidiary has been affected by any transaction or is engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth on Section 5.17(c) of the Parent Disclosure Letter, none of the employees of Parent or any Parent Subsidiary has suffered an employment loss as defined in the WARN Act during the preceding ninety-day period.

        Section 5.18    Compliance with Laws.    Except as would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent, Parent and each of Parent Subsidiaries are in compliance with, and have not violated any applicable Law of any United States federal, state, local, or foreign Governmental Entity which affects the business, properties or assets of Parent and any Parent Subsidiary, and no notice, charge, claim, action or assertion has been received by Parent or any Parent Subsidiary or has been filed, commenced or, to the knowledge of Parent or any Parent Subsidiary, threatened against Parent or any Parent Subsidiary alleging any such violation. All licenses, permits and approvals required under such Laws are in full force and effect except where the failure to be in full force and effect would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect to Parent.

        Section 5.19    Contracts and Commitments.

        (a)  There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Parent and its Subsidiaries ("Parent Material Contracts"), other than those Parent Material Contracts identified on the exhibit indices of the Parent SEC Documents filed prior to the date hereof. Each Parent Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither Parent nor any of its Subsidiaries nor, to Parent's knowledge, any other party to any Parent Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect to Parent.

        (b)  Section 5.19(b) of the Parent Disclosure Letter sets forth a complete and accurate list of each contract or agreement to which Parent or any of its Subsidiaries is a party or bound with any Affiliate of Parent (other than any Subsidiary which is a direct or indirect wholly owned subsidiary of Parent). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 5.19(b) of the Parent Disclosure Letter have heretofore been furnished to the Company. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has entered into any transaction with any Affiliate of Parent or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

        (c)  Parent is not a party to or bound by any contract or agreement that includes any non-competition, non-solicitation, standstill or other similar restrictions or undertakings that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Parent nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

        (d)  Neither Parent nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Parent Intellectual Property as a result of the transactions contemplated by this Agreement.

        Section 5.20    Customers and Suppliers.    There has not been any material adverse change in the business relationship of Parent or any Parent Subsidiary with any customer who accounted for more than five percent of Parent's sales (on a consolidated basis) during the period subsequent to November 30, 2001, or any supplier from whom Parent and Parent Subsidiaries purchased more than five percent of the goods or services (on a consolidated basis) which they purchased during the same period.

        Section 5.21    Information Supplied.    None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement or (b) for inclusion in any Regulation M-A Filing, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, when, respectively, the Registration Statement becomes effective under the Securities Act or at the time of the Regulation M-A Filing. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporated by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

        Section 5.22    Opinion of Financial Advisor.    Parent has received the opinion of Salomon Smith Barney Inc. (the "Parent Financial Advisor") dated the date of this Agreement, to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of shares of Parent Common Stock from a financial point of view.

        Section 5.23    Absence of Questionable Payments.    Neither Parent nor any Parent Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of Parent or any Parent Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Parent nor any Parent Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of Parent or any Parent Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures. Parent and each Parent Subsidiary is in compliance with the provisions of Section 13(b) of the Exchange Act.

        Section 5.24    Insider Interests.    Except as set forth in the Parent SEC Documents, no officer or director of Parent or any Parent Subsidiary has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of Parent or any Parent Subsidiary.

        Section 5.25    Brokers or Finders.    Except as set forth in Section 5.25 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary or their respective Affiliates has an obligation to pay any agent, broker, investment banker, financial advisor or other firm or Person any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions. True and correct copies of all agreements between Parent and the Parent Financial Advisor including any fee arrangements are included in Section 5.25 of the Parent Disclosure Letter.

        Section 5.26    Insurance.    Parent and each Parent Subsidiary is presently insured, and during each of the past five calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Parent and Parent Subsidiaries have complied in all material respects with the terms of such policies.

        Section 5.27    Properties.

        (a)  Parent and the Parent Subsidiaries have good and valid title, free and clear of all Liens, to all their material properties and assets, whether tangible or intangible, personal or mixed, reflected in Parent's Financial Statements for the period ended November 30, 2001 as being owned by Parent and the Parent Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such Parent Financial Statements, (ii) Liens disclosed in the notes to such Parent Financial Statements and (iii) Liens arising in the ordinary course of business after the date of such Parent Financial Statements. All fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Parent or any Parent Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Parent's and the Parent Subsidiaries' equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

        (b)  Neither Parent nor any Parent Subsidiaries owns or has ever owned any real property.

        (c)  Section 5.27 of the Parent Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased or licensed by Parent or any of its Subsidiaries (collectively the "Parent Leases") and the location of the premises. Neither Parent, nor any of its Subsidiaries nor, to Parent's knowledge, any other party is in default under any of the Parent Leases, except where the existence of such defaults, individually or in the aggregate, has not resulted in, and is not reasonably likely to result in a Material Adverse Effect to Parent. Neither Parent nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than Parent and its Subsidiaries. Parent has provided the Company with complete and accurate copies of all Parent Leases.

ARTICLE 6
COVENANTS

        Section 6.1    Interim Operations of the Company.    The Company covenants and agrees that prior to the Effective Time, except (i) if consistent with past practice, (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.1 of the Company Disclosure Letter or (iv) as agreed in writing by Parent (which agreement shall not be unreasonably withheld), after the date hereof:

        (a)  the business of the Company and of each Company Subsidiary shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and the Company and each Company Subsidiary shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with licensors, customers, suppliers, distributors, creditors, business partners and others having business dealings with it, to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time;

        (b)  neither the Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than (x) the issuance of shares of Company Common Stock reserved for issuance on the date of this Agreement pursuant to the exercise of Company Options and Purchase Rights under the Company ESPP outstanding on the date of this Agreement or (y) the issuance of Company Options to new non-officer employees consistent with past practices in the ordinary course of business, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or enter into any instrument or security which consists of or includes a right to acquire such shares, other than (1) the acquisition shares of Company Common Stock from holders of Company Options in full or partial payment of the exercise price or withholding taxes payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date thereof; or (2) the repurchase of Restricted Stock from former employees, directors and consultants in connection with any termination of services to Company or any of its Subsidiaries;

        (c)  adopt or implement any stockholder rights plan or, except as provided in Section 4.23, alter or further amend the Company Rights Plan or Company Rights;

        (d)  neither the Company nor any Company Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary course of business consistent with past practice or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

        (e)  neither the Company nor any Company Subsidiary shall (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Section 6.1(e) of the Company Disclosure Letter as being in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Company Subsidiaries and expense advances to employees in the ordinary course of business consistent with past practices); or (v) enter into any material commitment or transaction (including any capital expenditure, acquisition, sale or lease of assets or real estate or merger or consolidation (except one involving only wholly-owned Company Subsidiaries));

        (f)    neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any asset, other than in the ordinary course of business consistent with past practice; or

        (g)  except as otherwise specifically provided in this Agreement, neither the Company nor any Company Subsidiary shall make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any employment, stock options, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

        (h)  except as otherwise specifically contemplated by this Agreement or as set forth in Section 6.1(h) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company or any Company Subsidiary of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice), (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, except as may otherwise be required by applicable Law;

        (i)    neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of Parent, except which are replaced with new policies providing for continuation of similar coverage;

        (j)    neither the Company nor any Company Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP promulgated after the date of this Agreement;

        (k)  neither the Company nor any Company Subsidiary shall settle or compromise any pending or threatened suit, action or claim that (i) relates to the Transactions or (ii) the settlement or compromise of which would involve more than $75,000 and does not obligate the Company to take or refrain from taking any action other than the payment of such sum or that would otherwise be material to the Company and Company Subsidiaries, considering the Company together with the Company Subsidiaries as a whole, or that relates to any matters concerning Company Intellectual Property;

        (l)    neither the Company nor any Company Subsidiary shall pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company Financial Statements;

        (m)  neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

        (n)  neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it unless required by a change in GAAP promulgated after the date of this Agreement or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in GAAP or change in the Code or the regulations under the Code promulgated after the date of this Agreement, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

        (o)  neither the Company nor any Company Subsidiary will take, or agree to commit to take, any action that would be reasonably likely to result in any of the conditions set forth in Article 7 not being satisfied, or would make any representation or warranty of the Company contained in this Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger in accordance with the terms thereof or materially delay such consummation;

        (p)  neither the Company nor any Company Subsidiary shall enter into any agreement, contract, commitment, understanding or arrangement with any officer or director of the Company or any Company Subsidiary with respect to any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any Company Subsidiary or modify, amend or terminate any such existing agreement, contract, commitment, understanding or arrangement; and

        (q)  neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

        Section 6.2    Interim Operations of Parent and Merger Sub.    Parent covenants and agrees that prior to the Effective Time, except (i) if consistent with past practice, (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.2 of the Parent Disclosure Letter or (iv) as agreed in writing by the Company (which agreement shall not be unreasonably withheld), after the date hereof:

        (a)  the business of Parent and of each Parent Subsidiary shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and Parent and each Parent Subsidiary shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with licensors, customers, suppliers, distributors, creditors, business partners and others having business dealings with it, to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time;

        (b)  neither Parent nor any Parent Subsidiary shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than (x) the issuance of shares of Parent Common Stock reserved for issuance on the date of this Agreement pursuant to the exercise of Parent Options or (y) the issuance of Parent Options to new non-officer employees consistent with past practices in the ordinary course of business, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its capital stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or enter into any instrument or security which consists of or includes a right to acquire such shares, other than (1) the acquisition of shares of Parent Common Stock from holders of Parent Options in full or partial payment of the exercise price or withholding taxes payable by such holder upon exercise of Parent Options to the extent required under the terms of such Parent Options as in effect on the date thereof; or (2) the repurchase of Restricted Stock from former employees, directors and consultants in connection with any termination of services to Parent or any of its Subsidiaries;

        (c)  neither Parent nor any Parent Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary course of business consistent with past practice or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

        (d)  neither Parent nor any Parent Subsidiary shall (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary course of business consistent with past practice;

(iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Section 6.2 of the Parent Disclosure Letter as being in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Parent Subsidiaries and expense advances to employees in the ordinary course of business consistent with past practices); or (v) enter into any material commitment or transaction (including any capital expenditure, acquisition, sale or lease of assets or real estate or merger or consolidation (except one involving only a wholly-owned Parent Subsidiary));

        (e)  neither Parent nor any Parent Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any asset, other than in the ordinary course of business consistent with past practice; or

        (f)    except as otherwise specifically provided in this Agreement, neither Parent nor any Parent Subsidiary shall make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any employment, stock options, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Parent Benefit Plan or otherwise;

        (g)  except as otherwise specifically contemplated by this Agreement or as set forth in Section 6.2 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of Parent or any Parent Subsidiary of any amount relating to unused vacation days (except payments and accruals made in the ordinary course of business consistent with past practice), (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, except as may otherwise be required by applicable Law;

        (h)  neither Parent nor any Parent Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of the Company, except which are replaced with new policies providing for continuation of similar coverage;

        (i)    neither Parent nor any Parent Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP promulgated after the date of this Agreement;

        (j)    neither Parent nor any Parent Subsidiary shall settle or compromise any pending or threatened suit, action or claim that (i) relates to the Transactions or (ii) the settlement or compromise of which would involve more than $75,000 and does not obligate Parent to take or refrain from taking any action other than the payment of such sum or that would otherwise be material to Parent and Parent Subsidiaries, considering Parent together with Parent Subsidiaries as a whole, or that relates to any matters concerning Parent Intellectual Property;

        (k)  neither Parent nor any Parent Subsidiary shall pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Parent Financial Statements;

        (l)    neither Parent nor any Parent Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary (other than the Merger);

        (m)  neither Parent nor any Parent Subsidiary will (i) change any of the accounting methods used by it unless required by a change in GAAP promulgated after the date of this Agreement or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in GAAP or change in the Code or the regulations under the Code promulgated after the date of this Agreement, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

        (n)  neither Parent nor any Parent Subsidiary will take, or agree to commit to take, any action that would be reasonably likely to result in any of the conditions set forth in Article 7 not being satisfied, or would make any representation or warranty of Parent contained in this Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of Parent, the Company or Merger Sub to consummate the Merger in accordance with the terms thereof or materially delay such consummation;

        (o)  neither Parent nor any Parent Subsidiary shall enter into any agreement, contract, commitment, understanding or arrangement with any officer or director of Parent or any Parent Subsidiary with respect to any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of Parent or any Parent Subsidiary or modify, amend or terminate any such existing agreement, contract, commitment, understanding or arrangement; and

        (p)  neither Parent nor any Parent Subsidiary will enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

        Section 6.3    Access; Confidentiality.

        (a)  The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, full access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Access shall include the right to conduct such environmental studies as Parent, in its reasonable discretion, shall deem appropriate. Unless otherwise required by law or in order to comply with disclosure requirements applicable to the Proxy Statement/Prospectus, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

        (b)  Parent shall (and shall cause each Parent Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Company, full access during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Parent shall (and shall cause each Parent Subsidiary to) furnish promptly to the Company (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as the Company may reasonably request. Access shall include the right to conduct such environmental studies as the Company, in its reasonable discretion, shall deem appropriate. Unless otherwise required by law or in order to comply with disclosure requirements applicable to the Proxy Statement/Prospectus, the Company will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

        Section 6.4    Reasonable Efforts.

        (a)  Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Merger and make effective the Merger and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any of Company Subsidiaries shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or the Surviving Corporation's freedom of action with respect of, or their ability to retain, the Company or any Company Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any Subsidiary, without Parent's prior written consent (which may be withheld in Parent's sole and absolute discretion).

        (b)  Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to effect such transfers, amendments or modifications.

        (c)  The Company and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

        (d)  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent or any of its Subsidiaries to (i) divest or hold separate any assets or otherwise restrict its conduct of business or (ii) commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

        Section 6.5    No Solicitation of Company Competing Transaction.

        (a)  Neither the Company nor any Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company, each Affiliate of the Company, and their respective investment bankers, financial advisers, attorneys, accountants and other agents, not to), directly or indirectly, encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information), or take any action designed to facilitate, any discussions, inquiries, negotiations or any other action that could reasonably be expected to lead to the making of any proposals with respect to or concerning any Company Competing Transaction. Nothing contained in this Section 6.5 or any other provision of this Agreement shall prohibit the Company or the Company's board of directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of this Agreement pursuant to Rule 14e-2 under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the board of directors of the Company, pursuant to advice from outside counsel, is required under applicable law; provided, that the Company may not, except as permitted by Section 6.5(c), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose to approve or recommend any Company Competing Transaction, or enter into any agreement with respect to any Company Competing Transaction. Upon execution of this Agreement, the Company will immediately cease (and not resume) any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to adoption of this Agreement by the Company's stockholders, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, Person or other entity or group pursuant to appropriate confidentiality agreements (which shall be no more permissive than the Confidentiality Agreement and shall permit the disclosure contemplated by this Section 6.5(a)), and may negotiate and participate in discussions and negotiations with such entity or group concerning a Company Competing Transaction if:

    (A)
    such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the board of directors of the Company relating to any such transaction which the board determines in good faith, consistent with advice of an independent investment banker, (1) is capable of being and likely to be funded on the disclosed terms and (2) is likely to be consummated in accordance with its terms; and

    (B)
    in the opinion of the board of directors of the Company, the failure to take such action would likely constitute a breach by the board of directors of the Company's fiduciary duties to the Company's stockholders under applicable law, determined only after receipt of

    (1)
    written opinion from the Company's investment banking firm that the Company Competing Transaction is superior, from a financial point of view, to the Merger, and

    (2)
    written advice from independent legal counsel to the Company that the failure to provide such information or access or to engage in such discussions or negotiations would be likely to cause the board of directors of the Company to violate its fiduciary duties to the Company's stockholders under applicable law.

        (b)  The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry of the type referred to in this Section 6.5 received by the Company, any Company Subsidiary or any of their respective representatives, and the Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it, any Company Subsidiary or any of their respective representatives may receive (and will promptly provide to Parent copies of any written materials received by the Company, any Company Subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

        (c)  Except as set forth in this Section 6.5(c), neither the Company's board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend or take any action in furtherance of approval or recommendation of, any Company Competing Transaction or (iii) enter into any agreement with respect to any Company Competing Transaction. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company's stockholders, the Company's board of directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Company Superior Proposal, or enter into an agreement with respect to a Company Superior Proposal, in each case at any time after the fifth Business Day following Parent's receipt of written notice from the Company advising Parent that the board of directors of the Company has received a Company Superior Proposal which it intends to accept, specifying the terms and conditions of such Company Superior Proposal, identifying the Person making such Company Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. Nothing in this Agreement shall permit the Company to enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses if Parent makes a proposal in response to such Superior Proposal.

        Section 6.6    No Solicitation of Parent Competing Transaction.

        (a)  Neither Parent nor any Affiliate of Parent shall (and Parent shall cause the officers, directors, employees, representatives and agents of Parent, each Affiliate of Parent, and their respective investment bankers, financial advisers, attorneys, accountants and other agents, not to), directly or indirectly, encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information), or take any action designed to facilitate, any discussions, inquiries, negotiations or any other action that could reasonably be expected to lead to the making of any proposals with respect to or concerning any Parent Competing Transaction. Nothing contained in this Section 6.6 or any other provision of this Agreement shall prohibit Parent or Parent's board of directors from (i) taking and disclosing to Parent's stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of this Agreement pursuant to Rule 14e-2 under the Exchange Act, or (ii) making such disclosure to Parent's stockholders as, in the good faith judgment of the board of directors of Parent, pursuant to advice from outside counsel, is required under applicable law; provided, that Parent may not, except as permitted by Section 6.6(c), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose to approve or recommend any Parent Competing Transaction, or enter into any agreement with respect to any Parent Competing Transaction. Upon execution of this Agreement, Parent will immediately cease (and not resume) any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the adoption of this Agreement by Parent's stockholders, Parent may furnish information concerning its business, properties or assets to any corporation, partnership, Person or other entity or group pursuant to appropriate confidentiality agreements (which shall be no more permissive than the Confidentiality Agreement and shall permit the disclosure contemplated by this Section 6.6(a)), and may negotiate and participate in discussions and negotiations with such entity or group concerning a Parent Competing Transaction if:

    (A)
    such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the board of directors of Parent relating to any such transaction which the board determines in good faith, consistent with advice of an independent investment banker, (1) is capable of being and likely to be funded on the disclosed terms and (2) is likely to be consummated in accordance with its terms; and

    (B)
    in the opinion of the board of directors of Parent, the failure to take such action would likely constitute a breach by the board of directors of Parent's fiduciary duties to Parent's stockholders under applicable law, determined only after receipt of

    (1)
    written opinion from Parent's investment banking firm that the Parent Competing Transaction is superior, from a financial point of view, to the Merger, and

    (2)
    written advice from independent legal counsel to Parent that the failure to provide such information or access or to engage in such discussions or negotiations would be likely to cause the board of directors of Parent to violate its fiduciary duties to Parent's stockholders under applicable law.

        (b)  Parent will promptly notify the Company of the existence of any proposal, discussion, negotiation or inquiry of the type referred to in this Section 6.6 received by Parent, any Parent Subsidiary or any of their respective representatives, and Parent will promptly communicate to the Company the terms of any proposal, discussion, negotiation or inquiry which it, any Parent Subsidiary or any of their respective representatives may receive (and will promptly provide to the Company copies of any written materials received by Parent, any Parent Subsidiary or their respective representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. Parent will promptly provide to the Company any non-public information concerning Parent provided any other party which was not previously provided to the Company.

        (c)  Except as set forth in this Section 6.6(c), neither Parent's board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to the Company, the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend or take any action in furtherance of approval or recommendation of, any Parent Competing Transaction or (iii) enter into any agreement with respect to any Parent Competing Transaction. Notwithstanding the foregoing, prior to the adoption of this Agreement by Parent's stockholders, Parent's board of directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Parent Superior Proposal, or enter into an agreement with respect to a Parent Superior Proposal, in each case at any time after the fifth Business Day following the Company's receipt of written notice from Parent advising the Company that the board of directors of Parent has received a Parent Superior Proposal which it intends to accept, specifying the terms and conditions of such Parent Superior Proposal, identifying the Person making such Parent Superior Proposal, but only if Parent shall have caused its financial and legal advisors to negotiate in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated herein on such adjusted terms. Nothing in this Agreement shall permit Parent to enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses if the Company makes a proposal in response to such Superior Proposal.

        Section 6.7    Publicity.    The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to each of Parent and the Company. Thereafter, until the Effective Time, or the date this Agreement is terminated pursuant to Article 8 (whichever occurs first), neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as advised by outside counsel is required by law or by any listing agreement with a national securities exchange or trading market, in which case, prior consultation with the other party will be made to the extent reasonably practicable.

        Section 6.8    Notification of Certain Matters.

        (a)  The Company shall give prompt notice to Parent, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies of Parent.

        (b)  Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Parent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies of the Company.

        Section 6.9    Parent Board of Directors.    Each of Parent and the Company shall use its respective best efforts to ensure that, as soon as practicable after the Closing, the board of directors shall consist of seven directors (four appointed by Parent and three appointed by the Company), among whom shall be James Zarley, Gordon B. Hoffstein and Samuel P. Gerace, Jr., as set forth in the Proxy Statement/Prospectus.

        Section 6.10    Exemption from Liability Under Section 16(b).

        (a)  The board of directors of Parent, or a committee thereof consisting exclusively of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption of Company Options, in each case pursuant to the Transactions and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

        (b)  The board of directors of the Company (or a committee thereof exclusively consisting of Non-Employee Directors) shall adopt a resolution in advance of the Effective Time that exempts the disposition of Company equity securities by Company Insiders pursuant to the Transactions from the short-swing profits liability provisions of Section 16 by reason of Rule 16b-3.

        Section 6.11    Directors' and Officers' Insurance and Indemnification.

        (a)  For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that any such settlement is effected with the written consent of Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company's certificate of incorporation, bylaws or indemnity agreements in the form filed as exhibits to Company SEC Documents, each as in effect at the date hereof, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (b)  Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Date; provided, that Parent may substitute therefor policies of coverage and amounts containing terms no less favorable to such former directors or officers as currently in effect for directors and officers of Parent; provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6.11(b) in excess of 125% of the aggregate annual premium paid by Parent for coverage of its directors and officers in the twelve months prior to the date of this Agreement; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.11(b) for such aggregate premiums, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 125% of the premiums paid by Parent for coverage of its directors and officers in the twelve months prior to the date of this Agreement.

        (c)  The provisions of this Section 6.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        (d)  The Surviving Corporation shall pay all expenses, including reasonable attorney's fees and costs, that may be incurred by any Indemnified Person in enforcing the indemnity contained in this Section 6.11.

        Section 6.12    State Takeover Laws.    Notwithstanding any other provision in this Agreement, in no event shall the approval of the Transactions by the board of directors of the Company under section 203 of the DGCL be withdrawn, revoked or modified by the board of directors of the Company. If any state takeover statute becomes or is deemed to become applicable to the Agreement, the acquisition of shares of Company Common Stock pursuant to the Merger or the other Transactions, the Company or the applicable Company Subsidiary shall take all action necessary to render such statute inapplicable to all of the foregoing.

        Section 6.13    Preparation of the Registration Statement and the Proxy Statement/Prospectus; Stockholders' Meetings.

          (a)    Proxy Statement/Prospectus.    As soon as practicable following the date of this Agreement, Parent and the Company shall prepare the Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus. The Proxy Statement/Prospectus will disclose that three of the seven members of the board of directors of Parent will resign at the Effective Time and shall be replaced by three designees of the Company immediately after the Effective Time, as contemplated by Section 6.9 of this Agreement. Each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger and the assumption of Company Options, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Options as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by Parent without the Company's prior consent (which shall not be unreasonably withheld) and without providing the Company the opportunity to review and comment thereon; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided further that the Company, in connection with a change in the recommendation of its board of directors, may amend or supplement the Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment. Each of Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any filing pursuant to this Section 6.13 or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any filing pursuant to this Section 6.13. Each of Parent and the Company shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.13 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Parent will advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the share of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          (b)    Company Stockholders' Meeting.

            (i)    The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly give notice of, convene and hold a meeting

    (the "Company Stockholders' Meeting") of its stockholders entitled to vote thereof in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and shall, subject to the provisions of Section 6.5(c), through its board of directors, recommend to its stockholders the adoption of this Agreement.

            (ii)  Subject to Section 6.5(c), the Company shall use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other actions necessary or advisable to secure the vote or consent of its stockholders required by the rules of The Nasdaq Stock Market, Inc. or DGCL to obtain such approvals. The Company may adjourn or postpone the Company Stockholders' Meeting (A) if and to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on this Agreement and the Merger, or (B) if, as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the DGCL, and the certificate of incorporation and bylaws of the Company, the rules of The Nasdaq Stock Market, Inc. and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 6.13(b) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Company Superior Proposal or a Change in Company Recommendation.

            (iii)  Unless the board of directors of the Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 6.5, (A) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (B) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (C) neither the board of directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For all purposes of and under this Agreement, the foregoing recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if such recommendation by the board of directors of the Company or any committee thereof shall no longer be unanimous.

            (iv)  The Company will, notwithstanding any Change in Company Recommendation, use commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as reasonably practicable after the date of this Agreement.

          (c)    Parent Stockholders' Meeting.

            (i)    Parent shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly give notice of, convene and hold a meeting (the

    "Parent Stockholders' Meeting") of its stockholders entitled to vote thereof in accordance with the DGCL for the purpose of obtaining Parent Stockholder Approval and shall, subject to the provisions of Section 6.6(c), through its board of directors, recommend to its stockholders the adoption of this Agreement. In addition, Parent shall seek approval of an increase in the authorized number of shares of Parent Common Stock.

            (ii)  Subject to Section 6.6(c), Parent shall use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other actions necessary or advisable to secure the vote or consent of its stockholders required by the rules of The Nasdaq Stock Market, Inc. or DGCL to obtain such approvals. Parent may adjourn or postpone the Parent Stockholders' Meeting (A) if and to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Parent's stockholders in advance of a vote on this Agreement and the Merger, or (B) if, as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent shall ensure that the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Parent in connection with the Parent Stockholders' Meeting are solicited, in compliance with the DGCL, and the certificate of incorporation and bylaws of Parent, the rules of The Nasdaq Stock Market, Inc. and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent's obligation to call, give notice of, convene and hold the Parent Stockholders' Meeting in accordance with this Section 6.13(c) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Parent of any Parent Superior Proposal or a Change in Parent Recommendation.

            (iii)  Unless the board of directors of Parent shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 6.6, (A) the board of directors of Parent shall recommend that Parent's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Parent Stockholders' Meeting; (B) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent has recommended that Parent's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Parent Stockholders' Meeting; and (C) neither the board of directors of Parent nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to the Company, the recommendation of the board of directors of Parent that Parent's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For all purposes of and under this Agreement, the foregoing recommendation of the board of directors of Parent shall be deemed to have been modified in a manner adverse to the Company if the number of directors of Parent supporting the recommendation decreases.

            (iv)  Parent will, notwithstanding any Change in Parent Recommendation, use commercially reasonable efforts to hold the Parent Stockholders' Meeting as soon as reasonably practicable after the date of this Agreement.

        Section 6.14    Nasdaq National Market Quotations.    The Company and Parent each agree to use commercially reasonable efforts to continue the quotation of Company Common Stock and Parent Common Stock, respectively on Nasdaq National Market during the term of this Agreement.

        Section 6.15    Tax Treatment.    Each of Parent, the Company and their respective Subsidiaries shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the opinions of counsel referred to in Sections 7.2(e) and 7.3(e). Parent, the Company and Merger Sub shall each provide such reasonable and customary representations to counsel as counsel may require to enable them to render such opinions. Neither Parent, nor the Company, nor their respective Subsidiaries, shall take any action which could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code.

        Section 6.16    Affiliate Legends.    Section 6.16 of the Company Disclosure Letter sets forth a list of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued in the Merger if such holder is not then a Rule 145 Affiliate of Parent). The Company shall use its commercially reasonable efforts to cause each of the Rule 145 Affiliates to enter into an affiliate agreement with Parent (the "Rule 145 Affiliate Agreements").

        Section 6.17    Conveyance Taxes.    The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding Taxes, transfer, recording, registration and/or other fees which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

        Section 6.18    Nasdaq National Market Additional Listing.    Parent shall, if required by the rules of The Nasdaq Stock Market, Inc., file with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

ARTICLE 7
CONDITIONS

        Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

        (a)  This Agreement shall have been adopted by the requisite vote of the holders of the shares of Company Common Stock and Parent Common Stock in order to consummate the Merger.

        (b)  No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

        (c)  The applicable waiting period under the HSR Act shall have expired or been terminated.

        (d)  The Registration Statement shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

        (e)  Parent shall have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.

        Section 7.2    Conditions to Parent's and Merger Sub's Obligations to Effect the Merger.    The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, to the extent permitted by applicable law.

        (a)  The representations and warranties of the Company set forth in Article 4 shall be true and correct as if made on and as of the Effective Time (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date), except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect to the Company qualifications contained in such representation or warranty), individually or in the aggregate, have not resulted in and are not reasonably likely to result in a Material Adverse Effect to the Company.

        (b)  The Company shall have complied in all material respects with its obligations under this Agreement.

        (c)  At any time after the date of this Agreement there shall not have occurred any Material Adverse Effect to the Company.

        (d)  Parent shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

        (e)  Parent shall have received an opinion of Brobeck, Phleger & Harrison LLP, in form and substance reasonably satisfactory to Parent, dated as of the date during which the Effective Time occurs, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code. In rendering such opinion, Brobeck, Phleger & Harrison LLP shall receive and may rely upon representations contained in certificates of the Company, Parent and Merger Sub.

        (f)    The Company shall have provided the certification prescribed by Section 1445 of the Code and the Treasury Regulations thereunder to Parent that the Company has not been a "United States real property holding corporation" within the meaning of Section 897(a)(2) during the five-year period prescribed therein.

        (g)  The Company shall have delivered to Parent the Rule 145 Affiliate Agreements obtained by the Company pursuant to Section 6.16.

        (h)  The Company shall have effected the Company Rights Plan Amendment.

        (i)    All consents of any Governmental Entity or third party set forth in Schedule 7.2(i) to this Agreement shall have been obtained by the Company.

        Section 7.3    Conditions to the Company's Obligations to Effect the Merger.    The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law.

        (a)  The representations and warranties of Parent and Merger Sub set forth in Article 5 shall be true and correct as if made on and as of the Effective Time (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date), except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect to Parent qualifications contained in such representation and warranty), individually or in the aggregate, have not resulted in and are not reasonably likely to result in a Material Adverse Effect to Parent.

        (b)  Each of Parent and Merger Sub shall have complied in all material respects with its obligations under this Agreement.

        (c)  At any time after the date of this Agreement there shall not have occurred any Material Adverse Effect to Parent.

        (d)  The Company shall have received an officer's certificate duly executed by the Chief Financial Officer of Parent to the effect that the conditions set forth in Sections 7.3(a), 7.3(b), and 7.3(c) have been satisfied.

        (e)  The Company shall have received an opinion of Hale and Dorr LLP, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Code. In rendering such opinion, Hale and Dorr LLP shall receive and may rely upon representations contained in certificates of the Company, Parent and Merger Sub.

        (f)    Parent shall have received written resignations from all but four of its directors effective upon consummation of the Merger.

ARTICLE 8
TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval hereof:

        (a)  By the mutual written consent of Parent and the Company,

        (b)  By either of the Company or Parent,

          (i)    if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

          (ii)  if the Merger shall not have been consummated by September 1, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

          (iii)  if at a Parent Stockholders' Meeting convened and held pursuant to this Agreement, the Parent Stockholder Approval shall not have been obtained; or

          (iv)  if at a Company Stockholders' Meeting convened and held pursuant to this Agreement, the Company Stockholder Approval shall not have been obtained.

        (c)  By the Company:

          (i)    if, prior to the Effective Time, Parent's board of directors shall have, whether or not permitted by this Agreement, made a Change in the Parent Recommendation; or

          (ii)  if prior to the Effective Time, Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which cannot be or has not been cured within thirty days after the giving of written notice of such material breach by the Company to Parent; or

          (iii)  if after complying with Section 6.5 and executing an agreement referred to in Section 9.1(b)(i), the Company pays the Termination Fee and expenses in accordance with Section 9.1(b).

        (d)  By Parent (on behalf of itself and Merger Sub):

          (i)    if, prior to the Effective Time, the Company's board of directors shall have, whether or not permitted by this Agreement, made a Change in the Company Recommendation; or

          (ii)  if prior to the Effective Time, the Company shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement, which cannot be or has not been cured within thirty days after the giving of written notice of such material breach by Parent to the Company; or

          (iii)  if after complying with Section 6.6 and executing an agreement referred to in Section 9.1(c)(i), Parent pays the Termination Fee and expenses in accordance with Section 9.1(c).

        Section 8.2    Effect of Termination.    If this Agreement is terminated, there shall be no liability on the part of any party to this Agreement except for (a) fraud or intentional misstatement, (b) willful material breach of this Agreement prior to such termination or abandonment of the Transactions or (c) if applicable, the Termination Fee and expenses in accordance with Section 9.1. Only Sections 6.5, 6.6, 8.1 and 8.2 and Article 9 shall survive the termination of this Agreement.

        Section 8.3    Method of Termination.    This Agreement may be terminated only upon receipt of notice from the party desiring to terminate this Agreement that (a) states that it is terminating this Agreement, (b) specifies the portion of Section 8.1 pursuant to which such termination is being effected and (c) recites that such termination has been approved by proper action of the board of directors of such party to this Agreement.

ARTICLE 9
MISCELLANEOUS

        Section 9.1    Fees and Expenses.

        (a)  Except as specifically provided to the contrary in this Agreement, including Section 9.1(b), all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, but each of Parent and the Company shall pay one half of (x) the filing fee under the HSR Act and (y) the cost of printing and mailing the Proxy Statement/Prospectus and the cost of printing the Registration Statement.

        (b)  If

          (i)    during the term of this Agreement, the Company shall enter into an agreement which accepts or implements a Company Superior Proposal; or

          (ii)  Parent shall terminate this Agreement pursuant to Section 8.1(d)(i);

then the Company shall pay to Parent an amount equal to the Termination Fee plus the Parent Expenses. The Termination Fee and Parent's good faith estimate of the Parent Expenses shall be paid by wire transfer of immediately available funds concurrently with the execution of an agreement referred to in Section 9.1(b)(i) or within one Business Day of receipt of notice of the termination referred to in Section 9.1(b)(ii), whichever shall first occur, together with delivery of a written acknowledgment by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated expense payment.

          (iii)  If this Agreement is terminated pursuant to Section 8.1(b)(iv) then (A) within one Business Day of such termination, the Company shall pay to Parent the Parent Expenses and (B) if prior to such termination there shall have been publicly announced a Company Competing Transaction and within nine months of such termination the Company shall enter into a definitive agreement implementing any Company Competing Transaction, the Company shall, concurrently with entering into such definitive agreement pay to Parent the Termination Fee. The Termination Fee and Parent's good faith estimate of the Parent Expenses shall be made by wire transfer of immediately available funds together with delivery of a written acknowledgement by the Company of its obligation to reimburse Parent for its actual expenses in excess of such estimated payment.

        (c)  If

          (i)    during the term of this Agreement, Parent shall enter into an agreement which accepts or implements a Parent Superior Proposal; or

          (ii)  the Company shall terminate this Agreement pursuant to Section 8.1(c)(i); then Parent shall pay to the Company an amount equal to the Termination Fee plus the Company Expenses. The Termination Fee and the Company's good faith estimate of the Company Expenses shall be paid by wire transfer of immediately available funds concurrently with the execution of an agreement referred to in Section 9.1(c)(i) or within one Business Day of receipt of notice of the termination referred to in Section 9.1(c)(ii), whichever shall first occur, together with delivery of a written acknowledgment by Parent of its obligation to reimburse the Company for its actual expenses in excess of such estimated expense payment.

          (iii)  If this Agreement is terminated pursuant to Section 8.1(b)(iii) then (A) within one Business Day of such termination, Parent shall pay to the Company the Company Expenses and (B) if prior to such termination there shall have been publicly announced a Parent Competing Transaction and within nine months of such termination Parent shall enter into a definitive agreement implementing any Parent Competing Transaction, Parent shall, concurrently with entering into such definitive agreement pay to the Company the Termination Fee. The Termination Fee and the Company's good faith estimate of the Company Expenses shall be made by wire transfer of immediately available funds together with delivery of a written acknowledgement by Parent of its obligation to reimburse the Company for its actual expenses in excess of such estimated payment.

        Section 9.2    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company, by written agreement of the parties, by action taken by their respective boards of directors at any time prior to the Closing Date with respect to any of the terms contained in this Agreement; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the consideration payable pursuant to Article 3.

        Section 9.3    Non-survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The preceding sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Parent or Merger Sub, to:

    ValueClick, Inc.
    4360 Park Terrace Drive
    Suite 100
    Westlake Village, California 91361
    Attention: President and Chief Executive Officer
    Telecopy No.: (818) 575-4508

    with a copy (which shall not constitute notice) to:

    Brobeck, Phleger & Harrison, LLP
    550 South Hope Street, Suite 2100
    ]Los Angeles, California 90071
    Attention: Kenneth R. Bender, Esq.
    Telecopy No.: (213) 239-1324

        and

    if to the Company, to:

    Be Free, Inc.
    154 Crane Meadow Road
    Suite 100
    Marlborough, Massachusetts 01745
    Attention:
    Telecopy No.: (508) 357-8889

    with a copy (which shall not constitute notice) to:
    Hale and Dorr LLP
    60 State Street
    Boston, Massachusetts 02109
    Attention: Jay E. Bothwick, Esq.
    Telecopy No.: (617) 526-5000

        Section 9.5    Counterparts.    This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Voting Agreements, and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, whether written, electronic or oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Sections 6.9 and 6.11, and Section 6.13 as it relates to the election of members of the board of directors, are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

        Section 9.7    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

        Section 9.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of New York General Obligations Law; provided, however, that the Merger shall be governed by Delaware Law.

        Section 9.9    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or New York state court sitting in the Borough of Manhattan, The City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court or any New York state court sitting in the Borough of Manhattan, The City of New York in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court or a New York state court sitting in the Borough of Manhattan, The City of New York. Each party unconditionally and irrevocably waives and agrees not to assert any right it may have to trial by jury in connection with this agreement or any of the transactions.

        Section 9.10    Extension, Waiver.    At any time prior to the Effective Time, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 9.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 9.11    Assignment.    Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written content of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

VALUECLICK, INC.
By	/s/ SAMUEL J. PAISLEY Samuel J. Paisley Chief Operating Officer

BRAVO ACQUISITION I CORP.
By	/s/ SAMUEL J. PAISLEY Samuel J. Paisley President

BE FREE, INC.
By	/s/ GORDON B. HOFFSTEIN Gordon B. Hoffstein Chief Executive Officer

ANNEX B

[SALOMON SMITH BARNEY INC. LETTERHEAD]

March 10, 2002

Board of Directors
ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, CA 91361

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share ("Parent Common Stock"), of ValueClick, Inc., a Delaware corporation ("Parent"), of the Exchange Ratio (as defined below) contemplated by the Agreement and Plan of Merger dated as of March 10, 2002 (the "Merger Agreement") among Parent, Be Free Acquisition, Inc., a newly-formed Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub") and Be Free, Inc., a Delaware corporation (the "Company"). The Merger Agreement provides, among other things, that Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger Agreement also provides, among other things, that upon the effectiveness of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") will be converted into and be exchangeable for the right to receive .65882 (the "Exchange Ratio") fully paid and non-assessable shares of Parent Common Stock.

        In arriving at our opinion, we held discussions with certain officers, employees and other representatives of Parent and the Company concerning the businesses, operations and prospects of Parent and the Company. We examined certain publicly available business and financial information relating to Parent and the Company as well as certain financial forecasts and other information and data for Parent and the Company that were provided to us or otherwise discussed with us by the respective managements of Parent and the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

        In rendering our opinion, we have assumed and relied upon, without any responsibility for independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us. With respect to financial forecasts provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Parent and the Company that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Parent and the Company, respectively, as to the future financial performance of Parent and the Company, respectively, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have assumed, with your consent, that the Merger will be treated as a tax-free "reorganization" for federal income tax purposes.

        We are not expressing any opinion as to what the value of shares of Parent Common Stock actually will be when issued pursuant to the Merger or the price at which such shares will trade subsequent to the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. We have not made or been provided with an independent evaluation

B-1

or appraisal of the assets or liabilities (contingent or otherwise) of Parent or the Company, nor have we made any physical inspection of the properties or assets of Parent or the Company. Our opinion does not address Parent's underlying business decision to effect the Merger, and we express no view on the effect on Parent of the Merger and related transactions. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

        We have acted as financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may actively trade the securities of Parent or the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We and our affiliates (including Citigroup Inc.) may have other business relationships with Parent or the Company in the ordinary course of their businesses.

        Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of Parent in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder of Parent Common Stock as to how such stockholder should vote on the proposed Merger.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock.

Very truly yours, /s/ SALOMON SMITH BARNEY INC.

B-2

ANNEX C

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

March 10, 2002

Board of Directors
Be Free, Inc.
154 Crane Meadow Road
Marlborough, Massachusetts 01752

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of Be Free, Inc. ("Be Free") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of March 10, 2002 (the "Merger Agreement"), among ValueClick, Inc. ("ValueClick"), Be Free and Bravo Acquisition, Corp., a wholly-owned subsidiary of ValueClick ("Merger Sub"). The Agreement provides for, among other things, the merger of Merger Sub with and into Be Free (the "Merger") pursuant to which Be Free will become a wholly-owned subsidiary of ValueClick and each outstanding share of the common stock, par value $0.01 per share, of Be Free ("Be Free Common Stock") will be converted into the right to receive 0.65882 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share, of ValueClick ("ValueClick Common Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Be Free and ValueClick. We also have reviewed certain other information relating to Be Free and ValueClick, including financial forecasts, provided to or discussed with us by Be Free and ValueClick, and have met with the managements of Be Free and ValueClick to discuss the businesses and prospects of Be Free and ValueClick. We also have considered certain financial and stock market data of Be Free and ValueClick, and we have compared those data with similar data for publicly held companies in businesses similar to Be Free and ValueClick, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon such information being complete and accurate in all material respects. We have been advised, and have assumed, that the financial forecasts for Be Free and ValueClick have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Be Free and ValueClick as to the future financial performance of Be Free and ValueClick. In addition, we have relied upon, without independent verification, the assessments of the managements of Be Free and ValueClick as to (i) the existing and future technology and products of Be Free and ValueClick and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Be Free and ValueClick to result from the Merger, (iii) their ability to integrate the businesses of Be Free and ValueClick and (iv) their ability to retain key employees of Be Free and ValueClick. We have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Be Free or ValueClick or the contemplated benefits of the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Be Free or

C-1

ValueClick, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of ValueClick Common Stock actually will be when issued pursuant to the Merger or the prices at which ValueClick Common Stock will trade at any time. In connection with our engagement, we were requested to solicit indications of interest from, and held discussions with, certain third parties regarding the possible acquisition of all or a part of Be Free. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to Be Free, nor does it address the underlying business decision of Be Free to proceed with the Merger.

We have acted as financial advisor to Be Free in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We and our affiliates have in the past provided and may in the future provide investment banking and financial services to Be Free unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation. In the ordinary course of business, we and our affiliates may actively trade the securities of Be Free and ValueClick for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Be Free in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Be Free Common Stock.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

C-2

ANNEX D

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VALUECLICK, INC.

        ValueClick, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

        FIRST: The original Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of the State of Delaware on October 9, 1998.

        SECOND: The Amended and Restated Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of the State of Delaware on October 8, 1999.

        THIRD: The Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ValueClick, Inc. was filed with the Secretary of State of the State of Delaware on March 29, 2000.

        FOURTH: The Second Amended and Restated Certificate of Incorporation of ValueClick, Inc., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and the Amended and Restated Certificate of Incorporation shall be amended and restated in full to read as set forth as Exhibit A.

        FIFTH: The Second Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A and is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation this    day of            , 2002 and certifies under penalties of perjury that the Second Amended and Restated Certificate of Incorporation is the act and deed of the Corporation and that the statements herein are true.

By
Scott P. Barlow, Secretary

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VALUECLICK, INC.

ARTICLE I

        The name of this Corporation is ValueClick, Inc.

ARTICLE II

        The address of the registered office of this Corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. This Corporation's registered agent at that address is Corporation Service Company.

ARTICLE III

        The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

        This Corporation is to have perpetual existence.

ARTICLE V

        A. This Corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that this Corporation shall have authority to issue is 220,000,000. The total number of shares of Common Stock that this Corporation shall have authority to issue is 200,000,000. The total number of shares of Preferred Stock that this Corporation shall have authority to issue is 20,000,000. The Common Stock shall have a par value of $.001 per share, and the Preferred Stock shall have a par value of $.001 per share.

        B. The Board of Directors of the Corporation may issue Preferred Stock from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to adopt a resolution or resolutions from time to time, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of any wholly unissued class of Preferred Stock, or any wholly unissued series of any such class, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE VI

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of this Corporation is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of this Corporation.

ARTICLE VII

        The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the Bylaws of this Corporation, subject to Article VI and this Article VII.

ARTICLE VIII

        A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this Article VIII nor the adoption of any provision of the Certificate of Incorporation or the Bylaws or any statute inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII with respect to any act or omission occurring, or any cause of action, suit or claim that but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

        This Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other person whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article IX.

ARTICLE X

        Meetings of stockholders may be held outside the State of Delaware, if the Bylaws so provide. The books of this Corporation may be kept (subject to any provision of law) outside the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of this Corporation shall so provide.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law (the "DGCL") permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

        Article VII, Section I of the Amended and Restated Bylaws of ValueClick, Inc., a Delaware corporation (the "Registrant"), provides that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the DGCL.

        As permitted by Section 102(b)(7) of the DGCL, Article VIII of the Registrant's Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

        The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

        The Registrant has purchased directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Document
2.1(1)	Agreement and Plan of Merger, dated as of March 10, 2002, by and among ValueClick, Inc. ("ValueClick"), Bravo Acquisition I Corporation and Be Free, Inc. ("Be Free")
2.2(2)	Agreement and Plan of Merger, dated as of July 1, 2001, by and among ValueClick, Inc., Mars Acquisition Corporation and Mediaplex, Inc. ("Mediaplex").
2.3(3)	Agreement and Plan of Merger dated as of November 17, 2000 by and among ValueClick, Bach Systems, Inc. and Bach Acquisition Corp.
2.3(4)	Agreement and Plan of Merger, dated as of November 1, 2000 by and among ValueClick, ClickAgents.com, Inc., ValueClick Acquisition Corp. and other parties, and certain exhibits and schedules thereto
3.1.1(5)	Amended and Restated Certificate of Incorporation of ValueClick
3.1.2(1)	Second Amended and Restated Certificate of Incorporation of ValueClick (to be effective upon stockholder approval at the ValueClick 2002 Annual Meeting)
3.2(5)	Amended and Restated Bylaws of ValueClick
4.1(5)	Specimen stock certificate for the ValueClick common stock
5.1*	Opinion of Brobeck, Phleger & Harrison LLP regarding the validity of the securities to be issued
8.1*	Opinion of Brobeck, Phleger & Harrison LLP regarding the tax matters
8.2*	Opinion of Hale and Dorr LLP regarding the tax matters
10.1	Form of Voting Agreement by and between ValueClick and Be Free stockholders (including a schedule of substantially identical agreements)
10.2(5)	Form of Indemnification Agreement by and between ValueClick and directors and executive officers
10.3(5)	Deed of Assignment, dated January 1, 1999 by and between Web-Ignite Corporation and ValueClick
10.4(5)	Trademark Assignment, dated as of May 1, 1998 from Web-Ignite Corporation to ValueClick
10.5(5)	Exchange Agreement, dated December 31, 1998, by and between ValueClick and ValueClick, LLC
10.6(5)	Bill of Sale and Assignment and Assumption of Liabilities, dated December 31, 1998
10.7(5)	License and Option Agreement, dated January 1, 1999, by and between ValueClick, LLC and ValueClick Japan, Inc. in effect from January 1, 1999 to December 17, 1999
10.8(5)	Stock Purchase Agreement, dated August 6, 1999, by and between Jonathan Hendricksen and Timothy Williams and ValueClick
10.9(5)	Share Purchase Agreement, dated December 31, 1999, by and between ValueClick and Steve Umberger.
10.10(5)	Share Purchase Agreement, dated December 31, 1999, by and between ValueClick and Todd Treusdell
10.11(5)	Share Purchase Agreement, dated December 31, 1999, by and between ValueClick and James R. Zarley
10.12(5)	Share Purchase Agreement, dated December 31, 1999, by and between ValueClick and Brian Coryat
10.13(5)	License Agreement, dated August 17, 1999, between ValueClick and ValueClick Europe, Limited
10.14(6)	1999 Stock Option Plan, as amended restated, and form of option agreement
10.15(5)	Key Employee Agreement between ValueClick and Kurt A. Johnson
10.16(5)	Key Employee Agreement between ValueClick and James R. Zarley
10.17(5)	Lease, dated August 30, 1999, between William D. and Edna J. Wright, dba South Coast Business Park and ValueClick
10.18(5)	Service Agreement, dated August 17, 1999, between SoftAware, Inc. and ValueClick
10.19(5)	Service Agreement, dated June 8, 1999, between Verio and ValueClick
10.20(5)	Loan and Security Agreement, dated October 21, 1999, between Silicon Valley Bank and ValueClick

10.21(5)	Intellectual Property Security Agreement, dated October 21, 1999, between Silicon Valley Bank and ValueClick
10.22(5)	Common Stock and Warrant Purchase Agreement, dated January 11, 2000, between ValueClick and DoubleClick, Inc.
10.23(5)	Investor Rights Agreement dated as of February 28, 2000 between ValueClick and DoubleClick, Inc.
10.24(5)	Voting Agreement dated February 28, 2000 among ValueClick, Michael J. Bueno, Brian Coryat, Steven J. Umberger, and James R. Zarley and DoubleClick, Inc.
10.25(5)	Registration Rights Agreement dated February 28, 2000 between ValueClick and DoubleClick, Inc.
10.26(5)	Intercompany License Agreement dated December 19, 1999, between ValueClick and ValueClick Japan, Inc.
10.27(5)	Stock Purchase Agreement, dated January 20, 2000, between Jonathan Hendriksen and Timothy Williams and ValueClick.
10.28(5)	Employment Agreement dated as of February 14, 2000 between ValueClick and Earle Malm
10.29(7)	Sublease, dated June 1, 2000, between Coyote Network Systems, Inc. and ValueClick
10.30(7)	Lease, dated September 12, 2000, between Manrock LLC and ValueClick
10.31(2)	Form of Board Composition Agreement, dated as of October 19, 2001 between ValueClick and Mediaplex
10.32(8)	Consulting Agreement, dated as of September 17, 2001, between ValueClick and Gregory R. Raifman
21.1(8)	Subsidiaries of ValueClick
23.1	Consent of PricewaterhouseCoopers LLP, with respect to ValueClick, Inc.
23.2	Consent of PricewaterhouseCoopers LLP, with respect to Be Free, Inc.
23.3	Consent of PricewaterhouseCoopers LLP, with respect to Mediaplex, Inc.
23.4*	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1)
23.5*	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 8.1)
23.6*	Consent of Hale and Dorr LLP (included in Exhibit 8.2)
24.1	Power of Attorney (included on page II-5)
99.1	Form of proxy for Annual Meeting of Stockholders of ValueClick, Inc.
99.2	Form of proxy for Annual Meeting of Stockholders of Be Free, Inc.
99.3	Consent of Salomon Smith Barney Inc.
99.4	Consent of Credit Suisse First Boston Corporation

*
To be filed by amendment.

(1)
Included as an Annex to the Joint Proxy Statement/Prospectus included in Part I of this registration statement.

(2)
Incorporated by reference from Registration Statement on Form S-4 (File No. 333-655620), as amended, originally filed by ValueClick with the Securities and Exchange Commission on July 20, 2001

(3)
Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by ValueClick on December 5, 2000.

(4)
Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by ValueClick on December 22, 2000.

(5)
Incorporated by reference from Registration Statement on Form S-1 (File No. 333-88765), as amended, originally filed with the Securities and Exchange Commission on October 12, 1999.

(6)
Incorporated by reference from Registration Statement on Form S-8 (File No. 33361278), originally filed with the Securities and Exchange Commission on April 19, 2001).

(7)
Incorporated by reference from the exhibits to the Form 10-K filed by ValueClick with the Securities and Exchange Commission on April 2, 2001 (File No. 000-30135).

(8)
Incorporated by reference from the exhibits to the Form 10-K filed by ValueClick with the Securities and Exchange Commission on March 22, 2002 (File No. 000-30135).

(b) Schedules

There are no financial schedules required to be filed herewith.

(c) Reports, Opinions or Appraisals

The opinions of Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation are attached as Annex B and Annex C, respectively, to the Joint Proxy Statement/Prospectus included in Part I of this registration statement.

Item 22. Undertakings

        (a)  The Registrant hereby undertakes:

          (1)  to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (or the most recent post effective amendment thereof); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)  The Registrant hereby undertakes as follows:

          (1)  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)  The undersigned Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus under Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (g)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on March 22, 2002.

VALUECLICK, INC.
By:	/s/ JAMES R. ZARLEY James R. Zarley Chairman, Chief Executive Officer and President

        KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint James R. Zarley and Kurt A. Johnson and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES R. ZARLEY James R. Zarley	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	March 22, 2002
/s/ KURT A. JOHNSON Kurt A. Johnson	Chief Financial Officer (Principal Financial and Accounting Officer)	March 22, 2002
/s/ STEVEN J. UMBERGER Steven J. Umberger	Director	March 22, 2002
/s/ DAVID S. BUZBY David S. Buzby	Director	March 22, 2002

/s/ MARTIN T. HART Martin T. Hart	Director	March 22, 2002
Robert D. Leppo	Director	March , 2002
Jeffrey E. Epstein	Director	March , 2002
Gregory R. Raifman	Director	March , 2002
Tom A. Vadnais	Director	March , 2002
/s/ IRA CARLIN Ira Carlin	Director	March 22, 2002

QuickLinks

JOINT PROXY STATEMENT-PROSPECTUS To the stockholders of ValueClick, Inc. and Be Free, Inc.
ADDITIONAL INFORMATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF VALUECLICK, INC. , 2002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF BE FREE, INC. , 2002

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS
SELECTED HISTORICAL SUMMARY FINANCIAL DATA
Be Free Selected Historical Financial Data
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA
ValueClick, Inc. Unaudited Pro Forma Combined Consolidated Balance Sheet December 31, 2001
ValueClick, Inc. Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2001
ValueClick, Inc. Notes to Unaudited Pro Forma Combined Consolidated Financial Statements
UNAUDITED COMPARATIVE PER SHARE DATA
RISK FACTORS
Risks Associated With the Merger
Risks Related to the Combined Operations of ValueClick and Be Free Following the Merger
Risks Related to ValueClick's Business
Risks Related to Be Free's Business
THE VALUECLICK ANNUAL MEETING
THE BE FREE ANNUAL MEETING
PROPOSAL NUMBER ONE
VALUECLICK STOCKHOLDER APPROVAL OF THE ISSUANCE OF SHARES OF VALUECLICK COMMON STOCK PURSUANT TO THE MERGER AGREEMENT
BE FREE STOCKHOLDER ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER
THE MERGER AGREEMENT
RELATED AGREEMENTS
VALUECLICK DESCRIPTION OF CAPITAL STOCK
COMPARISON OF RIGHTS OF VALUECLICK STOCKHOLDERS AND BE FREE STOCKHOLDERS
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF VALUECLICK STOCKHOLDERS ONLY
VALUECLICK PROPOSAL NUMBER TWO: TO AMEND AND RESTATE THE VALUECLICK, INC. AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF VALUECLICK STOCKHOLDERS ONLY
VALUECLICK PROPOSAL NUMBER THREE: ELECTION OF DIRECTORS
VALUECLICK MANAGEMENT
VALUECLICK SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
VALUECLICK EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
VALUECLICK EMPLOYMENT AGREEMENTS
VALUECLICK CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
VALUECLICK PRINCIPAL STOCKHOLDERS
VALUECLICK REPORT ON EXECUTIVE COMPENSATION
VALUECLICK AUDIT COMMITTEE REPORT
VALUECLICK AUDIT AND NON-AUDIT FEES
VALUECLICK STOCK PERFORMANCE GRAPH
Comparison of Cumulative Total Return Among ValueClick, Inc., the Nasdaq Stock Market (U.S.) and the JP Morgan H&Q Internet 100 Index
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF BE FREE STOCKHOLDERS ONLY
BE FREE PROPOSAL NUMBER TWO: ELECTION OF DIRECTORS
BE FREE MANAGEMENT
BE FREE SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BE FREE EXECUTIVE COMPENSATION AND RELATED INFORMATION
BE FREE EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
BE FREE PRINCIPAL STOCKHOLDERS
BE FREE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
BE FREE AUDIT COMMITTEE REPORT
BE FREE AUDIT AND NON-AUDIT FEES
BE FREE STOCK PERFORMANCE GRAPH
Comparison of Cumulative Total Return Among Be Free, Inc., the Nasdaq Composite Index and the Dow Jones Internet Services Index
ADDITIONAL MATTERS BEING SUBMITTED TO A VOTE OF BE FREE STOCKHOLDERS ONLY
BE FREE PROPOSAL NUMBER THREE: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
FUTURE STOCKHOLDER PROPOSALS
Householding of Annual Meeting Materials
OTHER MATTERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
  ANNEX A

AGREEMENT AND PLAN OF MERGER
ARTICLE 1 DEFINITIONS AND INTERPRETATION
ARTICLE 2 THE MERGER
ARTICLE 3 EFFECTS OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE 6 COVENANTS
ARTICLE 7 CONDITIONS
ARTICLE 8 TERMINATION
ARTICLE 9 MISCELLANEOUS
  ANNEX B
[SALOMON SMITH BARNEY INC. LETTERHEAD]
  ANNEX C
  ANNEX D
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VALUECLICK, INC.
EXHIBIT A
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VALUECLICK, INC.
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
Part II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES